     As filed with the Securities and Exchange Commission on May 30, 1997.
                                                     Registration No. 333-25189

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                          PETRO STOPPING CENTERS, L.P.
                                      AND
                          PETRO FINANCIAL CORPORATION
           (Exact name of registrants as specified in their charter)

   Delaware                        5500                      74-2628339
   Delaware                        9999                      74-2698614
(State or other              (Primary Standard            (I.R.S. Employer
jurisdiction of              Industrial                   Identification Number)
incorporation or             Classification
organization)                Code Number)

                               6080 Surety Drive
                             El Paso, Texas 79905
                                (915) 779-4711
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)

                            JAMES A. CARDWELL, SR.
                                   President
                         PETRO STOPPING CENTERS, L.P.
                          PETRO FINANCIAL CORPORATION
                               6080 Surety Drive
                             El Paso, Texas 79905
                                (915) 779-4711
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                            ----------------------
                                  Copies to:
                          Russell W. Parks, Jr., P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1333 New Hampshire Avenue, N.W.
                                   Suite 400
                            Washington, D.C. 20036
                            ----------------------
Approximate date of commencement of proposed sale of securities to the public:
  As soon as practicable after this Registration Statement becomes effective.
                            ----------------------
          If any of the securities being registered on this Form are to be offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box. [_]
                            ----------------------
          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION DATED MAY 30, 1997

                               Offer to Exchange

                                all outstanding
                         10 1/2% Senior Notes due 2007
                  ($135,000,000 principal amount outstanding)
                                      for
                         10 1/2% Senior Notes due 2007
          which have been registered under the Securities Act of 1933 of
                         PETRO STOPPING CENTERS, L.P.
                                      AND
                          PETRO FINANCIAL CORPORATION

                                ---------------

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 p.m., NEW YORK CITY TIME,
                      ON __________, 1997, unless extended

   Petro Stopping Centers, L.P., a Delaware limited partnership ("PSC"), and Petro Financial Corporation, a Delaware corporation and wholly-owned subsidiary of PSC ("PFC," and together with PSC, the "Issuers"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 1/2% Senior Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for each $1,000 principal amount of the outstanding 10 1/2% Senior Notes due 2007 (the "Old Notes") of the Issuers of which $135,000,000 principal amount is outstanding. The New Notes and the Old Notes are together referred to herein as the "Notes."

   The Issuers will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m. New York City time, on the date the Exchange Offer expires, which will be ________, 1997, unless the Exchange Offer is extended (the "Expiration Date"). The exchange of New Notes for Old Notes will be made (i) with respect to all Old Notes validly tendered and not withdrawn on or prior to 5:00 p.m. New York City time, on ________, 1997 (the "Early Exchange Date"), within two business days following the Early Exchange Date, and (ii) with respect to all Old Notes validly tendered and not withdrawn after the Early Exchange Date and on or prior to the Expiration Date, within two business days following the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Issuers. See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Issuers have agreed to pay the expenses of the Exchange Offer.

   For a discussion of certain risks associated with an investment in the New Notes, see "Risk Factors," beginning on page 16 of this Prospectus.

                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1997

     The New Notes will be the joint and several obligations of the Issuers issued pursuant to the Indenture under which the Old Notes were issued (the "Indenture"). The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except (i) that the New Notes have been registered under the Securities Act, (ii) that the New Notes are not entitled to certain registration rights which are applicable to the Old Notes under a registration rights agreement (the "Registration Rights Agreement") between the Issuers and CIBC Wood Gundy Securities Corp. and Morgan Stanley & Co. Incorporated, the initial purchasers of the Old Notes (the "Initial Purchasers") and (iii) for certain contingent interest rate provisions. See "The Exchange Offer."

     The New Notes will bear interest from January 30, 1997, the date of issuance of the Old Notes. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from January 30, 1997 to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1997, accruing from January 30, 1997 at a rate of 10 1/2% per annum. The New Notes will be issued only in registered form in minimum denominations of $1,000 and integral multiples thereof.

     The New Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or after February 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Issuers, at their option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to February 1, 2000 at 110.500% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date, with net proceeds of one or more public offerings of Qualified Capital Interests (as defined herein) of PSC or any successor corporation, provided that at least $87.8 million of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such offering. See "Description of the New Notes -- Optional Redemption."

     Upon a Change of Control (as defined herein), each holder of the New Notes will be entitled to require the Issuers to purchase such holder's New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See "Description of the New Notes -- Change of Control." However, there can be no assurance that the Issuers will have, or will have access to, sufficient funds or will be contractually permitted by outstanding Senior Indebtedness (as defined herein) to pay the required purchase price for all Notes tendered by holders upon a Change of Control. In addition, the Issuers are obligated in certain instances to make an offer to repurchase the New Notes at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net cash proceeds of certain asset sales. See "Description of the New Notes -- Certain Covenants -- Limitation on Asset Sales."

     The New Notes will be senior unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future Senior Indebtedness of the Issuers and senior in right of payment to any subordinated indebtedness of the Issuers. As of March 31, 1997, the Issuers had $185.2 million of Senior Indebtedness outstanding, including the Old Notes, the Old 12 1/2% Notes (as defined herein) and $44.0 million of loans outstanding under its New Credit Agreement (as defined herein). Loans under the New Credit Agreement are secured by substantially all of PSC's assets and guaranteed by PSC's subsidiaries, which guarantees in turn are secured by substantially all of such subsidiaries' assets. Accordingly, while the New Notes will rank pari passu in right of payment with the loans under the New Credit Agreement, the New Notes will be effectively subordinated to the loans outstanding under the New Credit Agreement to the extent of the value of the assets securing such loans. The Indenture for the Notes restricts the incurrence of additional debt by the Issuers. See "Description of New Credit Agreement" and "Description of the New Notes."

     Old Notes initially purchased by qualified institutional buyers were initially represented by a single, global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The New Notes exchanged for Old Notes represented by the global Note will be represented by one or more global New Notes in registered form, registered in the name of a nominee of DTC. New Notes in global form will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds. See "Description of the New Notes -- Book-Entry; Delivery and Form." New Notes issued to non-qualified institutional buyers in exchange for Old Notes held by such investors will be issued only in certificated, fully registered, definitive form.

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to unrelated third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchases such Old Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Issuers that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes only where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that they will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period from the date of this Prospectus until 180 days after the consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers. See "The Exchange Offer" and "Plan of Distribution."

     The Issuers will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     Prior to the Exchange Offer, there has previously been only a limited secondary market and no public market for the Old Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Issuers do not intend to list the New Notes on a national securities exchange or to apply for quotation of the New Notes through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Notes will develop.

                             AVAILABLE INFORMATION


     PSC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. The reports and other information filed by PSC with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and other information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. The Web site can be accessed at http://www.sec.gov. Whether or not the Issuers are subject to the informational requirements of the Exchange Act, the Issuers have agreed, to the extent accepted by the Commission and not prohibited under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents the Issuers would be required to file with the Commission pursuant to the informational requirements of the Exchange Act. In addition, PSC intends to furnish registered holders of the Notes with annual reports containing consolidated financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three fiscal quarters of PSC's fiscal year.


     The Issuers have jointly filed with the Commission a Registration Statement (which term shall include any amendment, exhibit, schedule and supplement thereto) on Form S-4 under the Securities Act for the registration of the New Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Issuers and such securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are complete in all respects material to the Issuers taken as a whole. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Issuers with the Commission may be inspected as noted above.

     The Issuers have agreed that, if they are not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act at any time while the Notes constitute "restricted securities" within the meaning of the Securities Act, they will furnish to holders and beneficial owners of the Notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Available Information......................................................  iii
Prospectus Summary.........................................................    1
Risk Factors...............................................................   16
Disclosure Regarding Forward-Looking Statements............................   21
The Exchange Offer.........................................................   22
The Transactions...........................................................   29
Use of Proceeds............................................................   31
Capitalization.............................................................   32
Pro Forma Financial Information............................................   33
Selected Historical and Pro Forma Financial Data...........................   38
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................   41
Business...................................................................   51
Management.................................................................   68
Security Ownership of Certain Beneficial Owners and Management.............   73
Certain Relationships and Related Transactions.............................   75
Description of Old 12 1/2% Notes and Debt Warrants.........................   81
Description of New Credit Agreement........................................   82
Description of the New Notes...............................................   84
Description of Restated Partnership Agreement..............................  117
Certain U.S. Tax Considerations............................................  117
ERISA Considerations.......................................................  119
Plan of Distribution.......................................................  119
Experts....................................................................  120
Legal Matters..............................................................  120
Index to Financial Statements..............................................  F-1


     Until ____________, 1997, all dealers effecting transactions in New Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including notes thereto, appearing elsewhere in this Prospectus. The "Transactions," which closed on January 30, 1997, consist of the Equity Investment (as defined herein), the Tender Offer (as defined herein), the Kirschner Investment (as defined herein), the New Credit Agreement (as defined herein) and the Offering (as defined herein). For purposes of this Prospectus, references to the "Company" include Petro Stopping Centers, L.P. and its consolidated subsidiaries, including its wholly-owned subsidiary, Petro Financial Corporation. Petro Financial Corporation is a shell corporation that has never been engaged in any business and that has no employees, assets, liabilities or activities other than its activities as a co-issuer of the Notes and the Company's 12 1/2% Senior Notes due 2002 (the "Old 12 1/2% Notes"). Substantially all of the Company's operations are conducted through Petro Stopping Centers, L.P. EBITDA, as defined, represents operating income before deducting depreciation, amortization and interest expense. EBITDA, as defined, results for fiscal 1996 exclude certain one-time charges related to the Transactions and changes in management and operations. Included in the one-time charges were $2.5 million related to severance and hiring costs; $1.4 million in obsolete inventory reserves, included in cost of sales; and $0.5 million in insurance related costs. EBITDA, as defined, which is not a measure of financial performance under generally accepted accounting principles, is presented because it is used by certain investors to determine a company's ability to meet debt service requirements. EBITDA, as defined, should not be considered as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

                                    General

     The Company is a leading operator of large, full-service truck stops with a nationwide network of 43 facilities known as "Petro Stopping Centers" (the "Stopping Centers"). The Stopping Centers, located in 28 states, are recognized as premier facilities in the industry and, according to recent surveys, the Company's network is the preferred truck stop chain of professional drivers. The Company has built this reputation by providing a high level of customer service in a consistently clean and friendly environment. Each Stopping Center offers a broad range of products, services and amenities, including diesel fuel, gasoline, home-style restaurants, truck preventive maintenance centers ("Petro:Lubes") and travel and convenience stores to commercial truck drivers, other highway motorists and local residents. Of the 43 Stopping Centers, 17 are operated by franchisees who are required to meet the Company's high standards of quality and service. For the year ended December 31, 1996, the Company generated net revenues of approximately $637.1 million, EBITDA, as defined, of approximately $32.1 million and net loss of approximately $8.8 million. For the three months ended March 31, 1997, the Company generated net revenues of approximately $162.6 million, EBITDA, as defined, of approximately $6.7 million and net loss of approximately $14.1 million, which included an extraordinary loss of $12.7 million.

                             Petro Stopping Centers


     Of the 26 Company-operated Stopping Centers, 23 are full-size locations and three are "Petro:2" units, which are smaller facilities with fewer amenities than the full-size locations. Of the 17 franchised facilities, 14 are full-size locations and three are "Petro:2" units. A typical full-size Stopping Center is built on 15 to 30 acres with separate entrances and parking areas for trucks and automobiles. Parking areas typically accommodate 200 to 300 trucks and 100 to 175 cars or recreational vehicles and are well-lit and fenced to maximize customer safety. Petro Stopping Centers are all open 24 hours a day and typically consist of the following:

     Diesel Fuel Island. The diesel fuel island typically consists of 8 to 16 self-service lanes that feature computer driven, high-speed dispensers. During the year ended December 31, 1996, approximately 358 million gallons of diesel fuel were sold at Company-operated locations. Under its new supply agreement entered into with Mobil Oil Corporation ("Mobil Oil") in connection with the Transactions, the Company-operated Stopping Centers will offer Mobil branded diesel fuel. To accommodate drivers seeking a brief refueling stop, each diesel fuel island has a central services building containing a computerized billing and payment system and a "mini-mart" offering an array of deli take-out food, snack foods, beverages, toiletries and a basic selection of trucker accessories and supplies.

     Petro:Lube Express Truck Service Center. All but one of the Company-operated Stopping Centers have Petro:Lube facilities that offer preventive maintenance service exclusively for trucks on a "while-you-wait" basis 24 hours a day. Petro:Lube facilities offer oil and filter changes, lubrication and new, used and retread tires, as well as tire repair. During the year ended December 31, 1996, Company-operated Petro:Lubes performed approximately 170,000 oil changes and serviced approximately 500,000 trucks. The Company believes that Petro:Lube's focus on preventive maintenance and express service provides it with a competitive advantage which would be difficult to replicate in the near-term. The Company is currently expanding the maintenance services offered at its Petro:Lube locations to include minor mechanical repairs, which were recently introduced at 11 Petro:Lube facilities. During 1996, the Company opened its first stand-alone Petro:Lube and expects to continue to open additional strategically located stand-alone Petro:Lubes, including at least one in 1997.

     Iron Skillet Restaurant. Each full-size Stopping Center includes the Company's trademarked "Iron Skillet" restaurant. The Iron Skillet is a full-service, sit-down restaurant that typically seats approximately 180 customers and offers a full menu of "home-cooked" style meals that are freshly prepared 24 hours a day. In a recent survey, the Iron Skillet was the truck stop restaurant chain most preferred by professional truck drivers. For the year ended December 31, 1996, the Company's Iron Skillet restaurants generated an average of approximately $2.0 million in revenue per location.

     Travel and Convenience Stores. Each full-size Stopping Center has a travel store (averaging approximately 2,400 square feet) which typically carries approximately 4,500 stock keeping units ("SKUs") merchandised to meet the needs of both commercial truck drivers and other customers. Aside from typical convenience store categories such as snack foods, beverages, tobacco products and toiletries, the travel stores' broad product assortment includes clothing, consumer electronics, highway safety products, truck accessories and gift items.

     All but one of the Company-operated Stopping Centers contain separate automobile fuel islands offering gasoline and, in most cases, small vehicle diesel fuel, that are accessed by a separate "auto-only" entrance to the Stopping Center. During the year ended December 31, 1996, approximately 25.0 million gallons of fuel were sold at the Company-operated automobile fuel islands. Eight of the Company-operated Stopping Centers also contain free-standing convenience stores located adjacent to the automobile fuel islands. Through its alliance with Mobil Oil, the Company plans to convert the automobile fuel islands at 11 Stopping Centers to the Mobil brand and image.

     Additional Products and Services. In order to meet the personal and business needs of professional drivers, the Company offers numerous additional amenities and services, including private showers, video games, television rooms, laundry facilities, pay telephones, fax and copy machines and ATMs. The Company also leases retail space at its Stopping Centers to independent merchants who operate barber shops, shoe shine stands, jewelry stores and similar activities. The Company also offers ancillary services at most Stopping Centers including load and permit services, certified weight scales for trucks and third-party operated truck washes. The Company introduced nationally branded fast food concepts at several of its locations in 1995. See "Business."

                             Transaction Overview

     On January 30, 1997 Chartwell and Mobil Long Haul (each as defined herein) invested $20.7 million and $15.0 million, respectively (the "Equity Investment"), to acquire the partnership interests of the Company owned by the Fremont Partners (as defined herein) for $25.6 million and to invest approximately $10.1 million in the Company. The Cardwell Group (as defined herein) has maintained its capital investment in the Company. Kirschner Investments ("Kirschner"), an affiliate of a Company franchisee, invested $1.0 million in the Company in connection with the Transactions (the "Kirschner Investment"). Prior to consummation of the Transactions, no mandatorily redeemable preferred partnership interests were outstanding. In connection with the Transactions, the mandatorily redeemable preferred partnership interests were issued (i) to the Cardwell Group for certain limited common partnership interests of the Company previously owned by them and (ii) to Mobil Long Haul for certain limited common partnership interests previously owned by the Fremont Partners and acquired by Mobil Long Haul and cash. The common partnership interests of the Company are owned by Chartwell (approximately 50.8%), the Cardwell Group (approximately 39.9%), Mobil Long Haul (approximately 7.4%) and Kirschner (2.0%), and the mandatorily redeemable preferred partnership interests are owned by Mobil Long Haul ($12.0 million) and the Cardwell Group ($7.6 million). Chartwell and the Cardwell Group own both general and limited partnership interests and Mobil Long Haul and Kirschner own only limited partnership interests. The mandatorily redeemable preferred partnership interests are entitled to cumulative preferred returns at a rate of 9.5% in the case of the mandatorily redeemable preferred partnership interests owned by Mobil Long Haul and 8.0% in the case of the mandatorily redeemable preferred partnership interests owned by the Cardwell Group, and are redeemable by the Company 270 days after the tenth anniversary of the date of the Closing, which is subsequent to the maturity date of the Notes. In addition, the Indenture and the New Credit Agreement restrict the payment of dividends on mandatorily redeemable preferred partnership interests. See "Description of the New Notes-- Certain Covenants--Limitations on Dividends and Other Payments Affecting Restricted Subsidiaries." Mobil and the Company have also entered into certain supply and marketing agreements as described herein. See "The Transactions" and "Certain Relationships and Related Transactions."

     In order to effect the Equity Investment and issue the Notes, the Company commenced an offer to purchase all of its existing 12 1/2% Senior Notes due 2002 (the "Old 12 1/2% Notes") and related debt warrants (the "Debt Warrants") and a solicitation of consents from holders of the Old 12 1/2% Notes to eliminate certain of the covenants governing the Old 12 1/2% Notes (the "Tender Offer"). Approximately 94% of the Old 12 1/2% Notes and approximately 99% of the Debt Warrants were tendered and, as a result, the required vote was obtained to approve the Amendments (as defined) and to meet the minimum condition contained in the Tender Offer.

     The Company has also amended its senior secured credit facility (the "Old Credit Agreement," and as amended, the "New Credit Agreement"). The New Credit Agreement consists of a $25.0 million revolving credit facility (the "Revolving Credit Facility"), up to $44.0 million in term loans and a $40.0 million expansion facility (the "Expansion Facility"). See "Description of New Credit Agreement."

     In addition, on January 30, 1997, the Issuers sold to the Initial Purchasers $135,000,000 principal amount of the Old Notes (the "Offering"). See "The Transactions."

     In connection with the Transactions, the Company installed a new management team. The Company's new management team includes James A. Cardwell, Sr. ("Jack Cardwell"), the Company's founder, who has resumed active management responsibility for the Company's operations as Chairman, Chief Executive Officer and President. The Company also recently hired Larry Zine, who has over 15 years of experience in the retail gasoline marketing and convenience store industries, as Chief Financial Officer. Mr. Zine, the former Chief Financial Officer of The Circle K Corporation, was integrally involved in that Company's turnaround, initial public offering and subsequent sale. In addition, Evan Brudahl, Manager of U.S. Diesel Retail Marketing and Travel Center Business at Mobil Oil with 19 years of experience in the retail petroleum business, has assumed the duties of Senior Vice President of Strategic Planning and Development. Mr. Brudahl was integrally involved in the development and implementation of a successful turnaround of certain of Mobil Oil's U.S. Company-operated gasoline stations and convenience stores. James A. Cardwell, Jr. ("Jim Cardwell"), who joined the Company in 1982, has assumed the position of Senior Vice President of Operations. See "Management." In addition, the entire management organization has been structured to give profit center and divisional managers clearer responsibility for, and compensation based upon, the profitability of their respective operations.

                       --------------------------------

     The Company's principal executive offices are located at 6080 Surety Drive, El Paso, Texas 79905, telephone number (915) 779-4711.

                    Summary Of Terms Of The Exchange Offer

     The Exchange Offer relates to the exchange of up to $135,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be the joint and several obligations of the Issuers issued pursuant to the Indenture. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except (i) that the New Notes have been registered under the Securities Act,
(ii) that the New Notes are not entitled to certain registration rights which are applicable to the Old Notes under the Registration Rights Agreement and
(iii) for certain contingent interest rate provisions. See "Description of the New Notes."


The Exchange Offer........... $1,000 principal amount of New Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $135,000,000 in aggregate principal amount of Old Notes are outstanding. The exchange of New Notes for Old Notes will be made (i) with respect to all Old Notes validly tendered and not withdrawn on or prior to the Early Exchange Date, within two business days following the Early Exchange Date, and (ii) with respect to all Old Notes validly tendered and not withdrawn on or prior to the Expiration Date, within two business days following the Expiration Date. The Old Notes were originally issued in a private placement. As a condition to the purchase of the Old Notes, the Initial Purchasers required that the Issuers make a registered offer to exchange the Old Notes for other securities substantially similar to the Old Notes. The Exchange Offer is being made to satisfy this contractual obligation of the Issuers.

Resale....................... Based on an interpretation by the staff of the
                              Commission set forth in no-action letters issued to unrelated third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale and resold or otherwise transferred by holders thereof (other than any Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of such New Notes. See "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

                              If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person (i) could not rely on the position of the staff of the Commission enunciated in the "Exxon Capital Holdings Corporation" no-action letter and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore, each holder of Old Notes who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above. See "The Exchange Offer --Terms of the Exchange Offer."

Early Exchange Date.......... All Old Notes validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on _________, 1997 (the "Early Exchange Date") will be exchanged for New Notes within two business days following the Early Exchange Date.

Expiration Date.............. 5:00 p.m., New York City time, on __________, 1997 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer --Terms of the Exchange Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest
on the New Notes
and the Old Notes............ The New Notes will bear interest from January 30,
                              1997, the date of issuance of the Old Notes.
                              Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from January 30, 1997 to the date of the issuance of the New Notes. See "The Exchange Offer -- Interest on the New Notes."

Conditions
to the Exchange
Offer........................ The Company will not be obligated to consummate the Exchange Offer if the New Notes to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. This condition may be waived by the Company. See "The Exchange Offer --Conditions."

                              No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than the registration provisions of the Securities Act and any applicable registration or qualification provisions of state securities laws.

Procedure for Tendering Old
 Notes........................  Each holder of Old Notes wishing to accept the
                                Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedures for book-entry transfer described below) to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and therein. See "The Exchange Offer -- Procedure for Tendering."

Special Procedures for
 Beneficial Holders...........  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer -- Procedure for Tendering."

Guaranteed Delivery
 Procedures...................  Holders of Old Notes who wish to tender their
                                Old Notes and whose Old Notes are not
                                immediately available or who cannot deliver their Old Notes (or who cannot complete the procedures for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Early Termination Date or the Expiration Date, as the case may be, may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."



Withdrawal Rights.............  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Old Notes and
 Delivery of New Notes........  Subject to certain conditions (as summarized above in "Conditions to the Exchange Offer" and described more fully in "The Exchange Offer -- Conditions"), the Company will accept for exchange any and all Old Notes which are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on each of the Early Exchange Date and the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following each of the Early Exchange Date and the Expiration Date. See "The Exchange Offer --Terms of the Exchange Offer."

Certain Tax Considerations....  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain U.S. Tax Considerations."


Exchange Agent................  State Street Bank and Trust Company, the Trustee
                                under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange Agent is: State Street Bank and Trust Company, Corporate Trust Department, Two International Place, Boston, MA 02110 Attention: Sandra Szczsponik. For information with respect to the Exchange Offer, call 1-800-531-0368.

Use of Proceeds...............  The Company will not receive any proceeds from the exchange of the New Notes for the Old Notes pursuant to the Exchange Offer. The net proceeds from the Offering of approximately $130.2 million (after deducting underwriting discounts and expenses of the Offering), together with borrowing under the New Credit Agreement, a portion of the proceeds from the Equity Investment and the proceeds from the Kirschner Investment, were used to repay borrowings under the Old Credit Agreement, to repurchase Old
                                12 1/2% Notes and Debt Warrants, for general corporate purposes and to pay fees and expenses associated with the Transactions. See "Use of Proceeds."

                     Summary Description Of The New Notes


Issuers . . . . . . . . . . . . Petro Stopping Centers, L.P., a Delaware limited partnership, and its wholly owned subsidiary
                                Petro Financial Corporation, a Delaware
                                corporation, as joint and several obligors.

Securities Offered. . . . . . . $135,000,000 principal amount of 10 1/2% Senior
                                Notes due 2007.

Maturity Date . . . . . . . . . February 1, 2007.

Interest Rate . . . . . . . . . The New Notes will bear interest at a rate of 10
                                1/2% per annum.

Interest Payment Dates. . . . . Interest will accrue on the New Notes from
                                January 30, 1997, the date of issuance of the Old Notes, and will be payable semiannually on each February 1 and August 1, commencing August 1, 1997.

Ranking . . . . . . . . . . . . The New Notes will be senior unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future Senior Indebtedness of the Issuers and senior in right of payment to any subordinated indebtedness of the Issuers. As of March 31, 1997, the Company had $185.2 million of senior indebtedness for borrowed money ("Senior Indebtedness") outstanding, including the Old Notes, the Old 12 1/2% Notes and $44.0 million of loans outstanding under its New Credit Agreement. Loans under the New Credit Agreement are secured by substantially all of the Company's assets and guaranteed by the Company's subsidiaries, which guarantees in turn are secured by substantially all of such subsidiaries' assets. Accordingly, while the New Notes will rank pari passu in right of payment with the loans under the New Credit Agreement, the New Notes will be effectively subordinated to the loans outstanding under the New Credit Agreement to the extent of the value of the assets securing such loans. The Indenture restricts the incurrence of additional debt by the Issuers. See "Description of New Credit Agreement" and "Description of the New Notes."

Future Guarantees by Certain
 Subsidiaries . . . . . . . . . The New Notes will be unconditionally guaranteed, on an unsecured senior basis, as to the payment of principal, premium, if any, and interest, jointly and severally (the "Guarantees"), by all future direct and indirect Significant Subsidiaries (as defined) of the Issuers and other Restricted Subsidiaries (as defined) of the Issuers under certain circumstances (the "Guarantors"). Any such Guarantees will rank senior to all subordinated indebtedness of the respective Guarantors and will rank pari passu to all other indebtedness of the respective Guarantors. No Guarantees will be effective on the date of the issuance of the New Notes. See "Description of the New Notes -- Future Guarantees by Certain Subsidiaries."

Mandatory Redemption. . . . . . There will be no mandatory redemption requirements with respect to the New Notes.

Optional Redemption . . . . . . The New Notes will be redeemable at the option of the Issuers, in whole or in part, on or after February 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Issuers, at their option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to February 1, 2000 at 110.500% of the aggregate principal amount so redeemed plus accrued and unpaid interest thereon to the redemption date, with the net proceeds from one or more public offerings of Qualified Capital Interests of the Company or a successor corporation, provided that at least $87.8 million of the principal amount of Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such offering. See "Description of the New Notes -- Optional Redemption."

Change of Control . . . . . . . In the event of a Change of Control, the Issuers will be required to make an offer to purchase all outstanding New Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of the New Notes -- Change of Control." There can be no assurance that the Issuers will have, or will have access to, sufficient funds or will be contractually permitted by outstanding Senior Indebtedness to pay the required purchase price for all Notes tendered by holders upon a Change of Control.


Certain Covenants . . . . . . . The Indenture contains covenants for the benefit of the holders of the New Notes that, among other things, restrict the ability of the Company and any Restricted Subsidiaries to: (i) incur additional Debt; (ii) pay dividends, make distributions, repurchase capital interests or make restricted payments; (iii) issue or sell capital interests of subsidiaries; (iv) make certain investments; (v) create liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into sale and leaseback transactions; and (ix) transfer and sell assets. See "Description of the New
                                Notes -- Certain Covenants."


                                  Risk Factors

     For a discussion of the risks and uncertainties associated with an investment in the New Notes, see "Risk Factors" beginning on page 16 of this Prospectus.

         Summary Historical And Pro Forma Consolidated Financial Data

     The summary consolidated financial data for the years ended December 31, 1996, December 29, 1995, December 30, 1994 and December 31, 1993 have been derived from the audited financial statements of the Company. The summary consolidated statement of operations data for the twelve months ended December 31, 1992 have been prepared by combining the unaudited results for the four month period ended April 30, 1992 with the audited results for the eight month period ended December 31, 1992. The selected consolidated data for the three months ended March 31, 1997 are derived from unaudited financial statements. The unaudited financial data presented include, in the opinion of management, all necessary adjustments required for fair presentation of such data. Beginning in 1994, the Company adopted a 52/53 week fiscal year, which ends on the Friday closest to December 31. In 1996, the Company adopted the calendar year as the fiscal year, effective at December 31, 1996.

     The summary pro forma consolidated financial data as of the year ended December 31, 1996 have been prepared to reflect: (i) the sale of the Old Notes and application of the net proceeds therefrom; and (ii) the consummation of the Transactions. The unaudited pro forma consolidated balance sheet data have been prepared as if such transactions occurred on December 31, 1996 and the unaudited consolidated income statement data have been prepared as if such transactions occurred as of December 30, 1995. The summary pro forma consolidated financial data are not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period. The summary consolidated financial data should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Company contained elsewhere herein.

         Summary Historical and Pro Forma Consolidated Financial Data
                            (dollars in thousands)


                                                                   Years Ended
                                                -------------------------------------------------------
                                    Twelve                                                                  Pro Forma      Three
                                 Months Ended                                                              Year Ended   Months Ended
                                 December 31,   December 31,   December 30,  December 29,  December 31,    December 31,    March 31,
                                   1992(a)         1993           1994           1995         1996           1996(b)         1997
                                 ------------   ------------   ------------  ------------  ------------  ---------------  ---------
                                 (unaudited)                                                              (unaudited)    (unaudited)
Income Statement Data:
----------------------
Total net revenues..............   $432,743       $462,603      $487,893      $533,015      $637,057       $637,057       $162,565
Costs and expenses:
  Cost of sales.................    333,673        353,761       373,436       411,893       511,431        511,431        131,646
  Operating expenses............     64,007         66,706        64,968        73,052        81,522         81,522         20,256
  General and administrative....     11,241         12,933        11,448        12,053        13,925         13,925          3,988
  Employee severance,  benefit
     and placement expenses.....          -              -             -             -         2,534          2,534              -
  Depreciation and
   amortization.................      6,848          7,819         8,851        11,144        12,204         12,204          2,995
                                   --------       --------      --------      --------      --------       --------       --------

    Total costs and expenses....    415,769        441,219       458,703       508,142       621,616        621,616        158,885
                                   --------       --------      --------      --------      --------       --------       --------

Operating income................     16,974         21,384        29,190        24,873        15,441         15,441          3,680
    Recapitalization Costs......          -              -             -             -         2,938          2,938              -
    Interest expense, net(c)....     18,845         15,515        18,711        21,098        21,263         20,099          5,070
                                   --------       --------      --------      --------      --------       --------       --------

Income (loss) before extraordinary
    item and minority
    interest....................     (1,871)         5,869        10,479         3,775        (8,760)        (7,596)        (1,390)
  Extraordinary item (d)........          -              -         5,250             -             -              -         12,745
  Minority interest.............          -             52           191             -             -              -              -
                                   --------       --------      --------      --------      --------       --------       --------

Net income (loss)(e)............   $ (1,871)      $  5,817      $  5,038      $  3,775      $ (8,760)      $ (7,596)      $(14,135)
                                   ========       ========      ========      ========      ========       ========       ========

Other Data:
----------
EBITDA, as defined(f)...........    $23,822        $29,203       $38,041       $36,017       $32,108       $ 32,108       $  6,675
Capital expenditures(g).........      6,750         10,665         8,428        19,508         5,523          5,523            746

                                                                                                                          As of
                                                                                           As of December 31, 1996        March
                                                                                              Actual      Pro Forma(h)   31, 1997
                                                                                           ---------------------------    ---------
                                                                                                           (unaudited)  (unaudited)
Balance Sheet Data:
------------------
 Total assets...................                                                            $209,100       $230,065       $229,584
 Total debt.....................                                                             166,727        191,039        185,215
 Total mandatorily redeemable
  preferred partnership
  interests(i)..................                                                                   -         19,600         19,891
 Total partners' capital
 (deficit)(i)...................                                                               3,165        (18,776)       (19,814)
 Working capital................                                                             (13,863)         7,663          1,163
Cash Flow Presentation:
----------------------
Cash provided by operating
 activities.....................        n/a       $ 14,792      $ 13,084      $ 12,766     $  14,668              -       $  6,403
Cash used in investing
  activities....................        n/a        (11,045)      (18,995)      (21,130)       (5,337)             -         (1,106)
Cash provided by financing
 activities.....................        n/a            938         2,441        10,229       (11,837)                        9,825

          Summary Historical and Pro Forma Consolidated Financial Data
                             (dollars in thousands)


                                                                            Years Ended
                                                -----------------------------------------------------------------------
                                   Twelve                                                                   Pro Forma       Three
                                Months Ended                                                               Year Ended   Months Ended
                                December 31,    December 31,   December 30,   December 29,  December 31,   December 31,    March 31,
                                   1992(a)          1993           1994           1995          1996          1996(b)        1997
                               ---------------  -------------  -------------  ------------  ------------  ------------- -----------
                                 (unaudited)                                                               (unaudited)  (unaudited)
Income Statement Data:
----------------------
Net revenues:
  Diesel fuel island.........      $282,781         $304,266       $318,761       $351,136      $435,071      $435,071      $113,706
  Petro:Lube.................        29,696           30,754         34,160         36,198        47,335        47,335        10,568
  Restaurant.................        40,711           41,819         43,877         47,387        44,082        44,082        11,728
  Travel and convenience
   store.....................        48,529           50,556         54,733         61,590        67,104        67,104        15,583
  Petro:2....................        23,145           26,304         26,798         27,734        33,584        33,584         8,937
  Other(j)...................         7,881            8,904          9,564          8,970         9,881         9,881         2,043
                                   --------         --------       --------       --------      --------      --------      --------

    Total net revenues.......      $432,743         $462,603       $487,893       $533,015      $637,057      $637,057      $162,565
                                   ========         ========       ========       ========      ========      ========      ========

Operating contribution(k):
  Diesel fuel island.........      $ 16,172         $ 20,042       $ 16,836       $ 16,357      $ 16,461      $ 16,461      $  4,172
  Petro:Lube.................         6,371            7,118          7,636          7,278         7,863         7,863         1,972
  Restaurant.................         7,812            7,482          7,655          8,074         7,534         7,534         1,529
  Travel and convenience
   store.....................         3,817            4,145          4,357          5,988         4,569         4,569         1,023
  Petro:2....................           606            1,282          1,385          1,150           853           853           254
  Other(j)...................           285            2,067         11,620          9,223         6,824         6,824         1,712
                                   --------         --------       --------       --------      --------      --------      --------

Total operating contribution.      $ 35,063         $ 42,136       $ 49,489       $ 48,070      $ 44,104      $ 44,104      $ 10,663
                                   ========         ========       ========       ========      ========      ========      ========


Other Data:
-----------

Company-operated locations
  Full-sized.................            20               21             21             23            23            23            23
  Petro:2....................             3                3              3              3             3             3             3
Franchise locations..........            12               12             13             15            16            16            16
Independently operated.......             1                1              1             --            --            --            --
                                   --------         --------       --------       --------      --------      --------      --------
Total Stopping Centers.......            36               37             38             41            42            42            42

Petro:Lube locations.........            20               21             22             24            24            24            24

Per Location Data(l):
---------------------
  Diesel gallons sold(m).....        12,756           13,315         13,658         14,374        15,573        15,573         3,869
  "Iron Skillet" restaurant
   revenues..................      $  1,955         $  1,974       $  1,994       $  2,035      $  1,985      $  1,985           488
  Petro:Lube revenues........         1,525            1,523          1,578          1,595         1,794         1,794           440

Selected Ratios:
----------------

EBITDA, as defined, to
 interest expense (f)........                                                                                    1.60x         1.32x
EBITDA, as defined, to cash
 interest (f)(n).............                                                                                    1.70x         1.47x
Ratio of earnings to fixed
 charges (o).................            --            1.36x          1.53x          1.17x            --            --            --

                     (See footnotes on the following page)

     Notes to Summary Historical and Pro Forma Consolidated Financial Data

(a) The summary data have been prepared by combining the unaudited results for the four months ended April 30, 1992 with the audited results for the eight months ended December 31, 1992.

(b) Pro forma as if the Transactions had occurred on December 30, 1995. The pro forma data do not give effect to the management organizational changes which would include the addition of certain new management fees and the removal of certain employees and existing management fees. Had such adjustments been made, management believes that there would not have been a material change in the Company's results of operations. See "Pro Forma Financial Information" and "Certain Relationships and Related Transactions."

(c) Includes amortization of deferred financing costs.


(d) Write-off of debt restructuring costs associated with retired debt of $5.3 million and $12.7 million in 1994 and 1997, respectively. Pro forma data for the year ended December 31, 1996, exclude the write-off of deferred financing costs which the Company incurred upon the repayment of borrowings under the Old Credit Agreement and the repurchase of Old 12 1/2% Notes and Debt Warrants.

(e) No provision for income taxes is reflected in the consolidated financial statements because the Company is a partnership for which taxable income and deductions are passed through to the individual partners.


(f) EBITDA, as defined, represents operating income before deducting interest expense and depreciation and amortization. EBITDA, as defined, is not a calculation based on generally accepted accounting principles; however, the amounts included in the EBITDA, as defined, calculation are derived from amounts included in the historical or pro forma statements of income. In addition, EBITDA, as defined, should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity. EBITDA, as defined, results for fiscal 1996 exclude certain one-time charges related to the Transactions and the change in management and operations. Included in the one-time charges were $2.5 million related to severance and hiring costs; $1.4 million in obsolete inventory reserves, included in cost of sales; and $.5 million in insurance related costs.


(g) Capital expenditures primarily represent the cost of new Stopping Centers and improvements of existing Stopping Centers. Capital expenditures related to new Stopping Centers were $2.5 million, $7.0 million, $0, $13.8 million and $0 for the twelve months ended December 31, 1992 and the years ended December 31, 1993, December 30, 1994, December 29, 1995 and December 31, 1996, respectively, and $.7 million for the three months ended March 31, 1997.

(h) Pro forma as if the Transactions had occurred on December 31, 1996.


(i) Reflects the 9 1/2% mandatorily redeemable preferred partnership interests that are owned by Mobil Oil ($12.0 million) and the 8% mandatorily redeemable preferred partnership interests that are owned by the Cardwell Group ($7.6 million) which have reduced partner's capital. See "Capitalization" and "Security Ownership of Certain Beneficial Owners and Management."

(j) Other net revenues include franchisee fees, income from video poker machines, discounts on the purchase of franchisee receivables, fuel hauling revenues, fast food restaurant revenues, phone commissions and revenues from the motel and recreational vehicle park. Other operating contribution is net revenues less related operating expenses. Other operating contribution for 1994 exceeded revenues due to a reversal of approximately $2.2 million in reserves established in 1993 due to a revision of accounting estimates.


(k) Operating contribution is defined as net revenues of the profit centers less cost of sales and operating expenses related to each respective profit center.


(l) Includes only units that were open for the full period.


(m) Company-operated full service locations only.

(n) Cash interest excludes $1.2 million of amortization of deferred financing costs for the year ended December 31, 1996.


(o) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as net income plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals.) For the twelve months ended December 31, 1992, earnings were insufficient to cover fixed charges by $1.9 million. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges on a historical and pro forma basis by $8.8 million and $7.6 million, respectively. For the three months ended March 31, 1997, earnings were insufficient to cover fixed charges by $14.1 million.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before making an investment in the New Notes. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

Substantial Indebtedness; Limitation on Financial Flexibility; Effect of Non-Compliance with Restrictive Covenants

     The Company has substantial indebtedness. At March 31, 1997, the Company had $185.2 million principal amount of outstanding indebtedness for borrowed money.


     The term loans under the New Credit Agreement require the Company to make quarterly payments of principal beginning on September 30, 1997. See "Description of New Credit Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources." The New Credit Agreement and the Indenture impose significant operating and financial restrictions on the Issuers. These restrictions affect, and may in certain respects significantly limit or prohibit, among other things, the ability of the Issuers to incur additional indebtedness, make certain restricted payments and investments, sell assets or engage in mergers or consolidations. The ability of the Issuers to meet their obligations under the New Credit Agreement, the Notes and any other indebtedness depends on the future operating performance and financial results of the Company, which are subject in part to factors beyond its control, such as prevailing economic conditions and financial, business and other factors. The failure of the Issuers to comply with any of these obligations could result in an event of default under the New Credit Agreement and the Indenture, which would permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. In such circumstances, the marketability, price and future value of the Notes could be adversely affected. See "Description of New Credit Agreement," "Description of the New Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


Ranking

     The New Notes will be unsecured obligations of the Issuers ranking pari passu in right of payment to all existing and future liabilities of the Company that are not by their terms expressly subordinated to the New Notes, including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Indebtedness. At March 31, 1997, there was $185.2 million of Senior Indebtedness outstanding, including borrowings of $44.0 million under the New Credit Agreement. The New Credit Agreement permits up to $109.0 million of borrowings thereunder. The Indenture does not limit the amount of Senior Indebtedness that the Company may incur provided that such incurrence of debt is then permitted under the "Limitation on Debt" covenant of the Indenture.


Effective Subordination

     The Company has granted to the lenders under the New Credit Agreement security interests in substantially all of the present and future assets of the Company and its subsidiaries, as well as a pledge of all of the issued and outstanding shares of capital stock of the Company's current and future subsidiaries. The New Notes will be therefore effectively subordinated to borrowings under the New Credit Agreement, as well as to other secured Senior Indebtedness, with respect to the assets securing such indebtedness. In the event of a default on such secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have secured claim on the assets of the Company and its subsidiaries. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes would be materially adversely affected. In the event of certain asset sales, the New Credit Agreement provides that net proceeds thereof not reinvested as provided therein must be applied first to the repayment of borrowings under the New Credit Agreement.


Dependence on Diesel Fuel Sales


     During the year ended December 31, 1996, net revenues from the Company's diesel fuel sales accounted for approximately 68.3% of the Company's revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The volume of diesel fuel sold by the Company and the profit margins associated with these sales are affected by numerous factors outside of the Company's control, including the condition of the long-haul trucking industry, the supply and demand for these products and the pricing policies of competitors. See "-- Variability of Diesel Fuel Margins; Risk of Supply Interruption" and "-- Risks Associated with Dependence on Trucking Industry."



Variability of Diesel Fuel Margins; Risk of Supply Interruption


     In an attempt to lower its per gallon cost and maintain a diverse supplier base, the Company historically purchased diesel fuel from various integrated oil companies, independent oil refineries and petroleum product brokers, with each of its Stopping Centers generally having between two and five suppliers. The cost of fuel purchased by the Company and the price at which it is able to resell fuel to its customers are determined largely by supply and competitive conditions. Thus, the Company's profit margins on diesel fuel can fluctuate substantially in very short periods of time. Gross margin per gallon has declined since 1993 and a further material decline in gross margin per gallon on diesel fuel would adversely affect the Company's profitability. See "-- Uncertainties Associated with Highly-Competitive Market."


     Since the Company typically has no more than a three-day supply of fuel, it would be susceptible to interruptions in the supply of diesel to its facilities. The Company can rapidly adjust its pump prices to reflect higher diesel costs; however it can be adversely affected if it is required to reduce its fuel margins in such an environment. In addition, sharp increases in diesel prices at truck stops have historically tended to lead to temporary declines in diesel sales volumes. The Company experienced rapid increases in diesel prices during the latter part of 1990, due to a combination of the effects of Iraq's invasion of Kuwait and recessionary conditions in the United States, and again, to a lesser extent, during the fall of 1993, due to an increase in the federal excise tax on diesel fuel and, simultaneously, the effectiveness of a United States Environmental Protection Agency ("EPA") mandate that trucks use only low-sulfur fuel.

     In the future, however, unforeseeable interruptions in world fuel markets may cause shortages in, or total curtailment of, fuel supplies. Moreover, a substantial portion of the oil refining capacity in the United States is controlled by major oil companies. These companies could in the future determine to limit the amount of diesel fuel sold to independent operators such as the Company. Although Mobil Oil supplies diesel fuel to the Company-operated Stopping Centers, a significant portion of these diesel fuel needs continue to be supplied from third parties contracted by Mobil Oil. In addition, any new standards that the EPA may impose on refiners that would necessitate changes in the refining process could limit the volume of petroleum products available from refiners in the future. A material decrease in the volume of diesel fuel sold for an extended time period would have a material adverse effect on the Company's results of operations. Similarly, an extended period of instability in the price of diesel fuel could adversely affect the Company's results.

     In addition, the Company's patronage by customers desiring to purchase diesel fuel accounts for a significant portion of customer traffic and has a direct impact on the revenues and profitability of the Company's other profit centers, including its restaurant operations and its travel stores. Accordingly, any significant reductions in fuel supplies and resulting reductions in diesel fuel sales would materially adversely affect the sale of other items by the Company.

Uncertainties Associated With Highly-Competitive Market

     The truck stop industry is highly competitive and fragmented. Long-haul trucks can obtain diesel fuel from a wide variety of sources, including their own fueling terminals, large truck stops, limited service fueling facilities and some large service stations. The Company believes that, while it competes with all truck stops, its principal competitors are increasingly other large, multi-service truck stop chains. To the extent the Company's competitors adopt pricing strategies or marketing policies that the Company does not meet or provide products or services that the Company does not offer, they could gain market share and have an adverse effect on the profitability of the Company. Certain of the Company's competitors offer diesel fuel at discount prices, which has caused severe price competition in certain of the Company's markets from time to time. In addition, the Company competes for the business of long-haul truck fleets, which frequently demand lower prices on fuel purchases and in some cases choose to do business in a particular market only with lower cost fuel providers. Certain of the Company's principal competitors have substantially greater financial and marketing resources than the Company. See "Business -- Competition."


Risks Associated With Inability to Finance Expansion Program and Capital Expenditures

     The Company plans to resume the growth of its network through building new properties, acquiring existing truck stops and building or acquiring stand-alone Petro:Lubes. A typical Stopping Center takes approximately 9 to 12 months to build. The Company estimates that Stopping Centers built in the next several years may cost between $7.0 million and $9.5 million each, depending on certain factors, including land acquisition and site preparation costs, required paving and local construction costs. The acquisition of existing truck stops and conforming them to the Company's requirements will also require significant funds. The Company also intends to increase capital expenditures to improve existing Company-operated facilities. The Company plans to fund its expansion program and other capital expenditures through a combination of internally generated funds and borrowing under its New Credit Agreement. The Company's expansion program may also require additional financing. The New Credit Agreement and the Indenture contain certain restrictions on the ability of the Company to borrow under the Expansion Facility. If the Company were unable to borrow under the New Credit Agreement or obtain additional financing, it would have to curtail or halt its expansion program. See "-- Substantial Indebtedness; Limitation on Financial Flexibility; Effect of Non-Compliance with Restrictive Covenants" above and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of New Credit Agreement."


Risks Associated With Dependence on Trucking Industry

     The Company's business is dependent upon the trucking industry in general and upon long-haul trucks in particular. In turn, the trucking industry is dependent on economic factors, such as the level of domestic economic activity and interest rates, as well as operating factors such as fuel prices and fuel taxes over which the Company has no control and which could contribute to a decline in truck travel. The long-haul trucking business is also a mature industry that has grown slowly in recent years and has been susceptible to recessionary downturns. Available data indicate that diesel consumption by the trucking industry has grown more slowly than trucking ton-miles, as technological improvements in truck engines have increased their fuel efficiency, a trend that is expected to continue. Any sustained decline in operations by the long-haul trucking industry would adversely affect the Company.


Risk of Environmental Exposure

     A significant portion of the Company's business consists of storing and dispensing petroleum products, activities that are subject to increasingly stringent regulation by both the federal and state governments. See Note 2 to the Company's Consolidated Financial Statements for the year ended December 31, 1996 for a discussion of its accounting policies relating to its environmental matters. However, if additional requirements are imposed, additional expenditures may be required. In addition, under various environmental laws a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances (which may include petroleum or petroleum products) on, under or in such property. Certain laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person. The Company is not currently involved in any litigation or other proceedings seeking to impose such liability. As a result of the business of the Company and the quantity of petroleum products that it handles, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future. See "Business -- Governmental Regulation -- Environmental Regulation."


Potential Conflicts of Interest of Control Parties With Holders of the New Notes


     Chartwell, Mobil Long Haul and the Cardwell Group together control 100% of the voting power of the Company. See "Description of Restated Partnership Agreement." Consequently, Chartwell, Mobil Long Haul and the Cardwell Group have the power to appoint all of the members of the Company's Board of Directors and control the direction and future operations of the Company. As a result, circumstances could arise in which the interests of Chartwell, Mobil Long Haul and the Cardwell Group, as equity holders, could be in conflict with interests of the holders of the New Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of the Company's equity investors might conflict with those of the holders of the New Notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the New Notes.


Dependence on Key Personnel


     The Company's future success depends to a significant extent on the efforts and abilities of its management team. The loss of the services of certain of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably.


Termination of Franchise Agreements


     Of the Company's 43 Stopping Centers, 17 are operated under franchise agreements with franchisees, with certain franchisees operating multiple locations. During 1996, the Company's franchisees expressed dissatisfaction with certain of the terms of their franchise agreements and the franchisees' relationship with the Company. While management has held discussions with the franchisees and, based on these discussions, believes that the Company's relationship with the franchisees will improve, there can be no assurance that such improved relationship will be forthcoming. In addition, the original terms of the franchise agreements with respect to two Stopping Centers, representing approximately 1.2% of the Company's operating contribution for the year ended December 31, 1996, expired in September 1995 and March 1996, respectively, and each has been extended by letter agreements through June 1997. Those two franchisees were unwilling to enter long-term extensions of their franchise arrangements prior to consummation of the Transactions. The Company is currently in the process of negotiating new formal franchise agreements with all of its franchises, including the renewal contracts with these two franchisees. Based on discussions with the Company's franchisees, management believes that all of the Company's franchisees will enter into new franchise agreements with the Company prior to the end of 1997. With respect to its two expired franchise agreements, based on discussions with these two franchisees, management believes that the two franchisees will enter into franchise agreements with the Company by the end of 1997. Until such time that a new franchise agreement has been negotiated, the Company intends to extend these two franchise agreements by letter agreement. If the expired franchise agreements are not renewed, or if any of the other franchise agreements cease to be operative, the Company's ability to enter into arrangements with other franchisees could be adversely affected. This could result in an adverse effect on franchise revenues of the Company as well as an adverse effect on the Company-operated Stopping Centers. See "Business --Franchises."

Adverse Effects of an Inability to Effect Operating Strategy


     The failure to implement the Company's operating strategy effectively and assimilate new management could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company can successfully institute cost controls, operating efficiencies or revenue enhancement. The Company's future growth could place a significant strain on its personnel and resources. See "Business -- Operating Strategy."

Risk of Inability to Acquire and Develop New Locations


     An important component of the Company's strategy is to expand its network by developing new locations and pursuing acquisitions. However, the number of potential locations is limited and there can be no assurance that the Company will be able to develop new sites or negotiate and consummate acquisitions or that new locations can be operated profitably or integrated successfully into the Company's operations. The Company has in the past and could in the future experience difficulty in obtaining zoning changes or receiving permits from governmental authorities in connection with the development of new Stopping Centers. In some cases, the cost of proceeding with requests for rezoning or permits may deter the Company from acquiring an otherwise attractive location. The Company must compete with other truck stops and a variety of other businesses in obtaining desirable locations near interstate highway exits. In addition, acquisitions by the Company are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses. There can be no assurance that the Company's network expansion through development and acquisition of new locations will not have an adverse impact on the Company's business, financial condition or results of operations. If suitable opportunities arise, the Company anticipates that it would finance future growth through available cash, borrowing under the New Credit Agreement, and/or through additional debt or equity financing. There can be no assurance that such debt or equity financing would be available to the Company on acceptable terms when, and if, suitable strategic opportunities arise or that the Company would be able to achieve its expansion goals. See "Business -- Operating Strategy."

Risk of Inability to Finance a Change of Control

     Upon a Change of Control, the Issuers are required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. A Change of Control will trigger an event of default under the New Credit Agreement which would permit the lenders party thereto to accelerate the debt under the New Credit Agreement. Therefore, upon the occurrence of a Change of Control, the Company may be required to repay such other outstanding indebtedness and to repurchase the Notes. Should a Change of Control occur and a substantial amount of Notes are presented for purchase, there can be no assurance that sufficient funds will be available at the time of any Change of Control to repay debt under the New Credit Agreement and to make any required repurchases of Notes tendered. The source of funds for any such repurchase will be the Issuers' available cash or cash generated from operations or other sources, including borrowing, sales of assets or additional public or private offerings of debt or equity securities. There can be no assurance that the Company would be able to obtain such financings. Further, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely effect holders of Notes, if the transaction does not result in a Change of Control. See "-- Ranking," "-- Effective Subordination," "Description of the New Notes -- Change of Control" and "Description of New Credit Agreement."

Fraudulent Conveyance Considerations

     The incurrence by the Company of the indebtedness evidenced by the Notes to retire indebtedness is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that the obligations were incurred with the intent of hindering, delaying or defrauding creditors or that the Company received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of their incurrence, the Company either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay as they matured or became due, the court could void those obligations. If a court were to determine that the indebtedness to be refinanced with the proceeds of the Offering was incurred in a fraudulent transfer under the foregoing standards, then a fraudulent conveyance claim also could be asserted with respect to the Notes.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a Company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature.


Risk of Increase in Labor Costs

     The minimum wage was increased to $4.75 per hour in September 1996 and will increase to $5.25 in October 1997. A further increase in the minimum wage could result in labor cost increases, which the Company may be unable to pass on to its customers through increased prices.

Absence of Public Market for the Notes

     There has previously been only a limited secondary market and no public market for the Old Notes, and there can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the prices at which the holders of the New Notes would be able to sell their New Notes. The New Notes could trade at prices higher or lower than their principal amount, depending on a number of factors, including, among other things, the market for similar securities, the Company's operating results and prevailing interest rates. The Company does not intend to list the New Notes on a national securities exchange or to apply for quotation of the New Notes through the National Associate of Securities Dealers Automated Quotation System.

Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes

     The Issuers intend for the Exchange Offer to satisfy their registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Issuers do not intend to file further registration statements for the sale or other disposition of Old Notes. Consequently, following completion of the Exchange Offer, holders of Old Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Old Notes.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this

Prospectus, including, without limitation, the statements under "Prospectus Summary," "The Transactions," "Business" and elsewhere herein, may be considered forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer

General

     The Old Notes were sold by the Issuers on January 30, 1997 in a private placement in reliance on Regulation D of the Securities Act and/or section 4(2) of the Securities Act. The Old Notes were sold to the Initial Purchasers who resold the Old Notes to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The Initial Purchasers required as a condition to the purchase of the Old Notes that the Company grant the purchasers of the Old Notes certain registration rights pursuant to the Registration Rights Agreement. The Registration Rights Agreement required the Company to file with the Commission following the closing of the Offering (the "Closing") on January 30, 1997 (the "Closing Date"), a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which notes which are substantially identical to the Old Notes would be offered in exchange for the then outstanding Old Notes tendered at the option of the holders thereof. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except (i) that the New Notes have been registered under the Securities Act, (ii) that the New Notes are not entitled to certain registration rights which are applicable to the Old Notes under the Registration Rights Agreement, and (iii) certain contingent interest rate provisions applicable to the Old Notes are not applicable to the New Notes. In the event that the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company has agreed to use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the Old Notes (the "Shelf Registration Statement") and to keep such Shelf Registration Statement effective for a period of up to three years. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement.

     The Company has agreed that if (i) the Company failed to file the Exchange Offer Registration Statement or Shelf Registration Statement relating to the Exchange Offer within 75 days following the Closing Date, (ii) such Exchange Offer Registration Statement (or, if applicable, the Shelf Registration Statement) has not become effective within 135 days following the Closing Date,
(iii) the Exchange Offer has not been consummated within 45 business days after the effective date of the Exchange Offer Registration Statement or (iv) certain other specified events occur (each such events referred to in clauses (i) through (iv) above is a "Registration Default"), then the sole remedy available to holders of the Old Notes would be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Old Notes will increase by 50 basis points; and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per annum in excess of 10 1/2%.
All Additional Interest will be payable to holders of the Old Notes in cash on the same original interest payment dates as the Old Notes, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Old Notes will revert to 10 1/2%, the interest rate originally borne by the Old Notes.

     The holders of any Old Notes not tendered in the Exchange Offer will not be entitled to require the Company to file a shelf registration statement. Any Old Notes remaining outstanding following consummation of the Exchange Offer will be treated together with the New Notes as one series for purposes of the Indenture. See "Description of the New Notes -- Exchange Offer; Registration Rights."

     An exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to such exchange offer and (ii) the Company having exchanged, pursuant to such exchange offer, New Notes for all Old Notes that have been validly tendered and not withdrawn on the Expiration Date. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under applicable securities laws, including the Securities Act.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The exchange of New Notes for Old Notes will be made (i) with respect to all Old Notes validly tendered and not withdrawn on or prior to the Early Exchange Date, within two business days following the Early Exchange Date, and
(ii) with respect to all Old Notes validly tendered and not withdrawn after the Early Exchange Date but on or prior to the Expiration Date, within two business days following the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following each of the Early Exchange Date and the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to unrelated third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than a Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such New Notes. See "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, such person (i) could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Accordingly, each eligible holder wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that the conditions described above have been met.

     In connection with the issuance of the Old Notes, the Company arranged for the inclusion of the Old Notes initially purchased by qualified institutional buyers on the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. The Company also arranged for the Old Notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depository, and in DTC's Same-Day Funds Settlement System. The New Notes will also be issuable and transferable in book-entry form through the DTC in the Same-Day Funds Settlement System.

     As of the date of this Prospectus, $135,000,000 aggregate principal amount of the Old Notes is outstanding.


     This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of __________, 1997 (the "Record
Date").

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the
Exchange Agent.   The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company has agreed to pay, subject to the instructions in the Letter of Transmittal, all transfer taxes, if any, relating to the sale or disposition of such holder's Old Notes pursuant to the Exchange Offer. See "-- Fees and Expenses."

Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean __________, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Interest on the New Notes

     The New Notes will bear interest from January 30, 1997, the date of issuance of the Old Notes, payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 1997, at the rate of 10 1/2% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from January 30, 1997 until the date of the issuance of the New Notes.

Procedure for Tendering

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old

Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.


     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of
the holders.   Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes at DTC.

     Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust Company or other nominee and who wishes to tender his Old Notes should contact the registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not validly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each holder will represent to the Company that, among other things (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of such New Notes, (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company and (iv) such holder is not a broker-dealer who acquired Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Early Exchange Date or the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Early Exchange Date or the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the date of execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedure for Tendering" at any time prior to the Expiration Date.

Conditions

     Notwithstanding any other term of the Exchange Offer, the Company will not be obligated to consummate the Exchange Offer if the New Notes to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. Such condition will be deemed to be satisfied unless a holder provides the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that the New Notes received by such holder will not be tradeable without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky laws of substantially all of the states of the United States. The Company may waive this condition.

     If the condition described above exists, the Company will be entitled to refuse to accept any Old Notes and, in the case of such refusal, will return all tendered Old Notes to exchanging holders of the Old Notes. See "Description of the New Notes -- Exchange Offer; Registration Rights."

Exchange Agent

     State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Hand Delivery:    State Street Bank and Trust Company
                          Corporate Trust Department
                          Fourth Floor
                          Two International Place
                          Boston, MA  02110

                          Attn:  Sandra Szczsponik

     By Registered or             State Street Bank and Trust Company
     Certified Mail:              Corporate Trust Department
                                  P.O. Box 778
                                  Boston, MA  02102

                                  Attn:  Sandra Szczsponik

     By Overnight Courier:        State Street Bank and Trust Company
                                  Corporate Trust Department
                                  Two International Place
                                  Boston, MA  02110

                                  Attn:  Sandra Szczsponik


     Facsimile Transmission:      (617) 664-5371
     (Eligible Institutions and   Confirm:  (617) 664-5344
       Withdrawal Notices Only)   For Information Call:  1-800-531-0368

Fees and Expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                                THE TRANSACTIONS

The Equity Investment

     In October 1996, James A. Cardwell, Sr. ("Jack Cardwell"), James A. Cardwell, Jr. ("Jim Cardwell"), JAJCO II, Inc. ("JAJCO"), Petro, Inc. (together with Jack Cardwell, Jim Cardwell, and JAJCO, collectively, the "Cardwell Group"), Mobil Long Haul Inc. ("Mobil Long Haul"), wholly-owned by Mobil Oil, Petro Holdings GP Corp. ("Holdings GP"), Petro Holdings LP Corp. ("Holdings LP," and together with Holdings GP, "Chartwell," both of which are affiliates of Chartwell Investments Inc. ("Chartwell Investments")), and the Company entered into an Omnibus Agreement pursuant to which, at the Closing on January 30, 1997, Chartwell invested $20.7 million and Mobil Long Haul invested $15.0 million to acquire the general and limited partnership interests of the Company owned by Sequoia Ventures, Inc. ("SVI") and Roadside, Inc. ("Roadside," and together with SVI, the "Fremont Partners") and invested in the Company. The investment proceeds were used to acquire the interests of the Company held by the Fremont Partners for approximately $25.6 million and to invest approximately $10.1 million in the Company. In addition, Kirschner invested $1.0 million in the Company in connection with the Transactions. Prior to consummation of the Transactions, no mandatorily redeemable preferred partnership interests were outstanding. In connection with the Transactions, the mandatorily redeemable preferred partnership interests were issued (i) to the Cardwell Group for certain limited common partnership interests of the Company previously owned by them and (ii) to Mobil Long Haul for certain limited common partnership interests previously owned by the Fremont Partners and acquired by Mobil Long Haul and cash. The common partnership interests of the Company are owned by Chartwell (approximately 50.8%), the Cardwell Group (approximately 39.9%), Mobil Long Haul (approximately 7.4%) and Kirschner (2.0%), and the mandatorily redeemable preferred partnership interests are owned by Mobil Long Haul ($12.0 million) and the Cardwell Group ($7.6 million). Chartwell and the Cardwell Group own both general and limited partnership interests and Mobil Long Haul and Kirschner own only limited partnership interests. The mandatorily redeemable preferred partnership interests are entitled to cumulative preferred returns at a rate of 9.5% in the case of the mandatorily redeemable preferred partnership interests owned by Mobil Long Haul and 8.0% in the case of the mandatorily redeemable preferred partnership interests owned by the Cardwell Group, and are subject to mandatory redemption 270 days after the tenth anniversary of the Closing Date, which is subsequent to the maturity date of the Notes. The preferred returns on the mandatorily redeemable preferred partnership interests accrue, but are only payable in cash if permitted by the Company's then existing debt instruments. The Indenture and the New Credit Agreement restrict the payment of dividends on mandatorily redeemable preferred partnership interests.


Mobil Oil Relationships

     A key element of the Company's operating strategy is its newly-formed strategic alliance with Mobil Oil. This long-term alliance will combine the Company's premier facilities with the strong Mobil brand name. The high quality brand recognition of both the Company and Mobil Oil in their respective businesses will provide a platform for joint services and marketing initiatives to increase volume. Mobil Oil has a vested interest in the Company's future performance by virtue of the $15.0 million investment in common and preferred limited partnership interests of the Company by Mobil Long Haul. In connection with the Transactions, Mobil Oil and the Company have entered into 10-year supply and marketing agreements. As an important component of the alliance, all Company-operated diesel fuel islands and gasoline fuel islands at 11 of the Company-operated Stopping Centers will be branded with the Mobil name and all Company-operated Petro:Lube operations will feature Mobil's Delvac brand lubricants.

     Together, the Company and Mobil Oil expect to provide an integrated solution for many critical needs of fleets including on-site and over-the-road fueling, fuel price risk management and an integrated billing and data capture system. These efforts will be supported by joint fleet and franchisee solicitations and advertising and promotional programs. The Company expects that this alliance will enable it to increase its diesel fuel volume and leverage the resulting traffic increases into higher margin non-fuel sales in its other profit centers. The alliance also includes the full-time commitment of certain Mobil Oil management personnel and services. Management believes that this alliance will provide the Company with a competitive advantage in attracting fleet business. See "Certain Relationships and Related Transactions-- Motor Fuels Franchise Agreement," "-- Master Supply Contract for Resale of Oils and Greases," "-- Marketing Services Agreement," "-- Joint Project Development Agreement, and "-- Secondment Letter Agreement."

New Senior Management and Board of Directors

     In connection with the Transactions, the Company has installed a new senior management team and organizational structure. This team includes Jack Cardwell, the Company's founder, who has resumed active management responsibility for the Company's operations as Chairman, Chief Executive Officer and President. The Company also recently hired Larry Zine, who has over 15 years of experience in the retail gasoline marketing and convenience store industries, as Chief Financial Officer. Mr. Zine, the former Chief Financial Officer of The Circle K Corporation, was integrally involved in that company's turnaround, initial public offering and subsequent sale. In addition, Evan Brudahl, Manager of U.S. Diesel Retail Marketing and Travel Center Business at Mobil Oil with 19 years of experience in the retail petroleum business, has assumed the duties of Senior Vice President of Strategic Planning and Development. Mr. Brudahl was integrally involved in the development and implementation of a successful turnaround of certain of Mobil Oil's U.S. company-operated gasoline stations and convenience stores. Jim Cardwell, who joined the Company in 1982, has assumed the position of Senior Vice President of Operations. See "Management." The Company's organizational structure has been changed to provide profit center managers and field supervisors clear roles, responsibilities and accountability for operating results. Headquarters functions will be streamlined with clearer accountability for support responsibilities and authority. Compensation for line and staff management will be modified to be based on specific profit center performance, as well as the Company's overall operating performance.

     At the Closing, the Partnership Agreement of the Company was amended and restated (as amended and restated, the "Restated Partnership Agreement") to reflect the Transactions and the governance terms and conditions of the Company after the Closing. The Board of Directors of the Company is composed of six members, each of whom has one vote, composed of two representatives of each of the Cardwell Group, Chartwell and Mobil Long Haul. Chartwell has the right to nominate two additional independent directors, subject to approval thereof by the Executive Committee. The Executive Committee is composed of one representative of each of Chartwell, the Cardwell Group and Mobil Long Haul. Under certain circumstances described in the Restated Partnership Agreement, the Chartwell representatives have the right to cast a majority of the votes on the Board of Directors, the Executive Committee and the Operating Committee. See "Description of Restated Partnership Agreement."

     Chartwell Investments has entered into a 10-year Management Consulting Agreement with the Company pursuant to which Chartwell Investments provides management services to the Company. See "Certain Relationships and Related Transactions -- Chartwell Management Consulting Agreement." The Company has entered into three-year employment agreements with Jack Cardwell and Jim Cardwell and extended certain pre-existing agreements between the Cardwell Group entities pursuant to which such entities provide services to the Company. See "Management -- Executive Compensation -- Arrangements After Consummation of the Transactions -- Employment Agreements" and "Certain Relationships and Related Transactions."

New Credit Agreement

     The Company has entered into the New Credit Agreement pursuant to which the Company has a $25.0 million Revolving Credit Facility, a $40.0 million Expansion Facility, a five year $14.0 million term loan ("Term Loan A") and a seven year $30.0 million term loan ("Term Loan B"). At the Closing, the Company incurred $20.0 million of Term Loan A borrowings, $6.0 million of which were repaid subsequent thereto.

     The Revolving Credit Facility permits the Company to borrow, repay and reborrow up to $25.0 million at any time until the fifth anniversary of the Closing Date, the proceeds of which may be used for working capital and other corporate purposes. The Expansion Facility, the proceeds of which may be used for the acquisition and development of new Stopping Centers and stand-alone Petro:Lubes, permits the Company to borrow, repay and reborrow up to $40.0 million at any time until the third anniversary of the Closing Date (except with respect to up to $10.0 million, which if not borrowed prior to the third anniversary, may be borrowed prior to the fourth anniversary), and to repay the same in installments on or prior to the fifth anniversary of the Closing Date. Term Loan A will be repayable in 15 quarterly installments, commencing on September 30, 1997. Term Loan B will be repayable in 26 quarterly installments, commencing on September 30, 1997.

     Borrowings under the New Credit Agreement bear interest at various interest rates, as selected by the Company based on certain floating reference rates plus a margin. The New Credit Agreement contains customary affirmative and restrictive covenants on the part of the Company and its subsidiaries. Borrowings under the New Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries and the partnership interests of Mobil Long Haul and Chartwell and guaranteed by each of the Company's subsidiaries, which guarantees in turn are secured by substantially all of such subsidiaries' assets.

Tender Offer; Noteholder Agreements

     On December 19, 1996, Holdings GP commenced the Tender Offer for 100% of the Old 12 1/2% Notes at a cash price of $1,025 per $1,000 principal amount of Old 12 1/2% Notes, plus accrued and unpaid interest, of which $100 million aggregate principal amount was outstanding, and 100,000 Debt Warrants at a cash price of $56.76 per Debt Warrant, which upon exercise would have resulted in the issuance of an additional $5.5 million principal amount of Old 12 1/2% Notes. Holders of Old 12 1/2% Notes who tendered the Old 12 1/2% Notes consented to amendments to the Indenture (the "Old 12 1/2% Notes Indenture") governing the Old 12 1/2% Notes (the "Amendments"), which eliminated certain covenants contained in the Old 12 1/2% Notes Indenture, including those governing "Debt of the Company," "Debt of Restricted Subsidiaries," "Restricted Payments," "Transactions with Affiliates," "Liens," "Subsidiary Payment Restrictions," "Guarantees by Restricted Subsidiaries," "Capital Interests of Restricted Subsidiaries," and "Default Statements; Compliance Certificate," modified certain other covenants or provisions contained therein, including modifying the defeasance, merger, consolidation and asset sale provisions and amended the "Change of Control" definition in the Old 12 1/2% Notes Indenture such that the Transactions and compliance with provisions of the Restated Partnership Agreement did not constitute a "Change of Control" requiring the Company to make an offer to repurchase the Old 12 1/2% Notes at 101% of the outstanding principal amount thereof. At the Closing, Holdings GP assigned its rights and obligations under the Tender Offer to the Company, and the Company repurchased the tendered Old 12 1/2% Notes and Debt Warrants. Approximately 94% of such Old 12 1/2% Notes were tendered and, as a result, the required vote was obtained to approve the Amendments and to meet the minimum condition contained in the Tender Offer.

                                USE OF PROCEEDS

     The Issuers will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes offered hereby, the Issuers will receive, in exchange, Old Notes in like principal amount. The net proceeds of the Offering (estimated to be $130.2 million after deducting Initial Purchasers' discounts and estimated expenses of the Offering), together with borrowings under the New Credit Agreement, proceeds of the Equity Investment in excess of the direct payment to the Fremont Partners and the proceeds of the Kirschner Investment, were used to repay borrowings under the Old Credit Agreement, to repurchase Old 12 1/2% Notes and Debt Warrants, for general corporate purposes and to pay fees and expenses associated with the Transactions.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1997:

                                                 As of March 31, 1997
                                                -----------------------
                                                (dollars in thousands)

                                                        Actual
                                                      ----------
Cash..........................................        $ 18,304
                                                      --------

Current portion of long-term debt.............        $  2,750
Long-term debt:
  Existing revolving credit facility..........               -
  Existing term loans.........................               -
  New revolving credit facility...............               -
  New term loans..............................          41,250
  Old 12 1/2% Notes...........................           6,215
  Debt Warrants...............................               -
  10 1/2% Senior Notes........................         135,000

     Total non-current long-term debt.........         182,465

     Total long-term debt.....................         185,215
                                                       -------
Mandatorily redeemable preferred partnership
 interest(a)(b)...............................          19,891
                                                       -------
Partners' capital (deficit)(b)(c).............         (19,914)
                                                       -------
     Total capitalization.....................        $185,215
                                                      --------


(a) Mandatorily redeemable preferred partnership interests consist of mandatorily redeemable preferred limited partnership interests, of which Mobil Long Haul owns $12.0 million accruing preferred return at a stated rate of 9.5% and the Cardwell Group owns $7.6 million accruing preferred return at a stated rate of 8.0%. The preferred returns on mandatorily redeemable preferred partnership interests accrue, but are only payable in cash if permitted by the Company's then existing debt instruments.

(b) For purposes of the Transactions, the Cardwell Group partnership interests were given an implied value of approximately $23.9 million, of which $7.6 million is the face value of mandatorily redeemable preferred partnership interests and approximately $16.3 million is the implied value of the common partnership interests that it received in connection with the Transactions. The value of the Cardwell Group's partnership interests have been implied based on the partnership interest purchase price paid and the capital contributions to the Company made by Chartwell and Mobil Long Haul in the Transactions.

(c) Partners' Capital consists of the partners' capital of the Cardwell Group, Chartwell, Mobil Long Haul and Kirschner. Equity investments in connection with the Transactions total approximately $36.7 million, $20.7 million from Chartwell, $15.0 million from Mobil Long Haul and $1.0 million from Kirschner. Of the approximately $36.7 million of equity investments, $25.6 million was paid directly to the Fremont Partners to purchase their partnership interests and the remaining approximately $11.1 million was invested in the Company. At Closing, partners' capital was reduced by $19.6 million to reflect the issuance of the mandatorily redeemable preferred partnership interests. Additional adjustments to the partners' capital account included deductions of approximately $3.1 million reflecting the write-off of original issue discounts on the Old 12 1/2% Notes and Debt Warrants, approximately $2.5 million reflecting the write-off of the premium paid to repurchase the Old 12 1/2% Notes and Debt Warrants, approximately $7.2 million reflecting the write-off of deferred debt issuance costs related to the Old Credit Agreement, Old 12 1/2% Notes and Debt Warrants, and approximately $673,000 reflecting termination of the existing interest rate swap agreement.

                        PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Balance Sheet of the
Company as of December 31, 1996 and the Unaudited Pro Forma Consolidated Statement of Operations of the Company for the year ended December 31, 1996 have been prepared to reflect: (i) the sale of the Old Notes and the application of the proceeds therefrom; and (ii) the consummation of the Transactions. The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if such transactions occurred on December 31, 1996 and the Unaudited Pro Forma Consolidated Statement of Operations has been prepared as if such transactions occurred as of December 30, 1995. The Pro Forma Financial Information is unaudited and not necessarily indicative of the results that would have actually occurred if the sale of the Old Notes and the Transactions had been consummated as of December 31, 1996, or December 30, 1995, or results which may be obtained in the future. The pro forma adjustments, as described in the Notes to the Pro Forma Financial Information, are based on available information and upon certain assumptions that management believes are reasonable. The Pro Forma Financial Information should be read in conjunction with the consolidated financial statements and notes thereto, included elsewhere herein.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            (dollars in thousands)

                                                                                     As of December 31, 1996
                                                                                     -----------------------

                                                                                              Pro Forma
                                                                            Historical      Adjustments       Pro Forma(a)
                                                                            ----------      -----------       ------------
ASSETS
Current assets:
  Cash....................................................................    $  3,182     $135,000(b)            $ 18,774
                                                                                           (102,807)(c)
                                                                                            (15,116)(d)
                                                                                             10,147 (e)
                                                                                              1,000 (e)
                                                                                            (12,632)(f)
  Accounts receivable, net of allowance for uncollectible
   accounts of $321.......................................................      10,401                              10,401
  Inventories.............................................................      15,195                              15,195
  Other current assets....................................................       1,404                               1,404
  Due from affiliates.....................................................       2,091                               2,091
                                                                              --------     --------               --------
     Total current assets.................................................      32,273       15,592                 47,865
Property and equipment, net...............................................     159,539                             159,539

Deferred debt issuance and organization costs, net of accumulated
  amortization of $6,728..................................................      11,305       12,632 (f)             16,678

Other assets..............................................................       5,983       (7,259)(g)              5,983
                                                                              --------     --------               --------
     Total assets.........................................................    $209,100     $ 20,965               $230,065
                                                                              ========     ========               ========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Current portion of long-term debt.......................................    $  6,928     $ (6,928)(d)           $  2,000
                                                                                              2,000 (d)
  Trade accounts payable..................................................      15,723                              15,723
  Accrued expenses and other liabilities..................................      21,160       (1,006)(c)             20,154

  Due to affiliates.......................................................       2,325                               2,325
                                                                              --------     --------               --------
     Total current liabilities............................................      46,136       (5,934)                40,202
Notes payable.............................................................      21,639      (21,639)(d)                  -
Long-term debt, excluding current portion.................................     138,160      135,000 (b)            189,039
                                                                                            (91,139)(c)
                                                                                             (5,106)(c)
                                                                                            (35,876)(d)
                                                                                             48,000 (d)

                                                                              --------     --------               --------
     Total liabilities....................................................     205,935       23,306                229,241
                                                                              --------     --------               --------

Mandatorily redeemable preferred partnership interest.....................           -       19,600 (h)             19,600
Partners' capital.........................................................       3,165       (4,996)(c)            (18,776)
                                                                                               (560)(c)
                                                                                               (673)(d)
                                                                                             10,147 (e)
                                                                                              1,000 (e)
                                                                                            (19,600)(h)
                                                                                             (7,259)(g)

                                                                              --------     --------               --------
     Total partners' capital..............................................       3,165      (21,941)               (18,776)
                                                                              --------     --------               --------
     Total liabilities and partners' capital..............................    $209,100     $ 20,965               $230,065
                                                                              ========     ========               ========

                     (See footnotes on the following page)

            Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)  Pro forma as if the Transactions had occurred on December 31, 1996.

(b)  To reflect the sale of the Old Notes.

(c) To reflect the purchase of approximately 94% of the Old 12 1/2% Notes and approximately 99% of the Debt Warrants, including (i) accretion to the face amount and tender premium of the Old 12 1/2% Notes of $5.0 million; (ii) accretion to the face amount and tender premium of the Debt Warrants of $560,000; and (iii) payment of accrued interest of $1.0 million.

(d) To reflect the repayment of borrowings under the existing revolving credit facility of approximately $21.6 million and term loans of approximately $42.8 million under the Old Credit Agreement with term loan borrowings under the New Credit Agreement in the amount of $50.0 million and $14.4 million of proceeds from the sale of the Old Notes.

(e) To reflect the Equity Investment and the Kirschner Investment. The $35.7 million Equity Investment was used by Chartwell and Mobil Oil to directly purchase the partnership interests of the Fremont Partners (approximately $25.6 million) and invest in the Company ($10.1 million). The Kirschner Investment ($1.0 million) is a direct investment in the Company.

(f) To reflect payment of new debt issuance costs of $12.6 million related to the Old Notes and the New Credit Agreement.

(g) To reflect write-off of deferred debt issuance costs of $7.3 million related to the Old 12 1/2% Notes and the Old Credit Agreement.

(h) To reflect the issuance of mandatorily redeemable preferred partnership interests of $19.6 million. The mandatorily redeemable preferred partnership interests were issued (i) to the Cardwell Group for certain limited common partnership interests of the Company previously owned by them and (ii) to Mobil Long Haul for certain limited common partnership interests previously owned by the Fremont Partners and acquired by Mobil Long Haul and cash.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (dollars in thousands)


                                          Year Ended December 31, 1996
                                    -----------------------------------------
                                                   Pro Forma
                                    Historical   Adjustments(a)    Pro Forma(a)
                                    ----------   --------------    ------------
Net revenues:
  Diesel fuel island..............    $435,071    $                    $435,071
  Petro:Lube......................      44,082                           44,082
  Restaurant......................      47,335                           47,335
  Travel and convenience store....      67,104                           67,104
  Petro:2.........................      33,584                           33,584
  Other...........................       9,881                            9,881
                                      --------       ------            --------
     Total net revenues...........     637,057                          637,057
Costs and expenses:
  Cost of sales...................     511,431                          511,431
  Operating expenses..............      81,522                           81,522
  General and administrative......      13,925                           13,925
  Employee severance, benefit and
   placement expenses.............       2,534                            2,534
  Depreciation and amortization...      12,204                           12,204
                                      --------       ------            --------

     Total costs and expenses.....     621,616                          621,616
     Operating income.............      15,441                           15,441
Recapitalization costs............       2,938                            2,938
Interest expense..................      21,263     (1,164)(b)            20,099
                                      --------    --------             --------

     Net income (loss)............    $ (8,760)    $1,164              $ (7,596)
                                      ========     ======               ========

Ratio of earnings to fixed
 charges(c).......................          --                               --
                                      ========                         ========

                     (See footnotes on the following page)

       Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a) Pro forma as if the Transactions had occurred on December 30, 1995. The pro forma data do not give effect to the addition of new management fees (approximately $900,000), the removal of certain personnel (approximately $652,000) and the removal of certain existing management fees (approximately $250,000). Management believes that there would not have been a material change in the Company's Statement of Operations had such adjustments been made. Pro Forma Statement of Operations adjustments do not include the following extraordinary items totalling approximately $13.5 million: (i) write-off of deferred debt issuance costs associated with retired debt; (ii) accretion to the face amount and purchase premium of Old 12 1/2% Notes; (iii) accretion to the face amount and purchase premium of Debt Warrants after exercise; and (iv) payment of interest rate swap agreement termination costs.

(b) Pro forma to reflect the adjustment to interest expense for the issuance of the Old Notes and the funding of the New Credit Agreement in connection with the Transactions. Interest expense on the Notes is based on the interest rate of 10.5%. Interest expense on the New Credit Agreement is based on the December 31, 1996 LIBOR rate of 5.56% plus the applicable spread, resulting in a weighted average annual effective rate of 8.3%. Pro forma interest expense includes the amortization of debt financing costs of $1.2 million for the year ended December 31, 1996.

(c) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as net income plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). Earnings were insufficient in 1996 to cover fixed charges by $8.8 million and $7.6 million on a historical and pro forma basis, respectively.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected consolidated financial data as of and for the years ended December 31, 1996, December 29, 1995, December 30, 1994 and December 31, 1993 have been derived from the audited financial statements of the Company. The selected consolidated balance sheet data as of December 31, 1992 have been derived from the Company's audited balance sheet. The selected consolidated statement of operations data for the twelve months ended December 31, 1992 have been prepared by combining the unaudited results for the four month period ended April 30, 1992 with the audited income statement for the eight month period ended December 31, 1992. The selected consolidated data for the three months ended March 31, 1997 are derived from unaudited financial statements. The unaudited financial data presented include, in the opinion of management, all necessary adjustments required for fair presentation of such data. Beginning in 1994, the Company adopted a 52/53 week fiscal year, which ends on the Friday closest to December 31. The Company adopted the calendar year as the fiscal year effective December 31, 1996.

     The selected pro forma consolidated financial data as of and for the year ended December 31, 1996 have been prepared to reflect: (i) the sale of the Old Notes and the application of the proceeds therefrom; and (ii) the consummation of the Transactions. The unaudited pro forma consolidated balance sheet data have been prepared as if such transactions occurred on December 31, 1996 and the unaudited consolidated income statement data have been prepared as if such transactions occurred as of December 30, 1995. The selected pro forma consolidated financial data are not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period. The selected consolidated financial data should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Company contained elsewhere herein.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                            (dollars in thousands)


                                                                           Years Ended
                                 Twelve       -----------------------------------------------------------                Three
                              Months Ended                                                              Pro Forma     Months Ended
                              December 31,    December 31,  December 30,   December 29  December 31,   December 31,     March 31,
                                 1992(a)          1993          1994          1995          1996          1996(b)          1997
                              ------------    ------------  ------------   -----------  ------------   ------------   ------------
                               (unaudited)                                                              (unaudited)    (unaudited)
Income Statement Data:
----------------------
Net revenues:
 Diesel fuel island........       $282,781       $ 304,266      $318,761      $351,136      $435,071       $435,071       $113,706
 Petro:Lube................         29,696          30,754        34,160        36,198        47,335         47,335         10,568
 Restaurant................         40,711          41,819        43,877        47,387        44,082         44,082         11,728
 Travel and convenience
  store....................         48,529          50,556        54,733        61,590        67,104         67,104         15,583
 Petro:2...................         23,145          26,304        26,798        27,734        33,584         33,584          8,937
 Other(c)..................          7,881           8,904         9,564         8,970         9,881          9,881          2,043
                              ------------    ------------  ------------   -----------  ------------   ------------   ------------
  Total net revenues.......        432,743         462,603       487,893       533,015       637,057        637,057        162,565

Costs and expenses:
 Cost of sales.............        333,673         353,761       373,436       411,893       511,431        511,431         11,390
 Operating expenses........         64,007          66,706        64,968        73,052        81,522         81,522         20,256
 General and administrative         11,241          12,933        11,448        12,053        13,925         13,925          3,988
 Employee benefit,
  severance and placement
    expenses...............              -               -             -             -         2,534          2,534              -
 Depreciation and
  amortization.............          6,848           7,819         8,851        11,144        12,204         12,204          2,995
                              ------------    ------------  ------------   -----------  ------------   ------------   ------------
  Total costs and expenses.        415,769         441,219       458,703       508,142       621,616        621,616        158,885
                              ------------    ------------  ------------   -----------  ------------   ------------   ------------
Operating income...........         16,974          21,384        29,190        24,873        15,441         15,441          3,680
 Recapitalization costs....              -               -             -            -          2,938          2,938              -
 Interest expense, net(d)..         18,845          15,515        18,711        21,098        21,263         20,099          5,070
                              ------------    ------------  ------------   -----------  ------------   ------------   ------------

Income (loss) before
 extraordinary item
 and minority interest.....        (1,871)           5,896        10,479         3,775        (8,760)        (7,596)        (1,390)
 Extraordinary item (e)....             -                -         5,250             -             -              -         12,745
 Minority interest.........             -               52           191             -             -              -              -
                              ------------    ------------  ------------   -----------  ------------   ------------   ------------
Net income (loss)(f).......      $ (1,871)       $   5,817      $  5,038      $  3,775      $ (8,760)      $ (7,596)      $(14,135)
                              ============    ============  ============   ===========  ============   ============   ============

Other Data:
---------------------------
EBITDA, as defined(g)......        $23,822       $  29,203      $ 38,041      $ 36,017      $ 32,108       $ 32,108         $6,675
Capital expenditures(h)....          6,750          10,665         8,428        19,508         5,523          5,523            746
Ratios of earnings to
 fixed charges(i)..........              -           1.36x         1.53x         1.17x             -              -              -

                                                       As of                            As of December 31, 1996
                             --------------------------------------------------------   -----------------------
                                                                                                                 March 31,
                             December 31,   December 31,   December 30,  December 29,                          ------------
                                1992           1993           1994          1995        Actual     Pro Forma(b)     1997
                             ------------   ------------   ------------  ------------   ------     ------------    ------
                                                                                                   (unaudited)   (unaudited)
Balance Sheet Data:
-------------------
Total assets...............      $179,733      $ 190,848       $206,148      $221,699   $209,100     $230,065      $229,584
Total debt.................       149,484        143,843        161,459       168,392    166,727      191,039       185,210
Total mandatorily
 redeemable preferred
 partnership
  interests(j).............             -              -              -             -          -       19,600        19,891
Total partners' capital
 (deficit)(j)..............        (5,343)         3,042          7,968        11,925      3,165      (18,776)      (19,814)
Working capital............       (22,365)      (156,614)        (8,922)       (9,607)   (13,863)       7,663         1,163
Cash Flow Presentation:
---------------------------
Cash provided by operating
 activities................           n/a       $ 14,792       $ 13,084      $ 12,766   $ 14,668            -      $  6,403
Cash used in investing
 activities................           n/a        (11,045)       (18,995)      (21,130)    (5,337)           -        (1,106)
Cash provided by (used in)
 financing activities......           n/a            938          2,441        10,229    (11,837)           -         9,825

                     (See footnotes on the following page)

            Notes to Selected Historical and Pro Forma Consolidated
                                Financial Data

(a) The selected data have been prepared by combining the unaudited results for the four months ended April 30, 1992 with the audited results for the eight months ended December 30, 1992.

(b) Pro forma income statement data as if the Transactions had occurred on December 30, 1995. Pro forma balance sheet data as if the Transactions had occurred on December 31, 1996. The pro forma data do not give effect to the management organizational changes which would include the addition of certain new management fees and the removal of certain employees and existing management fees. Had such adjustments been made, management believes that there would not have been a material change in the Company's results of operations. See "Pro Forma Financial Information" and "Certain Relationships and Related Transactions."

(c) Other net revenues include franchisee fees, income from video poker machines, discounts on the purchase of franchisee receivables, fuel hauling revenues, fast food restaurant revenues, phone commissions and revenues from the motel and recreational vehicle park.

(d) Includes amortization of deferred financing costs.

(e) Write-off of debt restructuring costs associated with retired debt. Pro forma data exclude the write-off of deferred financing costs which the Company incurred upon the repayment of borrowings under the Old Credit Agreement and the repurchase of Old 12 1/2% Notes and Debt Warrants.

(f) No provision for income taxes is reflected in the consolidated financial statements because the Company is a partnership for which taxable income and deductions are passed through to the individual partners.

(g) EBITDA, as defined, represents operating income before deducting interest expense and depreciation and amortization. EBITDA, as defined, is not a calculation based on generally accepted accounting principles; however, the amounts included in the EBITDA, as defined, calculation are derived from amounts included in the historical or pro forma statements of income. In addition, EBITDA, as defined, should not be considered as an alternative to net income or operating income, as an indicator of the operating performance of the Company or as an alternative to operating cash flows as a measure of liquidity. EBITDA, as defined, results for fiscal 1996 and the year ended December 31, 1996 exclude certain one-time charges related to the Transactions and the change in management and operations. Included in the one-time charges were $2.5 million related to severance and hiring costs; $1.4 million in obsolete inventory reserves, included in cost of sales; and $.5 million in insurance related costs.

(h) Capital expenditures primarily represent the cost of new Stopping Centers and improvements of existing Stopping Centers. Capital expenditures related to new Stopping Centers were $2.5 million, $7.0 million, $0, $13.8 million and $0 for the twelve months ended December 31, 1992 and the years ended December 31, 1993, December 30, 1994, December 29, 1995, and December 31, 1996, respectively, and $.7 million for the three months ended March 31, 1997.

(i) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as net income plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). For the twelve months ended December 31, 1992, earnings were insufficient to cover fixed charges by $1.9 million. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges on a historical and pro forma basis by $8.8 million and $7.6 million, respectively. For the three months ended March 31, 1997, earnings were insufficient to cover fixed charges by $14.1 million.

(j) Reflects the 9.5% mandatorily redeemable preferred partnership interests owned by Mobil Oil ($12.0 million) and 8.0% mandatorily redeemable preferred partnership interests owned by the Cardwell Group ($7.6 million) which have reduced partner's capital. Payment of preferred returns are subject to restrictive provisions of the Indenture and the New Credit Agreement. See "Capitalization" and "Security Ownership of Certain Beneficial Owners and Management."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Recapitalization

        On January 30, 1997, the Company consummated a transaction entered into in October 1996, in which Chartwell, Mobil Long Haul and the Cardwell Group entered into an agreement under which Chartwell and Mobil Long Haul invested $20.7 million and $15.0 million, respectively, in order to directly acquire the partnership interests of the Company owned by the Fremont Partners for approximately $25.6 million and invested approximately $10.1 million in the Company. The Cardwell Group maintained its capital investment in the Company. Kirschner invested $1.0 million in the Company. The common partnership interests of the Company are owned by Chartwell (approximately 50.8%), the Cardwell Group (approximately 39.9%), Mobil Long Haul (approximately 7.4%), and Kirschner (2.0%), the 9.5% mandatorily redeemable preferred partnership interests are owned by Mobil Long Haul ($12.0 million) and the 8.0% mandatorily redeemable preferred partnership interests are owned by the Cardwell Group ($7.6 million). Chartwell and the Cardwell Group own both general and limited partnership interests and Mobil Long Haul and Kirschner own only limited partnership interests. Mobil Oil and the Company also entered into certain supply and marketing agreements.

        As part of the Transactions, the Company issued $135 million of the Old Notes and made a tender offer for all of, and repurchased approximately 94% of, its Old 12 1/2% Notes and approximately 99% of the outstanding Debt Warrants.

        The Company also replaced its senior collateralized credit facility with an amended and restated senior collateralized credit facility. The New Credit Agreement consists of a $25.0 million Revolving Credit Facility, a $14.0 million Term Loan A, a $30.0 million Term Loan B and a $40.0 million Expansion Facility. The New Credit Agreement is collateralized by substantially all of the Company's assets and the partnership interests of Mobil Long Haul and Chartwell and guaranteed by each of the Company's subsidiaries, which guarantees in turn are collateralized by substantially all of such subsidiaries' assets.

        In the first quarter of 1997, the Company recognized an extraordinary charge of $12.7 million relating to amendment of the Old Credit Agreement, retirement of the Old 12 1/2% Notes and Debt Warrants and the write-off of deferred financing costs.

Overview

        The following table sets forth the development of the Company's Stopping Center network since 1992.

                                                               Open at
                                                               -------
                                   Open at the end of         March 31,
                             ----------------------------     ---------
                             1992  1993  1994  1995  1996       1997
                             ----  ----  ----  ----  ----       ----

Company-operated Stopping
 Centers:
  Full-sized...............    20    21    21    23    23        23
  Petro:2 :................     3     3     3     3     3         3
Franchised.................    12    12    13    15    16        16
Independently operated.....     1     1     1     -     -         -
                             ----  ----  ----  ----  ----      ----

  Total Stopping Centers...    36    37    38    41    42        42
                             ====  ====  ====  ====  ====      ====


        All of the Stopping Centers opened since January 1, 1993 were newly constructed facilities, except Medford, Oregon, where the Company purchased an existing truck stop and converted it into a Stopping Center.

In addition to the new full-sized facilities, the Company opened new Petro:Lubes at its San Antonio, Beaumont and Medford locations in June 1994, January 1995 and April 1996, respectively. At March 31, 1997, there were no new Company-operated facilities under construction. However a new franchisee location located in Scranton, Pennsylvania opened on May 27, 1997. The approximate construction cost of a new stopping center (exclusive of land) is between $7.0 and $9.5 million.

        The Company has never closed a Stopping Center and has no current plans to do so.

        Revenues. Historically, the Company's revenues at each of its full-sized Stopping Centers were recorded through the following divisions: diesel fuel island, restaurant, Petro:Lube and travel and convenience store. Beginning with the first quarter of 1997 and in connection with new management, the presentation format for results of operation has been changed to reflect revenues from fuel, non-fuel and restaurant. Fuel includes the sale of diesel and gasoline. Non-fuel includes the sale of merchandise and offering of services including truck weighing scales, showers, laundry, video games and other operations. Restaurant operations include the Iron Skillet and certain fast-food operations. The presentation will allow management to focus more closely on the major sources of revenues of the business. The Company's Petro:2 division includes all activities at its Petro:2 units except for revenues from the Petro:Lube located at the Petro:2. Sales at the Company's store located in the fuel island building, as well as its revenues from the truck weighing scales, are included in the results of the diesel fuel island division. The restaurant division includes the freestanding Iron Skillet restaurant in Arlington, Texas. The travel and convenience store division includes the Company's revenues from other activities at the Stopping Center, including showers, laundry, vending machines, video games and other retail activities, as well as gasoline and auto diesel sales. Other includes franchisee fees and income from video poker machines, discounts on franchisee receivables, fuel hauling, fast food restaurants, motel and RV park.

        In May 1994, the Company purchased the rights to certain revenues (the "Coinage Arrangement") from certain specified activities (pay telephone services, video games and rentals of retail space) at 14 Stopping Centers.

        The Company's fuel revenues and cost of sales include significant amounts of federal and state motor fuel taxes. Such taxes were $140,460,000, $150,360,000 and $175,873,000 for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively, and $43,556,000 for the three months ended March 31, 1997.

        Taxes. No provision for income taxes is reflected in the financial statements as the Company is a partnership for which taxable income and tax deductions are passed through to the partners.



Supplemental Data

                                                                                                                 Three
                                                                                                                 months
                             Year ended        Percent    Year ended       Percent    Year ended      Percent    ended     Percent
                             December 30,       of net   December 29,       of net   December 31,      of net   March 31,   of net
                                 1994         revenues       1995         revenues       1996        revenues     1997    revenues
                                 ----         --------       ----         --------       ----        --------     ----    --------
                                                                                                              (unaudited)
                                                          (in thousands)
                                                          --------------
Net Revenues:
  Diesel fuel island             $318,761        65.3%       $351,136        65.9%       $435,071       68.3%    $113,706    69.9%
  Restaurant                       43,877          9.0         47,387          8.8         47,335         7.4      11,728      6.9
  Petro:Lube                       34,160          7.0         36,198          6.8         44,082         6.9      10,568      6.5
  Travel and convenience
    store                          54,733         11.2         61,590         11.6         67,104        10.5      15,583      9.6
  Petro:2                          26,798          5.5         27,734          5.2         33,584         5.3       8,937      5.5
  Other                             9,564          2.0          8,970          1.7          9,881         1.6       2,043      1.6
                                 --------       ------       --------       ------       --------      ------    --------   ------
    Total                        $487,893       100.0%       $533,015       100.0%       $637,057      100.0%    $162,565   100.0%
                                 ========       ======       ========       ======       ========      ======    ========   ======

Operating Contribution:
  Diesel fuel island             $ 16,836         5.3%       $ 16,357         4.7%       $ 16,461        3.8%      $4,172      3.7
  Restaurant                        7,655         17.4          8,074         17.0          7,534        15.9       1,529     13.6
  Petro:Lube                        7,636         22.3          7,278         20.1          7,863        17.8       1,972     18.7
  Travel and convenience
    store                           4,357          8.0          5,988          9.7          4,569         6.8       1,023      6.6
  Petro:2                           1,385          5.2          1,150          4.1            853         2.5         254      2.8
  Other                            11,620          n/a          9,223          n/a          6,824         n/a       1,313      n/a
                                 --------        -----       --------       ------       --------      ------    --------   ------
    Total                        $ 49,489        10.1%       $ 48,070         9.0%       $ 44,104        6.9%     $10,663     6.6%
                                 ========       ======       ========       ======       ========      ======    ========   ======

Employee severance, benefit
  and placement expenses               --                          --                       2,534                      --
General and administrative
  expenses                         11,448                      12,053                      13,925                   3,988

Recapitalization costs                 --                          --                       2,938                      --
Depreciation and amortization       8,851                      11,144                      12,204                   2,995
Interest expense                   18,711                      21,098                      21,263                   5,070
Income before extraordinary
  item                             10,479                       3,775                     (8,760)                 (1,390)
Extraordinary item                  5,250                          --                          --                  12,745
Minority interest                     191                          --                          --                      --
                                 --------                    --------                   ---------               ---------
Net income (loss) (1)            $  5,038                    $  3,775                   $ (8,760)               $(14,135)
                                 ========                    ========                   =========               =========
----------------------

  (1) Net income for 1996 is after certain one-time charges related to the Transactions and the change in management and operations. Included in the one-time charges to operating income were $2.5 million related to severance and hiring costs; $1.4 million in obsolete inventory reserves (included in cost of sales), and $.5 million in insurance related costs. Costs incurred in connection with the Transactions amounted to $2.9 million.

Results of Operations


Three Months Ended March 31, 1997 Compared to Three Months Ended March 29,
1996

        Overview. The Company's new management team assumed organizational control on January 30, 1997. As a result, many new initiatives and other organizational changes could not begin to be implemented until after that time. During the month of February, new senior management personnel began overseeing each of the Iron Skillet Restaurant division, Travel Center division and Diesel Fuel Island division. February also marked the beginning of the planned management transition, and many planned strategic initiatives began to be implemented in March. Operating results for the first three months of 1997 reflected the changes occurring in the organization and lack of focus from prior management. January results were significantly below the same month of the prior year. February results reflected the management transition and March results exceeded prior year levels reflecting the improved focus on operations due in part to the management changes. The Company's net revenues increased 9.9% to $162,565,000 in the first quarter of 1997 from $147,925,000 in the first quarter of 1996. This increase was due principally to increases in fuel gallons, increases in fuel selling price per fuel gallon and increases in non fuel sales. The increase in revenues were off set by higher product costs and slightly higher operating expenses over the prior year period. General and administrative expenses increased to approximately $4.0 million from $3.1 million in the prior year period. This increase was principally due to an increase in the accrual of certain employee expenses in this year's first quarter and certain transition costs for new programs in the current year.

        Fuel. Revenues increased 12.0% to $123,739,000 in 1997 from $110,342,000 in 1996. Fuel revenues increase was due to an increase in fuel volume combined with an approximate 7.1% increase in selling price per fuel gallon sold. The increased selling prices was offset by increases in the wholesale costs of product. Gross margin on fuel was $8,622,000 for the three months ended March 1997 compared to $8,445,000 for the prior year period. On a per gallon basis, margins declined approximately 3.6% compared to the prior year.

        Non-Fuel. Revenues increased 12.4% to $27,098,000 in 1997 from $25,677,000 in 1996. The increase in revenues was due primarily to increased sales at the Petro:Lube facilities combined with improved merchandise sales in the Company's retail stores.

        Restaurant. Revenues were basically flat to slightly down for the current year period compared to the prior year. Management implemented certain menu changes at its Iron Skillet Restaurants in mid March designed to enhance revenues. Gross margin in the restaurants improved by approximately one percent due in part to management focus on costs and implementation of menu changes.

        Costs and Expenses. Total costs and expenses increased 10.9% from $143,270,000 in the first quarter of 1996 to $158,885,000 in the first quarter of 1997 and, as a percentage of net revenues, from 96.9% in the 1996 period to 97.7% in the comparable period of 1997. Costs of sales increased $14,100,000 or 12.0% from 1996 to 1997 due to higher fuel and product costs for both fuel and non-fuel revenue streams. Operating expenses increased $567,000 or 2.9% to $20,256,000 in 1997. General and administrative expenses increased to approximately $4.0 million from $3.1 million in the prior year period. This increase was principally due to an increase in the accrual of certain employee expenses in this year's first quarter and certain transition costs for new programs in the current year.

        Interest Expense. Interest expense decreased $260,000 to $5,070,000 during the first quarter of 1997 due to lower interest rates and lower amortization of debt issuance costs.


        Loss before extraordinary item. The Company reported loss before extraordinary item of $1,390,0000 in 1997 as compared to $675,000 for 1996.

        Extraordinary item. Extraordinary item reflects a charge to earnings of approximately $12.7 million relating to amendment of the Old Credit Agreement, retirement of Old Notes and Debt Warrants and the write-off of deferred debt issuance costs.

        Net loss. Net loss reflects loss of $14,135,000 for 1997 after the extraordinary item compared to a reported net loss of $675,000 for 1996.

Year ended December 31, 1996 Compared to Year ended December 29, 1995

        Overview. The Company's net revenues increased $104,042,000 or 19.5% to $637,057,000 for the year ended December 31, 1996. Revenues from comparable units contributed $94,273,000 or 90.6% of the increase. A Stopping Center is considered a "comparable unit" as to a particular period in the current year if it was open during the same period of the prior year. The increase in 1996 net revenues was due principally to a 13.3% increase in diesel gallons sold, an 11.2% increase in fuel sales price per diesel gallon sold and a 21.8% increase in Petro:Lube sales. Although net revenues increased in 1996, operating contribution, which is defined as net revenues less cost of sales and operating expenses, declined 8.3%. This was due to a reduction in gross margin from 22.7% of net revenues in 1995 to 19.7% of net revenues in 1996 combined with an 11.6% increase in operating expenses. The decline in gross margin percentage and increase in operating expenses is explained in the following presentation of the profit centers.

        Diesel Fuel Island. Revenues increased 23.9% to $435,071,000 in 1996 from $351,136,000 in 1995. The increase in revenues was attributable predominately to revenues of $6,279,000 from Ocala and Medford locations and a $77,656,000 or 22.3% increase in revenues from comparable units, due primarily to higher fuel volume which increased 13.2% combined with a higher selling price per gallon which increased 11.2%. Fuel margin per gallon decreased by 3.7% in the period. Operating contribution was flat with 1995 due to higher operating expenses, offset by an increase in gross margin as a result of higher fuel volume.

        Restaurant. Revenues of $47,335,000 were flat with the 1995 period. Revenues from new locations in Ocala and Medford contributed $901,000 while revenues from comparable units were down a similar amount. Operating contribution declined $540,000 to $7,534,000 in 1996. On a comparable unit basis, operating contribution declined $660,000 in the 1996 period. The decline in operating contribution was attributable to the decline in revenues partially offset by a decline in cost of sales, while operating expenses were flat.

        Petro:Lube. Revenues increased $7,884,000 to $44,082,000 in the year ended December 31, 1996 from $36,198,000 in 1995. The increase was due to growth in comparable units of $6,576,000 or 18.2% combined with a $1,308,000 increase due to new locations in Franklin and Medford. Operating contribution increased $585,000 due to a $2,726,000 or 13.7% increase in gross margin offset by a $2,141,000 increase in operating expense, primarily due to higher employee expense associated with increased revenues.

        Travel and Convenience Stores. Revenues increased $5,514,000 to $67,104,000 in 1996 from $61,590,000 in the 1995 period. The increase was due to a $3,965,000 or 6.4% increase in revenues at comparable units combined with revenues of $1,549,000 from the Ocala and Medford locations. The increased revenue at comparable units was due to increased fuel sales of $2,078,000 due to a 8.0% increase in volume and $1,887,000 due to a higher per gallon sales price of fuel of 7.0%. Operating contribution declined $1,419,000. The decline was due to decreased fuel margins combined with higher operating expenses.

        Petro:2. Revenues increased $5,850,000 to $33,584,000 in 1996 from $27,734,000 in 1995. The increase was attributable to a 16.1% increase in fuel gallons sold combined with a 10.1% increase in average price per gallon sold. Operating contribution declined $297,000 despite the increase in revenues, due to a 3.3% decline in fuel margins per gallon combined with an increase in operating expenses.

        Other. Revenues increased $911,000 to $9,881,000 in 1996 from $8,970,000 in 1995. The increase was attributable primarily to increased revenues of $1,117,000 from the fast food locations and the Medford motel and recreational vehicle park. The increase was offset slightly by declines in coinage revenue and video poker at the Company's two Louisiana locations. During 1996, Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operation of video poker machines. On November 5, 1996, the parish in which the Shreveport unit is located voted to continue to allow video poker operations, while the parish in which the Hammond unit is located voted to disallow video poker operations. The phase out period for the Hammond location is through June 1999. During the year ended December 31, 1996, the Hammond location generated approximately $841,000 of revenue from video poker.

        Costs and Expenses. Total costs and expenses increased 22.3% from $508,142,000 in 1995 to $621,616,000 in 1996. The increase related to higher cost of sales due to higher fuel costs, costs associated with new locations, increase in general and administrative expense, increase in depreciation and amortization and employee severance, benefit and placement expenses. Increase in cost of sales was attributable in part to adjustments related to establishment of inventory reserves of approximately $1,400,000. General and administrative expenses increased $1,872,000 due to increased employee expense and professional fees associated with the management changes. Depreciation and amortization increased due to additional 1996 capital expenditures combined with full year depreciation of the Medford and Ocala locations. Employee severance, benefit and placement expenses relate primarily to severance costs of old management and placement and relocation of new management as a result of the Transactions.

        During the fourth quarter of 1996, the Company recognized certain one-time charges of $2.5 million related to severance and hiring costs, $1.4 million in obsolete inventory and $.5 million in insurance related costs. Prior to implementation of the Merchandise Management System (MMS) during 1996, the Company did not have a system capable of accumulating data related to movement of individual inventory items. With the implementation of the MMS, the Company was able to specifically identify individual inventory item movement and as a result, has established a new policy related to the reserve for excess inventory. This policy was established at December 31, 1996.

        Recapitalization Costs. This represents costs incurred by the Company in 1996 associated with the Transactions. Costs include legal and professional fees combined with the investment banking fees paid with respect to the Transactions.

        Interest Expense. Interest expense of $21,263,000 in 1996 was flat compared to 1995, due to lower average level of debt outstanding offset by an increase in the interest rate.

        Net Income. The Company's net income declined $12,535,000 to a reported net loss of $8,760,000 in 1996 compared to reported net income of $3,775,000 in 1995.

Year ended December 29, 1995 Compared to Year ended December 30, 1994

        Overview. The Company's net revenues increased $45,122,000 or 9.2% to $533,015,000 for the year ended December 29, 1995. Revenues from units opened before 1994 ("comparable units") contributed $21,097,000 or 4.3% of the increase, coupled with revenues from new locations in Medford, Oregon and Ocala, Florida, which contributed an additional 4.9% or $24,025,000 in revenues during 1995. Although net revenues increased 9.2% in 1995, due principally to increases in fuel volume and higher travel and convenience store sales, operating contribution, which is defined as net revenues less cost of sales and operating expenses, declined 2.9% to $48,070,000. This was due to a reduction in gross margin from 23.5% of net revenues in 1994 to 22.8% of net revenues in 1995 combined with a 12.4% increase in operating expenses in total and a 4.7% increase in operating expenses on a comparable unit basis. The decline in gross margin percentage and increase in operating expenses is explained in the following presentation of the profit centers.

        Diesel Fuel Island. Revenues increased 10.2% to $351,136,000 in 1995 from $318,761,000 in 1994. The increase in revenues was attributable in part to revenues from the Medford and Ocala locations which contributed 5.0% or $16,029,000 of revenues and a 5.2% or $16,345,000 increase in revenues from comparable units. Operating contribution decreased by 2.9% in total and 5.4% on a comparable unit basis. The decline in operating contribution was due to a 6.1% reduction in fuel margin per gallon as a result of a shift in margin mix to higher volume fleet business which is generally "cost plus" or requires higher levels of discounts. In addition to lower fuel margins, higher levels of operating expense, primarily third party billing fees, contributed to the decline.

        Restaurant. Revenues increased 8.0% to $47,387,000 in 1995 from $43,877,000 in 1994. Of the 8.0% increase, 5.9% came from the two new locations and 2.1% came from comparable units. Operating contribution increased 5.5% but declined as a percent of revenue. Gross margin as a percent of revenue declined slightly due to higher produce and meat costs. Operating expenses increased 7.5% in total, but were flat with 1994 on a comparable unit basis.

        Petro:Lube. Revenues increased 6.0% to $36,198,000 in 1995 from $34,160,000 in 1994. The increase was due to $1,354,000 of revenues from new lubes at the Beaumont, Texas location, which opened in January 1995 and the Ocala, Florida location, which opened June 1995, combined with a 2.0% improvement in net revenues from comparable units. Operating contribution declined 4.7% in total and 7.8% on a comparable unit basis. This was primarily due to an 11.0% price increase in oil costs, which was absorbed by the Company and a reduction in tire margins in an effort to stimulate tire sales.

        Travel and Convenience Stores. Revenues increased 12.5% to $61,590,000 in 1995 from $54,733,000 in 1994. The increase was due to revenues of $3,788,000 from the new locations in Medford, Oregon and Ocala, Florida combined with a 5.6% or $3,069,000 increase in revenues at comparable units. Of the revenue increase at comparable units, approximately $832,000 was Coinage Arrangement revenue reported as Other in 1994. Operating contribution increased 37.4% in total and 34.9% on a comparable unit basis. Excluding the revenue from the Coinage Arrangement, operating contribution increased 18.3% due to improved fuel margins in 1995.

        Petro:2. Revenues increased 3.5% to $27,734,000 in 1995 as compared to $26,798,000 in 1994, attributable to a 3.8% increase in fuel gallons sold. Despite the increase in revenues, the operating contribution declined $235,000 due to lower fuel margins (as described above in the fuel island section) combined with an increase in operating expense.

        Other. Other revenues declined 6.3%, from $9,564,000 for the year ended December 30, 1994 to $8,970,000 for the year ended December 29, 1995, due to a $924,000 decline in video poker revenues and a reclassification of revenues from the Coinage Arrangement of $832,000 for 1995. The declines were partially offset by revenues from the motel and recreational vehicle park at the Medford location and revenues from the fast food establishments at three locations. The video poker decline was due to increased competition from other video poker operations and riverboat gambling operations, as well as an increase in the tax payable to the state of Louisiana. The operating contribution decline of $2,397,000 was due primarily to the reduction of revenues from video poker and the Coinage Arrangement, which have no direct expense associated with them, and are a direct reduction of operating contribution.

        Costs and Expenses. Total costs and expenses increased 10.8% from $458,703,000 for the year ended December 30, 1994 to $508,142,000 for the year ended December 29, 1995 and, as a percentage of net revenues, from 94.0% in the 1994 period to 95.3% in the comparable period of 1995. Costs of sales increased $38,458,000 or 10.3% from 1994 to 1995 due primarily to $18,523,000 associated with the new locations and an increase in costs in the diesel fuel island, restaurants and Petro:lubes on a comparable unit basis. Operating expenses increased $8,084,000 or 12.4% to $73,052,000 in 1995. This increase was due primarily to $4,555,000 in operating expenses from the Medford and Ocala locations combined with a $3,529,000 increase in comparable units, which was primarily in the diesel fuel islands, Petro:lube, and travel and convenience stores. General and administrative expenses increased $605,000 or 5.3% from $11,448,000 in 1994 to $12,053,000 in
1995. As a result of the above, operating income declined 14.8% from $29,190,000 in the 1994 period to $24,873,000 in the 1995 period.

        Depreciation and Amortization. Depreciation and amortization of the Company relates to depreciation of the physical assets of the Company and the amortization of the Coinage Arrangement and other assets. The increase of $2,293,000 from 1994 to 1995 relates to a full year amortization of the Coinage Arrangement combined with an increase in depreciation expense related to the new sites in Medford and Ocala.

        Interest Expense. Interest expense increased $2,387,000 during 1995 as compared to 1994, due primarily to higher levels of debt outstanding, higher amortization of debt issuance costs related to a full year and higher interest rates during the year.

        Extraordinary Charge. In connection with its Refinancing completed in May 1994 (the "1994 Refinancing"), the Company incurred an extraordinary charge of $5,250,000 for the write off of (i) the unamortized debt issuance costs associated with the Company's prior revolving credit facility (the "Congress Revolver"), and certain mortgage notes payable to various lenders (the "Old Mortgage Facilities") and (ii) the prepayment premium paid in connection with the repayment of certain of these facilities.

        Net Income. Net income of the Company decreased to $3,775,000 in 1995 from $5,038,000 in 1994 while income before extraordinary item and minority interest declined from $10,479,000 in 1994 to $3,775,000 in 1995. The decline was due to higher interest expense combined with a reduction in operating income due to higher costs of sales and operating expenses and a $2,293,000 increase in depreciation and amortization from 1994 to 1995.

Liquidity and Capital Resources

        Capital expenditures totaled $5,523,000 for the year ended December 31, 1996, $19,508,000 for the year ended December 29, 1995 and $746,000 for the three months ended March 31, 1997. The Company has planned capital expenditures of approximately $10.0 million in 1997. Included in capital expenditures for 1996 were funds spent on the construction of the new lubes in Medford, Oregon and Franklin, Kentucky. Capital expenditures in 1995 included funds spent on the acquisition of Medford, Oregon and the construction of the Ocala, Florida Stopping Center.

        At March 31, 1997, the Company had availability under the Revolving Credit Facility of approximately $21,000,000.

        Acquisition. In January 1995, the Company acquired an existing truck stop in Medford, Oregon. The Medford facility is designed similarly to the Company's Stopping Centers with a diesel fuel island, restaurant, travel store and free-standing convenience store. In addition, this location has a motel and RV park. The Company constructed a Petro:Lube at this location which opened early in the second quarter of 1996. The Company utilized a portion of its revolving line of credit under the Old Credit Agreement to fund the construction of the Petro:Lube.

        Expansion. In June 1995, the Company opened its Ocala, Florida location. The Ocala location is a typical Stopping Center with the addition of a free standing Wendy's (branded food restaurant) that opened in October 1995. In June 1996, the Company opened its first stand-alone Petro:Lube operation. The construction costs of the Ocala, Florida unit and new stand-alone Petro:Lube were funded by a combination of borrowing on the revolving line of credit under the Old Credit Agreement and internally generated funds.

        Insurance. The Company up to certain limits pays its own workers' compensation and general liability claims. The Company paid claims aggregating $1,302,000 and $331,000 relating to workers' compensation and general liability, respectively, for 1996 and $638,000 and $43,000 relating to workers' compensation and general liability, respectively, for the three months ended March 31, 1997. The Company believes it provides an accrual adequate to cover both known and incurred but not reported claims.

        The Company had positive working capital of $1,163,000 at March 31, 1997, and negative working capital of $13,863,000 at December 31, 1996, $9,607,000 at December 29, 1995 and $8,922,000 at December 30, 1994. Negative
working capital is normal in the truckstop industry. The truckstop business is an industry that generates a large amount of cash business with relatively low levels of inventories and receivables, as a percentage of revenues. A substantial majority of the Company's sales are cash (or the equivalent in the case of credit card sales or sales paid for by check on a daily basis by third-party billing companies). Diesel fuel inventory turns every two to three days, and store merchandise inventories normally turn every 90 days. Based upon the above, the overall inventory turns approximately every 13 days.

        While the Company continues to utilize interest rate swap agreements to manage interest rate exposure, the historical cost thereof has not been material to the Company.

Recent Developments

        In connection with the Transactions, the Old Credit Agreement was repaid with borrowings under the New Credit Agreement, the net proceeds from the sale of the Old Notes, a portion of the proceeds of the Equity Investment and the proceeds of the Kirschner Investment. The New Credit Agreement provides for a $25.0 million Revolving Credit Facility, a $40.0 million Expansion Facility, a $14.0 million Term Loan A and a $30.0 million Term Loan B.

        The Revolving Credit Facility permits the Company to borrow, repay and reborrow up to $25.0 million at any time until the fifth anniversary of the Closing Date, the proceeds of which may be used for working capital and other corporate purposes. Up to $5.0 million of the Revolving Credit Facility is available for the issuance of standby and documentary letters of credit. The Expansion Facility permits the Company to borrow, repay and reborrow up to $40.0 million for the acquisition and development of new Stopping Centers and stand-alone Petro:Lubes at any time until the third anniversary of the Closing. Term Loan A is repayable in 15 quarterly installments, commencing on September 30, 1997. Term Loan B is repayable in 26 quarterly installments commencing on September 30, 1997.

        Aggregate yearly term loan principal payments under the New Credit Agreement will be as follows: (i) $2.0 million in 1997; (ii) $3.0 million in 1998; (iii) $4.5 million in 1999; (iv) $5.5 million in 2000; (v) $1.5 million in 2001; (vi) $13.5 million in 2002; and (vii) $14.0 million in 2003.

        Borrowings under the New Credit Agreement are collateralized by substantially all of the Company's assets and the partnership interests of Mobil Long Haul and Chartwell and guaranteed by each of the Company's subsidiaries, which guarantees in turn are collateralized by substantially all of such subsidiaries' assets.

        Management of the Company believes that internally generated funds, together with amounts available under the Revolving Credit Facility, will be sufficient to satisfy its cash requirements for operations through 1997 and the foreseeable future thereafter. The Company also expects that expansion and future acquisitions would be financed from funds generated from operations, borrowings under the Revolving Credit Facility and the Expansion Facility and additional financings.

        Of the Company's 43 Stopping Centers, 17 are operated under franchise agreements with franchisees, with certain franchisees operating multiple locations. During 1996, the Company's franchisees expressed dissatisfaction with certain of the terms of their franchise agreements and the franchisees' relationship with the Company. While management has held discussions with the franchisees and, based on these discussions, believes that the Company's relationship with the franchisees will improve, there can be no assurance that such improved relationship will be forthcoming. In addition, the original terms of the franchise agreements with respect to two Stopping Centers, representing approximately 1.2% of the Company's operating contribution for the year ended December 31, 1996, expired in September 1995 and March 1996, respectively, and each has been extended by letter agreements through June 1997. Those two franchisees were unwilling to enter long-term extensions of their franchise arrangements prior to consummation of the Transactions. The Company is currently in the process of negotiating new formal franchise agreements with all of its franchisees, including the renewal contracts with these two franchisees. Based on discussions with the Company's franchisees, management believes that all of the Company's franchisees will enter into new franchise agreements with the Company prior to the end of 1997. With respect to its two expired franchise agreements, based on discussions with these two franchisees, management believes that the two franchises will enter into franchise agreements with the Company by the end of 1997. Until such time that a new franchise agreement has been negotiated, the Company intends to extend these two franchise agreements by letter agreement. If the expired franchise agreements are not renewed, or if any of the other franchise agreements cease to be operative, the Company's ability to enter into arrangements with other franchisees could be adversely affected. This could result in an adverse effect on franchise revenues of the Company as well as an adverse effect on the Company-operated Stopping Centers. See "Business -- Franchises." If the Company is successful in entering into new contracts with all or most of its current franchisees, management does not believe that the new franchise agreements will have a material effect on the Company's results of operations or liquidity.

Environmental

        Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Accrued liabilities are exclusive of claims against third parties and are not discounted.

        The Company is subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. The Company has accrued for certain environmental remediation activities consistent with the policy set forth in Note 2 to the consolidated financial statements. At December 31, 1996, such accrual amounted to approximately $217,000 and, in management's opinion, was appropriate based on existing facts and circumstances. Under the most adverse circumstances, however, this potential liability could be significantly higher. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position or results of operations of the Company. At December 31, 1996, the Company has recognized approximately $256,000 in the consolidated balance sheet related to recoveries of certain remediation costs from third parties.

        The Company plans to spend approximately $300,000 in 1997 to achieve compliance with existing regulations that have future compliance dates. During 1994, 1995 and 1996, the Company's expenditures for environmental matters were $151,000, $261,000 and $180,000, respectively.

                                    BUSINESS

        The Company is a leading operator of large, full-service truck stops with a nationwide network of 43 facilities known as "Petro Stopping Centers." The Stopping Centers, located in 28 states, are recognized as premier facilities in the industry and, according to recent surveys, the Company's network is the preferred truck stop chain of professional drivers. The Company has built this reputation by providing a high level of customer service in a consistently clean and friendly environment. Each Stopping Center offers a broad range of products, services and amenities, including diesel fuel, gasoline, home-style restaurants, truck preventive maintenance centers ("Petro:Lubes") and travel and convenience stores to commercial truck drivers, other highway motorists and local residents. Of the 43 Stopping Centers, 17 are operated by franchisees who are required to meet the Company's high standards of quality and service. For the year ended December 31, 1996, the Company generated net revenues of approximately $637.1 million, EBITDA, as defined, of approximately $32.1 million and net loss of approximately $8.8 million. For the three months ended March 31, 1997, the Company generated net revenues of approximately $162.6 million, EBITDA, as defined, of approximately $6.7 million and net loss of approximately $14.1 million, which included an extraordinary loss of $12.7 million.

        The Company's business was founded by Jack Cardwell, who opened the Company's first truck stop in El Paso, Texas in 1975. Until 1992, the Company conducted its operations through a variety of entities owned by Mr. Cardwell and members of his family. Effective as of April 30, 1992, affiliates of the Fremont Partners made an equity investment in the business through two Delaware limited partnerships, Petro PSC Properties, L.P. ("Petro Properties") and Petro PSC, L.P. ("Petro PSC"). Effective December 31, 1994, Petro Properties and its principal operating subsidiary, Petro PSC, were merged and the name of the surviving partnership was changed to Petro Stopping Centers, L.P., a Delaware limited partnership.

        On January 30, 1997, Chartwell and Mobil Long Haul invested $20.7 million and $15.0 million, respectively, to acquire the partnership interests of the Company owned by the Fremont Partners for $25.6 million and to invest approximately $10.1 million in the Company. The Cardwell Group has maintained its capital investment in the Company. Kirschner invested $1.0 million in the Company in connection with the Transactions. Chartwell and the Cardwell Group own both general and limited partnership interests and Mobil Long Haul and Kirschner own only limited partnership interests. See "The Transactions."

        The Company's primary customers are commercial and private trucking fleets and professional truck drivers that comprise the long-haul sector of the trucking industry. The Company sells diesel fuel to over 9,000 trucking accounts, of which 1,000 regularly purchase over 5,000 gallons of diesel fuel per month. By serving the needs of this customer base, the Company has continued to grow its revenues and generate stable cash flow.

        In order to better leverage its reputation and fleet customer base and to further its operating strategy, the Company has entered into a strategic alliance with Mobil Oil under which an affiliate of Mobil Oil has invested in the Company and all of the Company-operated diesel fuel islands will be branded with the Mobil name and image. Management believes that this alliance will enable the Company to enhance the services it offers to its customers and result in increases in its traffic and volume.

        The Company's marketing strategy targets customers who seek premium, full-service facilities at competitive prices. This differentiates the Company from truck stop chains and independently-operated facilities that offer diesel fuel with fewer services and amenities. Industry data indicates that two-thirds of the stops made by truck drivers are for non-fuel purposes. As a single source provider of professional truck drivers' over-the-road needs, including fuel, meals, truck maintenance, entertainment, showers, laundry facilities and other amenities, the Company is well positioned to capture a large portion of professional drivers' over-the-road expenditures. This focus has resulted in the Company's operating contribution, which averaged over $1.7 million per Company-operated location during the year ended December 31, 1996, being generated from a diverse group of profit centers. During this period, operating contribution was generated by diesel fuel islands (approximately 37%); Petro:Lubes

(approximately 18%); restaurants (approximately 17%); and travel centers, including travel and convenience stores and other services (approximately 28%).

  The Company's facilities are designed to offer a number of benefits to truck fleet operators and drivers. These advantages generally include well-lit and fenced parking lots to enhance security for drivers, trucks and freight; spacious parking areas and well-designed traffic flow to reduce truck stop accidents; and fewer stops and out-of-route miles through the use of the Company's one-stop, multi-service facilities. As trucking fleets consolidate and outsource their fueling as well as maintenance requirements, the Company's facilities continue to experience sizable growth in diesel fuel volume and preventive maintenance revenues. For the year ended December 31, 1996, diesel fuel volume increased by 13.2% and Petro:Lube revenues increased by 18.2% on a comparable unit basis from the year ended December 29, 1995.

  The U.S. truck stop industry is large and highly fragmented. According to industry data, which is limited, there are approximately 2,200 truck stops located on interstate highways. Management believes that approximately 27% are operated by eight major national or regional truck stop chains, which accounted for approximately 40% of the estimated 12.5 billion gallons of over-the-road diesel fuel sold in 1994 in the United States. Management also believes that the market share of these large chains will continue to increase as fleets seek to use fewer, national providers who can service all of their needs. Trucking fleets typically place a limited number of truck stop chains in their approved fuel networks in an attempt to consolidate and leverage purchasing power.

Operating Strategy

  During the last few years, the Company employed marketing and operational strategies borrowed from conventional retailing and hospitality businesses. In connection with the Transactions, the Company installed a new senior management team and organizational structure. The new management team believes these prior strategies were not well suited to the truck stop industry and resulted in reduced focus on the Company's historically successful core strategy. As a result, management believes recent operating performance does not fully reflect the Company's competitive advantages. While management believes that these programs have not impaired the Company's strong franchise with its core customers, management plans to refocus the Company on its historical strengths and implement new programs and initiatives designed to grow revenue and improve profitability.

  Management's strategy is to maximize profitability and cash flow by: (i) capturing additional diesel fuel volume and leveraging the resulting traffic increases into sales in the Company's other higher margin profit centers; (ii) improving operating performance with enhanced management information systems, product offerings, cost reduction efforts and other operating efficiencies; and
(iii) expanding the Company's national network of full-service facilities by acquiring and developing Stopping Centers and strategically located stand-alone Petro:Lubes.

New Management Team and Organizational Structure

  The Company's new management team includes Jack Cardwell, the Company's founder, who has resumed active management responsibility for the Company's operations as Chairman, Chief Executive Officer and President. The Company also recently hired Larry Zine, who has over 15 years of experience in the retail gasoline marketing and convenience store industries, to assume the position of Chief Financial Officer. Mr. Zine, the former Chief Financial Officer of The Circle K Corporation, was integrally involved in that company's turnaround, initial public offering and subsequent sale. In addition, Evan Brudahl, Manager of U.S. Diesel Retail Marketing and Travel Center Business at Mobil Oil with nineteen years of experience in the retail petroleum business, has assumed the duties of Senior Vice President of Strategic Planning and Development. Mr. Brudahl was integrally involved in the development and implementation of a successful turnaround of certain of the Mobil Oil U.S. company-operated gasoline stations and convenience stores. Jim Cardwell, who joined the Company in 1982, has assumed the position of Senior Vice President of Operations. See "Management." In addition, the entire management organization has been structured to give profit center and divisional managers clearer responsibility for, and compensation based upon, the profitability of their respective operations. Management believes that this new organizational structure and incentive program will lead to greater accountability and yield increased profitability.

Capitalize on Strategic Alliance With Mobil

  As the U.S. trucking industry continues to consolidate, fleets are searching for ways to reduce their total operating costs and deal with fewer suppliers. The high-quality brand recognition of both the Company and Mobil Oil will provide a platform for joint services and marketing initiatives in an attempt to increase volume. Through their new alliance, the Company and Mobil Oil plan to provide integrated "one-stop" services for many of a fleet's most critical needs, including both on-site and over-the-road fueling, fuel price risk management and an integrated billing and data capture system. The alliance should enable Mobil Oil and the Company to create a nationally recognized retail and terminal fuel marketing program. Management believes that the Petro/Mobil strategic alliance will provide the Company with a competitive advantage which will be difficult for other industry participants to replicate in the immediate future.

  The following list highlights other important aspects of the Petro/Mobil relationship:

  Capital Investment Mobil Oil has a vested interest in the Company's future performance by virtue of the $15.0 million investment in common and preferred limited partnership interests of the Company by Mobil Long Haul.

  Diesel Branding At all Company-operated diesel fuel islands, the Petro/Mobil marketing alliance will be reinforced by the addition of Mobil signage and the sale of Mobil branded diesel fuel. Mobil Oil will incur all expenses associated with branding the diesel fuel islands and has entered into a 10-year agreement to supply the diesel fuel requirements of the Company-operated Stopping Centers.

  Gasoline Branding The automobile fuel islands ("Auto Fuel Islands") at 11 of the Company-operated Stopping Centers will convert to the Mobil brand. The Company will also install new gasoline dispensers with credit card readers at most of these locations. The Company has entered into a 10-year supply agreement pursuant to which Mobil Oil will supply gasoline for the Mobil branded Auto Fuel Islands.

  Delvac Lubricants Mobil Oil has entered into a 10-year supply agreement to supply Delvac brand lubricants for use in the Company-operated Petro:Lubes and for sale at its Company-operated diesel fuel islands. Mobil Oil will support Delvac sales with promotional events and media programs which will be integrated into Mobil Oil and the Company's ongoing advertising programs.

  Access to Personnel and Services Mobil Oil has agreed to support its alliance by providing the Company with access to certain Mobil Oil personnel and services. In addition to Mr. Evan Brudahl, the Company's new Senior Vice President of Strategic Planning and Development, two other Mobil Oil employees have been transferred to the Company's headquarters. One individual, with 15 years of experience in finance, convenience store and retail petroleum marketing, has been charged with coordinating all aspects of the Petro/Mobil relationship, including the Petro/Mobil joint fleet and franchisee solicitation and the development of a joint integrated billing and data capture system. The second Mobil Oil employee is responsible for accounting and supply-related administrative issues. Mobil Oil also is expected to make available to the Company certain additional services and personnel on a project specific basis, anticipated to include Stopping Center design, layout and construction cost reduction, and convenience store merchandising layout and shrink control.

Implementation of Management Information Systems

  The Company plans to complete several initiatives to strengthen its systems in order to provide management with the tools to better monitor and improve operating performance. In the past, despite well designed systems, the responsibility for implementing systems related projects was not clearly defined. In the new management structure, profit center and corporate divisional managers are directly accountable for the improvements related to their area of authority. An important component of the Company's strategy is to position itself as the "technology leader" among truck stop operators and to use this position to further distinguish the value and services it offers to its customers. Toward this end, management is expected to complete a number of systems-based improvements throughout the Company's operations. The following list highlights certain of these initiatives:

  Fuel Island POS System The Company is currently in the final testing phase of a new card-based fuel island point of sale system (the "fuel island POS system") in preparation for its 1997 implementation. This system is expected to reduce the labor cost of processing fueling transactions while increasing efficiency and peak period capacity. The system will also enable the Company to capture and monitor data to track profitability by customer and location. Eventually, the system is expected to be fully integrated with other profit centers to enable the Company to develop marketing efforts based on an analysis of total sales and profitability from a particular customer at all profit centers and locations.

  Financial Reporting System The management team plans to refine the quality and format of the Company's management reporting systems. While the existing system has extensive data processing capabilities, management plans to improve variance reporting and generate more useful data on customers and their usage profiles. Improvements in the financial reporting system are expected to provide operating results and fleet sales data that will enable management to identify and quickly respond to trends or issues that arise.

  Other projects include the installation of a new system to track preventive maintenance work performed for Petro:Lube customers and provide comprehensive reporting to fleets and management, and new technology to replace the point of sale order entry system in the Iron Skillet restaurants.

Cost Controls, Operating Efficiencies and Revenue Enhancements

  Management has identified a series of initiatives designed to reduce costs, increase operating efficiencies and enhance revenues in each profit center as well as reduce corporate and general and administrative expenses.

        Diesel Fuel Island. The fuel island POS system is expected to reduce the amount of time and labor required to process fueling transactions and eliminate approximately 70 fuel island employees (an average of 2.7 per location) during the next two years, which is projected to result in an estimated annual savings of approximately $1.0 million. In addition, the new fuel island POS system is also expected to increase throughput capacity by increasing the speed at which drivers complete the fueling process. Other fuel island initiatives include re-merchandising with vendor involvement and implementing a series of branded and proprietary fast food offerings at certain of the central services buildings.

        Petro:Lube. A new pricing program has been implemented which offers Mobil Delvac, Shell or Chevron motor oil for the same price as part of a lube and oil and filter change ("LOF"), which results in an increase LOF gross margin by over four percentage points. Management believes that this new pricing program should not reduce the number of LOF's performed by the Company and as a result should increase operating contribution. In addition, the Company expects to add minor mechanical repair services at 9 locations in 1997. The Company began offering these services at 11 locations in 1996 which generated average monthly revenue and operating contribution of $16,226 and $6,750, respectively, from such services excluding a one month start-up period.

        Iron Skillet Restaurants. Focus is being placed upon improving restaurant purchasing and operating performance through increased management supervision by installing a new director of Iron Skillet operations, who has already assumed this position, and by installing regional directors of operations who are directly responsible for restaurant operations only. The new director of operations is refining Iron

    Skillet's menu offerings through price adjustments, salad bar and meal combinations and re-introducing its formerly popular regional side dishes in an effort to increase revenues. Management believes that opportunities exist to rebid certain contracts and reduce other operating and supply expenses.

        Travel and Convenience Store. Inventory shrink in the Company's travel and convenience stores for the year ended December 31, 1996 was approximately 8% of sales, which management believes significantly exceeds the industry average. Based on current travel and convenience store merchandise sales, each 1% of sales by which shrink is reduced is projected to result in $300,000 of additional operating contribution. A Mobil Oil employee responsible for loss prevention and shrink control will be assisting the Company in this area. Management believes that additional opportunities exist to reduce costs and enhance revenues, including increasing vendor rebates, allowances and promotions, increasing sales through re-merchandising and reducing labor costs by utilizing a newly-created labor model to better match labor hours with store revenues.

        General and Administrative. A new property, casualty and general liability insurance package has been implemented at an annual cost savings of approximately $1.0 million per year. Management has also targeted cost reductions in medical, life and disability benefits insurance through program restructuring and competitive bidding. Management is currently reviewing other corporate, general and administrative expenses and believes that opportunities exist to reduce costs.

        Members of the new management team have also successfully reduced corporate accounting and finance staff and expenses at other companies by re-engineering and automating accounting and payment processes through the introduction of electronic data interchange with vendors. Electronic data interchange reduces multiple data entry and the need for many manual reconciliation processes. Management believes opportunities exist to reduce the number of personnel in this area.

Expansion of National Network

    The Company plans to expand its network in order to strengthen its national presence. The Company believes that expansion of its network will increase its appeal to, and as a result, its volume of business with, truck fleets. However, the Company will initially focus on improving the efficiency and profitability of its existing operations. It is anticipated that network growth will be achieved through (i) the acquisition and subsequent upgrading of independent truck stops and regional chains to meet the Company's standards; (ii) the building of new Company-operated Stopping Centers; and (iii) the franchising of additional Stopping Centers. In addition, the Company intends to acquire and build new stand-alone Petro:Lube facilities in strategic locations.

    After selecting a general locale for a potential new Stopping Center, the Company will analyze whether to buy, build or franchise such location. Such determination will be made after a detailed investigation of long-haul truck traffic, access to the interstate highway, visibility, proximity and nature of competition, land availability and price, amount of land preparation required for development, environmental and regulatory considerations, zoning limitations and the availability and cost of utilities and labor. The Company's site selection criteria will also include a minimum number of gallons of diesel fuel expected to be sold monthly at the new site in order to justify the required capital investment. In selecting additional sites, the Company will seek to increase the number of heavily traveled interstate routes covered by its network and to locate its facilities approximately 250 to 300 miles apart along major interstate highway routes, permitting a driver on a route served by the Company to stop at a Stopping Center every four to six hours.

    The Company expects to continue to focus on opening both Company-owned and operated facilities as well as franchised locations. The Company has identified a number of potential locations for the expansion of its network including: (i) existing truck stops, which are attractive acquisition candidates; (ii) vacant land for new Stopping

Center development and stand-alone Petro:Lubes; (iii) existing lube, oil and filter operations which may be acquired; and (iv) additional franchised Stopping Centers.

    The newest addition to the Company's network is a franchised Stopping Center located in Scranton, Pennsylvania. This newly-constructed full-size facility opened in May 1997.

    A typical Stopping Center takes approximately 9 to 12 months to build. The Company estimates that Stopping Centers built in the next several years may cost between $7.0 million and $9.5 million each, depending on certain factors, including land acquisition and site preparation costs, required paving and local construction costs. The Company will work with certain Mobil Oil personnel to evaluate potential design, layout and construction changes in order to improve the economics of new Stopping Centers.

Petro Stopping Centers

    Of the 26 Company-operated Stopping Centers, 23 are full-size locations and three are "Petro:2" units, which are smaller facilities with fewer amenities than the full-service locations. Of the 17 franchised facilities, 14 are "full-service" locations and three are "Petro:2" units. A typical full-size Stopping Center is built on 15 to 30 acres with separate entrances and parking areas for trucks and automobiles. Parking areas typically accommodate 200 to 300 trucks and 100 to 175 cars or recreational vehicles, and are well lit and fenced to maximize customer safety. Petro Stopping Centers are open 24 hours a day and typically consist of the following:

Diesel Fuel Island

    The diesel fuel island is a self-service facility for professional drivers which typically consists of 8 to 16 fueling lanes configured in a split crescent formation. An equal number of fuel dispensers are located on both sides of a central services building. This layout facilitates highway access and traffic flow since all trucks approach the fueling lanes from the same direction. To ensure efficient peak-period capacity, the fuel dispensers are computer driven, high speed units. Each fueling lane permits simultaneous fueling of each of the truck's two tanks. All diesel fuel sold by the Company is currently branded "Petro." Pursuant to its strategic alliance with Mobil Oil, the Company will convert to selling Mobil branded diesel fuel at all of the Company-operated diesel fuel islands. All Company-operated diesel fuel islands and dispensers will carry signage with both the "Petro" and "Mobil" brand names. Mobil Oil will bear the costs associated with branding the Company's diesel fuel islands Mobil.

    The central services building provides efficient transaction processing through the use of integrated, computerized cash registers and an organized data collection system. Currently, "runners" at each fuel island collect information while trucks are being fueled. This data, including driver and company names, license number and mileage, is manually recorded in the computer system before the driver walks to the cashier to pay for the fuel.

    A new fuel island POS system is being tested in preparation for implementation in 1997. The new system is expected to improve the speed and efficiency in which the Company processes fuel purchase transactions. The new system will include the installation of fuel island card readers at each fuel dispenser allowing for rapid automatic data capture and recording which is currently input manually. This is expected to improve the speed of transaction processing and provide operating efficiencies while reducing labor costs. The connectivity of an existing frame relay network to third-party providers is expected to reduce transaction processing times from a current average of 40 seconds to an average of 4 seconds. In addition, the new system will reduce the level of required cashier involvement to help further accelerate processing and improve customer service while minimizing processing errors and reconciliation problems.

    To attract the business of drivers seeking a quick refueling stop, each central services building includes a "mini-mart" offering an array of deli take out food, snack foods, beverages, toiletries and a basic selection of trucker accessories and supplies. In addition, the central services building also provides other related services including certified scales, check cashing, money wire services, permit services, faxing and copying. These facilities enable the driver seeking a quick refueling stop to purchase consumables and services while refueling.

    The average diesel fuel island sold approximately 5.6 million gallons of diesel fuel and generated $713,695 of merchandise and other revenues during the year ended December 31, 1996. The diesel fuel islands, in the aggregate, generated $435.1 million in revenue and $16.5 million in operating contribution during the year ended December 31, 1996.

Petro:Lube Express Truck Service Center

    In 1983 the Company opened its first Petro:Lube facility to provide "while-you-wait" preventive maintenance service for trucks. Since that time, Petro:Lubes have been introduced at all of the Company-operated full-size Stopping Centers and at two of its three Petro:2 locations. During 1996, the Company opened its first stand-alone Petro:Lube.

    Petro:Lube facilities offer oil and filter changes, lubrication and new, used and retread tires, as well as tire repair. All Petro:Lube operations feature highly recognized quality brands. The Company was the first truck stop chain to offer service to truckers on an express basis. During the year ended December 31, 1996, Petro:Lube performed approximately 170,000 oil changes and serviced approximately 500,000 trucks. The Company believes that Petro:Lube's focus on preventive maintenance and express service provides it with a competitive advantage, which would be difficult to replicate in the near-term.

    Petro:Lube facilities generally are located in a separate building toward the rear of a Stopping Center and typically consist of four through-bay entrances, with two in-ground pits. Two to four employees typically work at the Petro:Lube operations at any particular time. The average Petro:Lube order takes less than 45 minutes to complete at prices ranging from $104.99 for an oil and filter change to $134.99 for more complete maintenance service, including a complete tractor lube and the replacement of all filters.

    Each Petro:Lube sells a limited number of high-quality brands such as Mobil Delvac, Shell Rotella and Chevron Delo heavy duty motor oils and Kelly, Bridgestone and Firestone tires. Under the marketing agreements entered into with Mobil Oil, Petro:Lube locations feature Mobil's Delvac brand lubricants and will develop marketing programs and strategies with Mobil Oil. Each Petro:Lube honors manufacturers' warranties as well as the Company's warranties for work performed at any Petro:Lube throughout the country.

    Petro:Lube services are primarily utilized by owner/operators and small fleets, but larger fleets are increasingly looking to out source their maintenance needs. In addition to Stopping Center locations, the Company opened a stand-alone Petro:Lube in 1996, and has plans to add at least one additional stand-alone site in 1997. Petro:Lube management believes that a significant opportunity exists to develop stand-alone Petro:Lube units at strategic locations throughout the country.

    For the year ended December 31, 1996, Petro:Lube had revenues of $44.1 million and operating contribution of $7.9 million. During the period, revenues and operating contribution grew 21.8% and 8.0%, respectively.

Iron Skillet Restaurants

    Each full-size Stopping Center includes the Company's trademarked "Iron Skillet" restaurant. This home-style, sit down restaurant typically seats approximately 180 customers, and features counter and waitress service, a soup and salad bar and three "All-You-Can-Eat" buffets per day. In a recent survey, the Iron Skillet was the truck stop restaurant chain most preferred by professional truck drivers.

    The Iron Skillet prides itself on the "home cooked" items prepared fresh at each location. Recipes developed at the Company's test kitchen in El Paso are accessible from each location by computer. While most menu items and pricing are consistent throughout the chain, the Company plans to reintroduce regional specialties which were extremely popular in the past. By combining reasonable prices with quality home-style cooking, the Iron Skillet provides its customers with quality, value and a pleasant dining experience.

    Iron Skillet restaurants are open 24 hours per day, 365 days per year and feature certain tables and counter seats which are specially reserved for professional drivers. This enables the staff to provide the personal service which is the Company's hallmark. Public telephones are generally available throughout the dining area for customer convenience.

    For the year ended December 31, 1996, Iron Skillet had revenues of $47.3 million and operating contribution of $7.5 million.

Travel and Convenience Stores

    Each Stopping Center includes a travel store featuring merchandise specifically selected to cater to a professional truck driver's shopping needs during the long periods typically spent away from home. Merchandise categories include clothing, electronics such as televisions, mobile satellite dishes, VCR's and CB radios as well as toiletries, gifts and truck accessories such as cables, fuses, reflectors and antennae. The travel stores also carry a wide array of Company branded merchandise such as coffee mugs, travel bags, hats, T-shirts and other items designed to further increase recognition of the Petro brand. A travel store typically carries approximately 4,500 SKUs and averages 2,400 square feet of selling space.

    Gasoline and automobile diesel fuel are sold from a separate Auto Fuel Island at 25 of the Company's 26 locations. The Auto Fuel Islands are located near the travel store (or in eight instances near a freestanding convenience store) and accessed by separate "auto-only" entrances which help to separate auto and truck traffic at the facility. The typical Auto Fuel Island is equipped with 4 to 12 fuel dispensers for convenient and efficient fueling. The typical stand-alone convenience store averages 570 square feet of selling space and carries snacks, basic groceries and automobile supplies such as motor oil.

    The Company intends to convert 11 of its Company-operated Auto Fuel Islands to the Mobil brand in 1997 and plans to install new gasoline dispensers with credit card readers at most of such locations. The Company believes that consistent use of the high-quality Mobil name and the addition of credit card readers will enable the Company to increase its appeal to automobile customers, and increase the sales volume of its Auto Fuel Islands, restaurants, and travel stores.

    The travel store unit accounted for $67.1 million in revenues and $4.6 million in operating contribution for the year ended December 31, 1996.

Additional Products and Services

    To meet the personal and business needs of commercial drivers and other motorists, the Company provides numerous additional services at its Stopping Centers. The Company believes that these help to differentiate the Company's facilities from those of its competitors. At the typical Stopping Center, customers have access to telephone, fax and other communications services, overnight express drop boxes and ATMs. Professional drivers have convenient on-site access to a certified truck weighing scale and a truck wash operated by a third-party at most locations. In addition, they can receive their paychecks and cash advances from the diesel fuel island cashier's building. For a driver's comfort and relaxation, Stopping Centers provide laundry facilities, game rooms, television viewing rooms and at certain Stopping Centers, movie theaters. These common areas are designed to provide hospitable areas separate from the restaurant and other retail spaces.

    The Company introduced nationally branded fast food concepts at several of its locations in 1995. Industry surveys indicate that, of the three meals consumed daily by professional truck drivers, approximately 1.25 are sit-down meals. As a result, the introduction of fast food offerings is expected to enable the Company to capture additional revenues and generate incremental operating profits at its Stopping Centers from drivers who desire a quick alternative to the Company's Iron Skillet restaurants. The Company currently operates one Wendy's, one Blimpie Subs & Salads and two Pizza Hut Express units and plans to expand its fast food program during the next several years. Nationally branded fast food outlets enhance the Company's visibility and appeal to interstate motorists and local residents who may be less familiar with the Stopping Centers than professional drivers.

    Each full-size Stopping Center features 12 to 18 private shower facilities. The showers are fully tiled for easy maintenance and are professionally cleaned after each use. Each shower room is equipped with a lock to provide privacy and security. The Company also leases retail space at its Stopping Centers to independent merchants who sell jewelry and other items and who also provide haircutting, shoe shine and other services.

    Since June 1993, the Stopping Centers located in Hammond and Shreveport, Louisiana have featured video poker operations. The primary customers for these activities are local area residents. The video poker operations at each of these sites feature 50 machines and are conducted in a stand-alone building, separated from other Stopping Center facilities. A third-party operator manages the video poker operations and incurs substantially all related expenses while paying a portion of each machine's "winnings" to the Company. During 1996, Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operations of video poker machines. On November 5, 1996, the parish in which the Shreveport facility is located voted to continue to allow video poker operations, while the parish in which the Hammond facility is located voted to disallow video poker operations. The phase out period for the Hammond location is through June 1999.

Petro:2 Centers

    Three Company-operated and three franchised facilities are Petro:2 Centers ("Petro:2") which provide the same basic fueling, restaurant, truck preventive maintenance and retail store services as full-sized Stopping Centers, but on a smaller scale and with fewer amenities. Unlike a full-size Stopping Center, a Petro:2 has a relatively small single building which supports the cashier functions for both the diesel and gasoline fuel islands. The original Petro:2 design and concept included a restaurant, known as the "Quick! Skillet," offering a narrower menu selection than the Iron Skillet restaurant at full-facility Stopping Centers. Two of the Company-operated Petro:2 Centers currently contain a "Quick! Skillet" and one now contains a Blimpie Subs & Salads. The retail store at a Petro:2 is more comparable to a large convenience store with some merchandise specifically targeted for truckers.

    Petro:2 Centers had revenues of $33.6 million and operating contribution of approximately $852,900 for the year ended December 31, 1996.

Industry Overview

    Trucking is the freight shipment method which provides businesses with the greatest flexibility in managing their inventories. Truck deliveries offer more precise scheduling windows and economical access to more locations than other delivery methods. As a result, trucking's share of the domestic freight market is expected to increase during the next several years. Industry surveys estimate demand for over-the-road diesel fuel to grow at a rate of 2 to 3% per year. This growth rate is slower than the projected increase in ton miles as various technological advances continue to improve fuel economy.

    The trucking industry has experienced continued consolidation since its de-regulation in 1980. While the industry is still highly fragmented, consolidation is expected to continue and to increase the buying power of the largest fleet operators. As trucking companies seek to minimize their operating costs by reducing fuel expenses, they have developed more sophisticated buying practices and are using their greater influence to negotiate favorable fuel pricing. As a result, many fleets increasingly seek to do business with fewer, larger truck stop chains to maximize their volume and available discounts and rebates. In many instances, a trucking company will permit its drivers to stop only at facilities operated by a limited list of approved providers.

    Although fuel pricing is an important consideration, a fleet's determination of approved truck stops also reflects its efforts to recruit and retain drivers. Many trucking companies experience annual driver turnover in excess of 100%. To reduce the costs associated with these high turnover levels, fleets continue to search for ways to improve their drivers' quality of life. Efforts have included meaningful pay increases, reduced trip length and allowing drivers to utilize truck stop facilities that they prefer.

    Industry data indicate that two-thirds of the stops made by truck drivers are for non-fuel purposes. Federal safety regulations currently limit the driving time of commercial truck drivers and have spurred the growth of non-fuel driver amenities. Management believes that the Company's reputation for quality and service, combined with its extensive product offerings, new management team and organizational structure and strategic alliance with Mobil Oil will enable the Company to continue to take advantage of these industry trends and improve profitability at each of its profit centers.

    To further improve their operating cost structure, fleets have begun outsourcing their preventive maintenance and repair needs. The Company's Petro:Lube operations are ideally positioned to benefit from this trend.

Competition

    The U.S. truck stop industry is large and highly fragmented. According to industry data, which is limited, there are approximately 2,200 truck stops located on interstate highways. Management believes that approximately 27% are operated by eight major national or regional truck stop chains. Long-haul trucks can obtain diesel fuel from a wide variety of sources, including their own fueling terminals, chains of large, high-quality truck stops, limited service fueling facilities and some large service stations. The Company believes that, while it competes with all truck stops, its principal competitors are increasingly large, multi-service truck stop chains. Management believes that eight chains accounted for approximately 40% of the 12.5 billion gallons of over-the-road diesel fuel sold in 1994 in the United States and that the market share of these large chains continues to increase as fleets look to do business with fewer, more nationally represented providers to meet their needs. Trucking fleets typically place a limited number of truck stop chains in their approved fuel networks in an attempt to consolidate and leverage purchasing power. Certain of the Company's competitors have substantially greater financial and marketing resources than the Company.

    The Company prices its diesel fuel competitively. A number of other large, multi-service truck stop chains build somewhat smaller and less expensive facilities, emphasizing low-priced diesel fuel and fast food restaurants. Many of the other truck stop chains employ discount pricing of diesel fuel to compete. At the same time, increased competition and over capacity among trucking companies in recent years have increased truck fleet owners' focus on reducing their operating costs. This has put increased pressure on diesel fuel margins for the Company and its competitors. In recent years, a number of the larger fleets have also opened proprietary terminals along their most-travelled routes. In addition, from time to time, the Company is subject to intense price competition in certain of its markets.

Trademarks and Trade Names

    The Company is the owner in the United States of various trademarks and service marks. The Company grants franchisees the non-exclusive right to use the proprietary marks at franchised locations. The Company regards its trademarks and service marks as valuable assets and believes that they have significant value in the marketing of its products and services. The Company vigorously protects its trademarks and service marks against infringement.

Governmental Regulation

 Environmental Regulation

    The Company's operations and property are subject to extensive federal and state legislation and regulations relating to environmental matters. The Company uses underground and above ground storage tanks to store petroleum products and waste oils. Statutory and regulatory requirements for underground storage tank ("UST") systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control, and mandate corrective action in case of a release from an UST into the environment. The Company is also subject to regulations in certain locations relating to vapor recovery and discharges into water. Management believes that all of its USTs are currently in compliance with applicable requirements and that it is currently in compliance with all other applicable environmental laws and regulations. Some existing laws and regulations relating to USTs do not become applicable immediately and have future compliance schedules. The Company is currently in the process of installing cathodic protection and overfill equipment or devices on its older USTs (those installed before 1988) and plans to complete that work on or before the dates required to achieve compliance under the current regulations. The Company plans to spend approximately $300,000 in 1997 in connection with this work. If additional requirements are imposed, additional expenditures may be required. During 1994, 1995 and 1996, the Company's expenditures for environmental matters were $151,000, $261,000 and $180,000, respectively. See Note 2 to the Company's Consolidated Financial Statements for the year ended December 31, 1996 for a discussion of its accounting policies relating to environmental matters.

    In connection with its ownership of the properties and operation of its business, the Company may also be subject to liability under various federal, state and local environmental laws, ordinances and regulations relating to cleanup and removal of hazardous substances (which may include petroleum or petroleum products) on, under or in such property. Certain laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person. The Company is not involved in any litigation or other proceedings seeking to impose such liability. Where required or believed by the Company to be warranted, the Company takes action at Company-operated locations to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. In light of the business of the Company and the quantity of petroleum products that it handles, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future.

 Other Regulation

    The Company is also subject to local licensing ordinances. The issuance of permits for service station and lubrication operations is generally a matter of discretion and is subject to the underlying requirement that the granting of the permit be consistent with health, safety and moral welfare of the community. Although the Company believes that careful planning and site selection reduces the likelihood of significant zoning opposition, significant opposition to the construction of a Stopping Center, if encountered, may cause the Company to incur substantial expenses and delay.

    The Company's restaurant operations are subject to federal, state and local regulations concerning health standards, sanitation, fire and general safety, noncompliance with which could result in temporary or permanent curtailment or termination of a restaurant's operations. In addition, difficulties in obtaining the required licensing or approvals could result in delays or cancellations in the openings of new restaurant facilities.

    In addition, the Company's video poker operations are subject to oversight at the state and local level. During 1996, Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operations of video poker machines. On November 5, 1996, the parish in which the Shreveport facility is located voted to continue to allow video poker operations, while the parish in which the Hammond facility is located voted to disallow video poker operations. The phase out period for video poker at the Hammond facility is through June 1999.

    The Company as a franchisor is also subject to federal and state regulation in the states in which it offers franchises or where franchised Stopping Centers are currently operating. Federal regulations require that the Company provide each perspective franchisee with a disclosure document that provides information regarding the Company and the relevant provisions of the franchise agreement and other ancillary contracts. In addition, certain state regulations require that the franchisor be registered or be exempt from the applicable registration requirements. Federal and state franchising laws prohibit certain "deceptive trade practices" and, in some cases, impose fairness and "anti-discrimination" standards on the Company.

    In addition to the franchise regulations outlined immediately above, the Company's operations are subject to the Petroleum Marketing Practices Act ("PMPA"). PMPA is a federal law that prohibits a franchisor engaged in the sale, consignment or distribution of refiner-branded motor fuels from terminating or failing to renew a "franchise" or "franchise relationship," except on specified grounds and only after compliance with the statute's notification provisions. PMPA expressly preempts state law concerning the termination, nonrenewal and notice thereof with respect to motor fuel franchises. PMPA is enforced judicially through cases interpreting the statute.

    The Company, currently a franchisee under the PMPA, will also become a franchisor under the PMPA because it is able to distribute and sell diesel fuel and gasoline under Mobil Oil's trademarks to its franchisees. Thus, the Company will become subject, as a franchisor, to PMPA's termination, nonrenewal and notice requirements in each of its individual, motor fuel contracts with its franchisees. At the same time, the Company will be entitled to PMPA's protections in its branded supply agreements with Mobil Oil, as well as other branded suppliers.

    The Company is not party to any PMPA litigation. Moreover, the Company will carefully negotiate and draft its supply agreements with franchisees in order to comply with the statute and will keep apprised of case law developments.

    Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes its facilities are in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages, which could adversely affect the Company.

    The Company believes that all of its Stopping Centers are in compliance with existing laws and regulations. However, new laws and regulations could require the Company to incur significant additional costs.

Litigation

    The Company is from time to time involved in routine litigation incident to its operations. The Company believes that the litigation currently pending or threatened against it will not have a material adverse effect on its consolidated financial condition.

Employees

    At December 31, 1996, the Company had a total of 3,529 employees, of which 3,336 were full-time and 193 were part-time. At that date, 500 of the Company's employees were salaried and performed executive, management or administrative functions and the remaining 3,029 employees were hourly employees. Almost 95% of the Company's employees worked at the Stopping Centers and most employees at the Stopping Centers work on an hourly basis.

    The Company has never had a work stoppage and none of its employees is represented by a labor organization. The Company believes that it provides working conditions, wages and benefits that are competitive with other providers of the kinds of products and services offered by the Company.

Properties

    The Company's corporate headquarters is located in a three-story building in El Paso, Texas which contains approximately 30,000 square feet of space. The Company leases the entire building from a member of the Cardwell Group and in turn subleases approximately 2,700 square feet of space to an unrelated tenant. The Company's lease of the building expires in December 2005 and provides for annual rental payments of $336,000, plus taxes, maintenance and operating expenses. See "Certain Relationships and Related Transactions."

    The Company also owns sites in Jonesboro, Georgia, Green River, Wyoming and Beaverdam, Ohio which are suitable for the construction of new Stopping Centers. The Company also has options, which expire in December 2006, to purchase vacant land owned by the Cardwell Group that is located adjacent to four of the existing Stopping Centers: Shreveport, Louisiana (7 acre subject to option); Weatherford, Texas (34 acres); Beaumont, Texas (17 acres); and Oklahoma City, Oklahoma (30 acres). See "Certain Relationships and Related Transactions."

    The Company owns 23 of its 26 Stopping Centers in their entirety, owns all but four acres of its West Memphis Stopping Center site, owns the facility and leases the land at its Hammond, Louisiana site and leases its Effingham, Illinois Stopping Center site in its entirety.

    The Stopping Center located in Effingham, Illinois is leased from an entity owned by current and former employees of the Company. The lease expires in May 2006 and provides for adjustable rental payments tied to interest rates (the "Basic Rent"), which currently are approximately $89,000 per month, plus taxes and operating expenses. The Company has three consecutive options to renew this lease for terms of five years each at rental rates equal to the Basic Rent, plus certain adjustments at the time of renewal and a right of first refusal to purchase the Stopping Center complex at a purchase price agreed upon between the lessor and a third party. See "Certain Relationships and Related Transactions."

    The land at the Hammond, Louisiana and a small portion (approximately four acres) of the West Memphis, Arkansas Stopping Centers are subject to ground leases. The Hammond ground lease expires in September 1998 and provides for annual rental payments of $109,000, plus taxes. The Company has an option to renew the ground lease for an additional six years at the current annual rent increased by the percentage increase in the consumer price index from the commencement date of the lease to the commencement of the first option, provided that such increase shall not exceed 10%. The Company has the option, which expires at the end of the lease term, to purchase the entire 21 acre tract of land for $4.53 per square foot. If the Company elects to purchase less than all of the property, the price shall be at a price to be determined according to a formula specified in the lease. The Company's ground lease at the West Memphis site expires in April 2005, and the Company has two additional options to renew the ground lease for 10 years each, with scheduled rent increases every five years, and a right of first refusal to purchase the land at a purchase price agreed upon between the Company and the third party. Under the lease, the Company makes annual rental payments of approximately $40,000, plus taxes.

The following table outlines the Company-operated Stopping Centers:



                                                           (Approximate)                                 (Approximate)
                                                       ----------------------                            -------------
                                                                                            Size of
                                             Stopping    Total                               Main      Truck       Auto
                                     Date     Center   Acreage at    Diesel     Gasoline   Building   Parking     Parking
                                    Opened    Acreage   Location   Dispensers  Dispensers  (Sq. Ft.)  Spaces      Spaces
                                    ------    -------  ----------  ----------  ----------  ---------  -------     ------

Company-operated
Full-sized

  El Paso, Texas................   Apr. 1975       31          51          12           8    20,000       350            96
  Weatherford, Texas............  Sept. 1977       25          25          12          10    21,000       300           128
  Beaumont, Texas...............    May 1981       20          20          12           8    12,300       275           196
  San Antonio, Texas............  Sept. 1982       21          21          12          10    13,200       250            85
  Eloy/Casa Grande, Arizona.....   June 1984       23          36          12          12    12,300       200            99
  Corning, California...........    May 1985       18          18          12          12    12,300       120           138
  Amarillo, Texas...............   June 1985       20          32          12          12    13,800       276           134
  Shreveport, Louisiana.........   Nov. 1985       18          21          12          12    13,800       242           118
  Hammond, Louisiana(a).........   Jan. 1986       16          21          12          12    12,300       200           120
  West Memphis, Arkansas(a).....   Aug. 1986       24          63          12          12    13,800       280           172
  Milan, New Mexico.............   Nov. 1986       23          30          12          12    13,800       200           127
  Knoxville, Tennessee..........   Mar. 1987       25          25          12          12    13,800       200           160
  Kingman, Arizona..............   Dec. 1987       38          67          12           8    14,600       180           175
  Oklahoma City, Oklahoma.......    May 1988       30          30          12           8    14,600       200           187
  Perrysburg/Toledo, Ohio.......   Aug. 1988       33          74          12           8    20,000       375           215
  Kingdom City, Missouri........   Feb. 1989       25          35          12           8    20,500       235           195
  Bucksville, Alabama...........   Feb. 1990       48          51          12           8    14,400       252           167
  Girard/Youngstown, Ohio.......    May 1990       29          98          14           8    20,000       312           170
  Effingham, Illinois(a)........   Mar. 1991       30          30          14           8    20,000       300           138
  Atlanta, Georgia..............   Mar. 1992       64          69          16      No Gas    21,500       490           129
  Laramie, Wyoming..............   Oct. 1993       35          50          12           6    15,500       180           111
  Ocala, Florida................   Jun. 1995       37         170          12           8    20,500       230           230
  Medford, Oregon...............   Jan. 1995       15          15           8           8    11,500        95           110

Petro:2

  Vinton, Texas.................   Jan. 1991        8          19           7           8     4,800        55             8
  Kingston Springs, Tennessee...  Sept. 1991        9          12           8           8     6,900        85            42
  Shorter, Alabama..............  Sept. 1991        9           9           4           4    12,700        75            39

----------

(a) As discussed above, the Effingham, Illinois facility is owned by one present and five former Company employees and leased to the Company, and the Hammond, Louisiana and four acres of West Memphis, Arkansas units are subject to ground leases.

Franchises

     Since 1985, the Company has franchised others to operate Stopping Centers in particular markets. The following table sets forth information on the Company's franchised Stopping Centers:

                                  Date       Expiration for
            Location              Opened     Franchisees(a)
------------------------------  ----------  -----------------

 Full-sized
   Elkton, Maryland...........  Sept. 1985   June 1997
   Ft. Chiswell, Virginia.....  Mar.  1986   June 1997
   Portage, Wisconsin.........  Sept. 1986   Dec. 2001
   Joplin, Missouri...........  Oct.  1987   Oct. 1997
   Lake Station, Indiana......  Oct.  1987   Oct. 1997
   Ruther Glen, Virginia......  Mar.  1988   Mar. 1998
   New Paris, Ohio............  Oct.  1989   Oct. 1999
   Florence, South Carolina...  Feb.  1991   Feb. 2001
   Rochelle, Illinois.........  Apr.  1992   Apr. 2002
   Fargo, North Dakota........  Nov.  1994   Nov. 2004
   Carnsville, Georgia........  Jan.  1995   Jan. 2005
   Bordentown, New Jersey(b)..  July  1989   Dec. 2005
   York, Nebraska.............  Dec.  1996   Dec. 2006
   Scranton, Pennsylvania.....  May   1997   May  2007
 Petro:2
   Benton Harbor, Michigan....  July  1989   July 1999
   Salina, Kansas.............  Feb.  1990   Feb. 2000
   Jerome/Twin Falls..........  Dec.  1990   Feb. 2000

------
(a) All franchise agreements with the exception of one are for an initial ten year term and are automatically renewed for two five-year terms subject to the satisfaction of certain conditions, unless the franchisee gives a termination notice at least 12 months prior to expiration. The franchise agreement for the Portage, Wisconsin location has been amended so that its initial term is approximately 15 years (expiring on December 1, 2001) and it provides for only one five year renewal. All franchise agreements are in their initial term including the Elkton and Ft. Chiswell agreements, whose initial terms have been extended from their initial termination dates of September 1995 and March 1996, respectively, until June 1997 by letter agreements. The Company is currently in the process of attempting to obtain a first renewal of such agreements. The Company believes that these franchises will be renewed.
(b) Bordentown, New Jersey was a licensee prior to December 1995, at which time it became a franchised location.

     One franchisee operates four locations, two operate three locations and six operate one location each. Highway Service Ventures Inc., a company in which Jack Cardwell owns a 32.5% interest, operates the Elkton, Maryland, Ruther Glen, Virginia, Florence, South Carolina and Carnesville, Georgia locations. See "Certain Relationships and Related Transactions."

     The newest addition to the Company's network is a franchised Stopping Center located in Scranton, Pennsylvania. This newly-constructed full-size facility opened in May 1997. Company purchases diesel fuel from various integrated oil companies, independent oil refineries and petroleum product brokers. Fuel for any single Stopping Center is typically purchased from two to five established supply sources.


     Of the Company's 43 Stopping Centers, 17 are operated under franchise agreements with franchisees, with certain franchisees operating multiple locations. During 1996, the Company's franchisees expressed dissatisfaction with certain of the terms of their franchise agreements and the franchisees' relationship with the Company. While new management has held discussions with the franchisees and, based on these discussions, believes that the Company's relationship with the franchisees will improve, there can be no assurance that such improved relationship will be forthcoming. In addition, the original terms of the franchise agreements with respect to two Stopping Centers, representing approximately 1.2% of the Company's operating contribution for the year ended December 31, 1996, expired in September 1995 and March 1996, respectively, and each has been extended by letter agreements through June 1997. The Company is currently in the process of negotiating new formal franchise agreements with all of its franchisees, including the renewal contracts with these two franchisees. Based on discussions with the Company's franchisees, management believes that all of the Company's franchisees will enter into new franchise agreements with the Company prior to the end of 1997. With respect to its two expired franchise agreements, based on discussions with these two franchisees, management believes that the two franchises will enter into franchise agreements with the Company by the end of 1997. Until such time that a new franchise agreement has been negotiated, the Company intends to extend these two franchise agreements by letter agreement. If the expired franchise agreements are not renewed, or if any of the other franchise agreements cease to be operative, the Company's ability to enter into arrangements with other franchisees could be adversely affected. This could have an adverse effect on franchise revenues of the Company as well as an adverse effect on the Company-operated Stopping Centers.

     Each existing franchise agreement grants to the franchisee the right and license to operate a Stopping Center in a specified territory. The franchise agreements require that the franchisee build, at its own expense, and operate the Stopping Center in accordance with certain requirements, standards and specifications prescribed by the Company, including site approval and that the franchisee purchase certain products from suppliers approved by the Company. The Company, in turn, is obligated to provide the franchisee with, among other things, advisory assistance in the operation of the franchised Stopping Center and assistance in connection with advertising and promotional programs.

     For the year ended December 31, 1996, the Company's revenues from its franchisees totaled $3.4 million. In addition, franchisees contributed $292,000 to advertising programs sponsored by the Company during the period.

     While a majority of diesel purchases at Stopping Centers are paid by third-party billing companies, a portion of diesel fuel purchases are paid for through direct billing arrangements with particular trucking companies. As provided in the franchise agreements, the Company purchases all of the receivables generated by the franchisees from customers using direct billing arrangements. These purchases are on a non-recourse basis to the franchisee.

     In addition, upon termination or expiration of the franchise agreement in the event that the franchisee wishes to accept an offer from a third party to purchase its facility, each franchise agreement grants the Company a right of first refusal to purchase the facility, at the price offered by the third party. Similarly, in nine cases, the Company has the right to purchase the franchise for fair market value, as determined by the parties or an independent appraiser, upon termination or expiration of the franchise agreement. Each franchise agreement also contains a three-year covenant by the franchisee not to compete with the Company at any other location in the area upon termination or expiration of the franchise agreement.

Supply

     The Company purchases diesel fuel for each of its Company-operated Stopping Centers on a daily basis. The purchase decision is made centrally in El Paso each morning, based on the information reported by each of the Stopping Centers' diesel fuel managers. The Company's fuel purchaser receives daily price quotes from suppliers in each of the Company's markets through an on-line computer system. The El Paso office then provides site managers with purchasing instructions. Each location typically maintains a one to three day inventory of fuel. The Company purchases diesel fuel from various integrated oil companies, independent oil refineries and petroleum product brokers. Fuel for any single Stopping Center is typically purchased from two to five established supply sources.

     During 1996, the Company purchased diesel fuel from 10 key suppliers and over 30 other suppliers. No single supplier accounted for more than approximately 10% of the total amount of diesel purchased.

     Historically, the Company has not entered into significant long-term contracts with fuel suppliers and engaged in only limited hedging activities. On occasion the Company has purchased fuel in the forward contract market. On January 30, 1997, the Company entered into 10-year supply agreements with Mobil Oil under which Mobil Oil will supply the Company-operated Stopping Centers' diesel fuel requirements as well as a portion of their lubricant and gasoline requirements. The diesel fuel sold at all Company-operated Stopping Centers will be branded Mobil, and the Company-operated Petro:Lubes will feature Mobil Delvac lubricants. Under the diesel fuel and gasoline supply agreement, the Company has agreed to purchase from Mobil Oil specified distribution terminals a minimum number of gallons of diesel fuel and gasoline on a monthly basis and on an annual basis, subject to product availability and reductions by Mobil Oil under certain described circumstances and subject to existing gasoline supply contractual obligations. The supply agreement allows the Company to continue to negotiate for the purchase of diesel fuel with third-party suppliers approved by Mobil Oil. If the Company is able to obtain a lower diesel fuel price from a third-party supplier in a particular market area, the Company may request that Mobil Oil meet such lower price or allow a portion of the Company's diesel fuel requirements to be supplied from such Mobil Oil approved third-party supplier, in which case Mobil Oil would purchase the diesel fuel from the supplier and resell the product to the Company. Any change in supply source, however, does not affect the Company's requirement to purchase the annual minimum number of gallons from Mobil Oil specified distribution terminals fixed by the supply agreement. The supply agreement also places a monthly limit on the maximum number of gallons of diesel fuel and gasoline that the Company may lift from Mobil Oil specified distribution terminals.

     The Company currently sells branded gasoline at 16 of its Stopping Centers under agreements with Chevron, Exxon, Amoco, Texaco and Mobil Oil. In addition, nine locations currently sell "Petro brand" gasoline.

                                   MANAGEMENT



     The following sets forth certain information with respect to the persons who are members of the Company's Board of Directors, Executive Committee, Operating Committee and senior management team.

       Name                  Age                     Position
       ----                  ---                     --------

James A. Cardwell, Sr......   65  Chairman, Chief Executive Officer, President,
                                  Member of the Executive Committee, Operating
                                  Committee and Director

Larry Zine.................   42  Executive Vice President, Chief Financial
                                  Officer and Member of Operating Committee

Evan Brudahl...............   41  Senior Vice President of Strategic Planning
                                  and Development, Member of Operating Committee
                                  and Director

James A. Cardwell, Jr......   37  Senior Vice President of Operations, Member
                                  of Operating Committee and Director

Travis R. Roberts..........   61  Vice President of Real Estate Services and
                                  Member of Operating Committee

David Latimer..............   38  Vice President of Petro:Lube and Member of
                                  Operating Committee

David A. Haug..............   36  Vice President of Finance

Todd R. Berman.............   40  Member of the Executive Committee and Director

Lynne M. Lachenmyer........   38  Member of the Audit Committee and Director

Michael S. Shein...........   33  Member of the Operating Committee, Member of
                                  the Audit Committee and Director

     James A. (Jack) Cardwell, Sr. -- Jack Cardwell founded the Company in 1975 and has been serving as the Chief Executive Officer since May 1992 and has been a member of the Board of Control since its formation in 1992. He is the Chairman and President with responsibility for the Company's overall performance, while defining Petro's image in the marketplace and identifying growth opportunities and overseeing employee and customer retention. He served as the Chairman of the National Association of Truck Stop Operators ("NATSO") in 1983 and 1984 and has worked on various committees of NATSO since that time. He currently serves as a trustee for Security Capital Pacific Trust (a New York Stock Exchange Company) and is on the Board of Directors for The El Paso Electric Company. Mr. Cardwell has been the President and a director of PFC since February 1994. Jack Cardwell is the father of Jim Cardwell.

     Larry Zine -- Larry Zine was hired in December 1996 as Executive Vice President and Chief Financial Officer and is responsible for all financial, accounting, management information and insurance and benefit services for the Company. Mr. Zine was the Executive Vice President and Chief Financial Officer for The Circle K Corporation, the second largest chain of convenience stores in the United States, from 1988 to 1996. Mr. Zine was an integral part of The Circle K Corporation's reorganization from bankruptcy in July 1993, its initial public offering in March 1995 and subsequent sale in June 1996. Mr. Zine had worked for The Circle K Corporation for 15 years in various capacities including the last eight years as Chief Financial Officer. Mr. Zine also has been Chief

Financial Officer and a director of PFC since January 30, 1997. Mr. Zine was educated at the University of North Dakota and holds an M.S. degree in Accounting and a B.S.B.A. in marketing.

     Evan Brudahl -- Evan Brudahl, a Mobil Oil employee, has been the Senior Vice President of Strategic Planning and Development and a director since January 30, 1997. Mr. Brudahl is responsible for strategic planning and development functions of the Company. This includes overseeing field support services, advertising, human resources, corporate planning and franchise operations. Mr. Brudahl was most recently the Manager of U.S. Diesel Retail Marketing and Travel Center Business at Mobil Oil and has worked for Mobil Oil for 19 years. He has held the positions of District Manager, Manager of U.S. Company-operated Gasoline Stations Operations, Franchise Manager, and various other positions in U.S. Marketing and Accounting areas of Mobil Oil. He received a B.B.A. in Marketing from the University of Wisconsin at Whitewater.

     James A. (Jim) Cardwell, Jr. -- Jim Cardwell has been Senior Vice President of Operations and Marketing since January 30, 1997 with responsibility for the Company's operations and fuel purchasing. Mr. Cardwell has been involved with the Company full time for 14 years and has held various positions including profit center management and was Vice President of Operations from 1986 to 1992. Prior to his current position, he served as Vice President of National Sales and Promotion from June 1993 to January 1997. He also has been a director of PFC since March 31, 1996. Mr. Cardwell studied Management and Finance at the University of North Texas. Currently he serves on the board of NATSO and is Chairman of the Board of the NATSO Foundation. He is also a member of the Young Presidents Organization. Jim Cardwell is the son of Jack Cardwell.

     Travis Roberts -- Travis Roberts has been Vice President of Real Estate Services since January 30, 1997. Mr. Roberts manages support services related to maintenance at existing sites, capital projects at existing sites, new site acquisition and construction, franchisee support, and new site selection. Mr. Roberts served as Vice President of Maintenance and Development. Mr. Roberts joined the Company at its inception in 1975. He was Vice President of Development from 1985 to 1992.

     David Latimer -- David Latimer has been serving as Vice President of Petro:Lube since April 1995, prior to which he served as Vice President of Operations from 1993 to 1995. Mr. Latimer joined the Company in 1983 and was instrumental in the introduction and development of the Petro:Lube Express Truck Service Center business. Mr. Latimer served for 4 years on the Bridgestone/Firestone Dealer Board and is a current member of the Kelly Springfield Advisory Council. Mr. Latimer also serves as the Company representative to the National Tire Dealers and Retreaders Association and The Maintenance Council.

     David A. Haug -- David A. Haug has been Vice President of Finance of the Company since January 30, 1997. Prior to his current position he served as the Controller for the Company, a position he held since April 1990. Prior to joining the Company he was an audit manager with Lauterbach, Borschow and Company, Certified Public Accountants from 1982 to 1990. He received a B.A. in accounting from New Mexico State University and is a Certified Public Accountant in the state of Texas.

     Todd R. Berman -- Todd Berman has been a director of the Company since January 30, 1997. Mr. Berman is the founder and President of Chartwell Investments. Mr. Berman has served as Chairman of the Board of Griffith Consumers Company, one of the nation's largest independent distributors of heating oil and other petroleum products, since 1994; as Chairman of SunPark, Inc., a major owner and operator of off-site airport parking lots, since November 1995; and as Chairman of Carl King, Inc., the leading operator of gas stations and convenience stores in the Delmarva peninsula (Delaware, Maryland, Virginia), since 1994. Mr. Berman has been with Chartwell or its predecessor since 1992. Mr. Berman received an A.B. from Brown University and an M.B.A. from Columbia University Graduate School of Business.

     Lynne M. Lachenmyer -- Lynne Lachenmyer has been a director of the Company since May 20, 1997, and has served as President of Mobil Long Haul and President of Mobil Diesel Supply Co., Inc. since such date. Ms.

Lachenmyer has been with Mobil Oil for 17 years and, since April 1997, has served as manager of Mobil Oil's North American Distillate Business. Prior to this role, Ms. Lachenmyer managed a segment of Mobil Chemical's Global Aromatics Business from 1995 to 1997, managed strategic planning and investments for Mobil Chemical's Petrochemical business from 1994 to 1995 and worked in Mobil Oil's Fairfax, Virginia headquarters from 1991 to 1994, in the areas of competitive refining analysis and refinery supply and logistics programming. Ms. Lachenmyer obtained her B.S. in Chemical Engineering from California Polytechnic University.

     Michael S. Shein -- Mr. Shein has been a director of the Company since January 30, 1997. Mr. Shein, a managing director and co-founder of Chartwell Investments, has been with Chartwell Investments or its predecessor since 1992. Mr. Shein has been a director of Griffith Consumers Company, one of the nation's largest independent distributors of heating oil and other petroleum products, since December 1994; a director of SunPark, Inc., a major owner and operator of off-site airport parking lots, since November 1995; and a director of Carl King, Inc., the leading operator of gas stations and convenience stores in the Delmarva Peninsula (Delaware, Maryland, Virginia), since December 1994. He received a B.S., summa cum laude, from The Wharton School at the University of Pennsylvania.

Executive Compensation

 Arrangements After Consummation of the Transactions

                             Employment Agreements

     On January 30, 1997, the Company entered into employment agreements with Jack Cardwell and Jim Cardwell and, effective December 16, 1996, entered into an employment agreement with Mr. Zine. The employment agreements commenced on the date of execution and expire on December 31, 1999. Under the employment agreements, the annual base salaries of Jack Cardwell, Jim Cardwell and Mr. Zine (the "Executives") are $362,700, $135,000 and $290,000, respectively, are subject to review and may be increased by the Company's Board of Directors (or compensation committee, if one is elected). Jack Cardwell and Jim Cardwell are also entitled to participate in any bonus plan approved by the Board of Directors of the Company. Mr. Zine is eligible to receive an annual cash bonus, based on parameters to be established by Jack Cardwell and Mr. Zine and approved by the Board of Directors; provided, that Mr. Zine's bonus will not be less than 40% of his base salary for the calendar year ended December 31, 1997.

     The Executives are also entitled to any other benefits generally available to the senior management of the Company. In addition, as described under the "Incentive Equity Plan," the Company intends to establish an incentive equity plan for senior management of the Company. Pursuant to their employment agreements, Jim Cardwell and Mr. Zine are entitled to participate in the equity incentive plan. On the Closing Date, Mr. Zine received, under the incentive equity plan, options to purchase (at an exercise price per share of approximately $400,000 per 1%) 2.75% of the Company's common partnership interests, on a fully diluted basis, or a stock appreciation instrument equivalent.

     If the Company terminates any of the employment agreements without cause or because the officer has been incapacitated for three consecutive months, or the Executive terminates his employment agreement for "good reason" (as defined in each Employment Agreement), then the terminated officer will be entitled to continue to receive his salary, plus certain benefits, for twelve months from the date of the notice of termination. The employment agreements contain certain customary nonsolicitation provisions upon termination of such agreements.

                          Secondment Letter Agreement

     The Company entered into an agreement with Mobil Oil providing for the temporary secondment (or loan) of one of Mobil Oil's employees, Evan C. Brudahl, to the Company. The period of secondment commenced upon the Closing Date and is contemplated to continue until July 1, 2000, subject to certain termination rights, including the right of Mobil Oil or the employee to terminate the agreement in their discretion. Under the agreement, the Company has the right, if the employee is performing at an unacceptable level, to terminate the secondment period on 120 days' notice. During the secondment period, the loaned employee will continue as an employee of Mobil Oil but will be under the day-to-day supervision of the Company. The Company is responsible for all compensation, benefit and other expenses relating to the secondment of the employee to the Company.

                             Incentive Equity Plans

     The Company intends to establish an equity incentive plan to attract and retain key personnel, including senior management, and to enhance their interest in the Company's continued success. The Company anticipates that the aggregate equity issued pursuant to such plans and any future plans will be between 5% and 10% of the fully diluted equity of the Company.

 Compensation Prior to Consummation of the Transactions

                           Summary Compensation Table

     The following table presents information concerning compensation paid for services to the Company during 1994, 1995 and 1996 to the Chief Executive Officer of the Company and the four other most highly paid executive officers employed by the Company at the end of 1996, collectively, the "Named Executive Officers." The employment of Mr. Schillaci and Mr. Fitzgerald was terminated upon consummation of the Transactions.

                                                                             Long-Term
                                                     Annual                Compensation
                                                  Compensation                Awards
                                       --------------------------------  ----------------
Name and                                                                     Options          All Other
Principal Position                       Year        Salary      Bonus   (% Interest)(a)    Compensation
-------------------------------------  ---------  ------------  -------  ----------------  ---------------

James A. Cardwell, Sr................    1996         $363,686  $   -0-                        $186,152(b)
  Chief Executive Officer                1995          363,685      -0-                         259,850
                                         1994          385,563  193,895                         439,466

Joseph R. Schillaci..................    1996          274,189                                   10,586(c)
  President & Chief Operating Officer    1995          272,602   30,000          2.90%           11,325
                                         1994          247,771  134,235                          11,658

Walter A. Fitzgerald, Jr.............    1996          145,514      -0-                             960
  Vice President-Operations              1995          128,133   20,000           .70            24,176(d)
                                         1994(e)        36,923   15,000

David Latimer........................    1996          123,296      -0-           .40             2,767(f)
  Vice President-Lube Operations         1995          117,491   20,000                           3,498
                                         1994          112,067   57,410                           2,641

James A. Cardwell, Jr................    1996          107,882      -0-                           1,179(f)
  Vice President-National Sales          1995          101,642   10,000                           1,500
  and Promotions                         1994          100,059   40,712                           1,615

------
(a) Options held by the Named Executive Officers in the Company, expressed as a percent of the partnership equity. All of such options were terminated upon consummation of the Transactions at no cost to the Company.
(b) Represents employer contributions to the Company's 401(k) Plan of $3,497, $3,295 and $4,362 in 1996, 1995 and 1994, respectively, and life insurance premiums paid by the Company for the benefit of Mr. Cardwell in the amounts of $182,655, $256,555 and $434,804 in 1996, 1995 and 1994, respectively.
(c) Represents insurance premiums of $7,653, $7,653 and $7,388 paid by the Company for the benefit of Mr. Schillaci in 1996, 1995 and 1994, respectively, and $2,933, $3,672 and $4,270 of employer contributions to the Company's 401(k) Plan for 1996, 1995 and 1994, respectively.

(d) Represents $23,663 of payments in connection with relocation expenses incurred by Mr. Fitzgerald and $513 of employer contributions to the Company's 401(k) Plan.
(e)  Employment with the Company commenced in 1994.
(f)  Represents employer contributions to the Company's 401(k) Plan.

                                Options Grants

     At December 29, 1996, Options covering 4.4% of the partnership interests in the Company were outstanding, of which none were exercisable. All of such Options were terminated upon consummation of the Transactions at no cost to the Company.

                             Employment Agreements

     The Company and Joseph R. Schillaci, the Company's former President and Chief Operating Officer, entered into an employment agreement dated as of January 1, 1993 (the "Employment Agreement"). The Company terminated the Employment Agreement at the Closing of the Transactions. Pursuant to the terms of the Employment Agreement, at the Closing, the Company: (i) paid Mr. Schillaci a lump sum of $300,000; and (ii) paid Mr. Schillaci for reasonable expenses in connection with his relocation and out-placement assistance.

                           Management Retention Plan

     The Company has entered into agreements with 21 members of management to secure promises from such key executives to remain in the employ of the Company in the event of the occurrence of a transaction after which the current partners hold less than 50% of the total ownership interests in the Company (a "Change in Ownership"). Under the agreements, if an executive (i) promises to remain in the employ of the Company for 60 days after a Change in Ownership and is not offered continuing employment with the Company after such 60-day period or (ii) is terminated within six months of a Change in Ownership, such executive will be eligible to receive a predetermined amount up to $150,000 in six equal monthly installments and, in some cases, up to $25,000 in relocation expenses.

                            Employee Benefits Plans

     The Company sponsors a defined contribution retirement plan under Internal Revenue Code Section 401(k) covering substantially all of its employees. Company contributions equal 50% of the participants' contributions up to 2% of the participants' annual salary and aggregated approximately $115,000, $132,000 and $138,000 for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively.

     On December 19, 1996, the Company filed with the Internal Revenue Service ("IRS"), pursuant to IRS Rev. Proc. 94-62, a request for a compliance statement with respect to the Petro Stopping Centers, L.P. 401(k) Plan (the "Plan"). The compliance statement request relates to the Plan's failure (i) to allocate participant forfeitures pursuant to the terms of the Plan and (ii) to correctly apply the actual deferral percentage test and the actual contribution percentage test (items (i) and (ii) hereinafter collectively referred to as the "Operational Defects"). The Operational Defects relate to Plan years 1990 through 1995. The Company does not believe that the existence or resolution of the Operational Defects are material to its business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's common partnership interests by each general partner, each limited partner who owns more than 5% of the Company's common partnership interests, each director who beneficially owns partnership interests, each executive officer who beneficially owns partnership interests and all directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, each partner listed below has informed the Company that such partner will have (i) sole voting and investment power with respect to such partner's partnership interests, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such partner's partnership interests.

                                   Type of      Class of     Invested       Percentage
Names and Address                 Interest      Interest     Capital         of Class
-----------------------------  ---------------  --------  --------------  --------------
James A. Cardwell, Sr........  General Partner  Common    $   485,560(1)      1.896%(2)
  6080 Surety Drive            Limited Partner  Common     14,143,493(1)     34.6515(3)
  El Paso, Texas 79905

Chartwell L.P.(4)............  General Partner  Common        400,000         0.9880
  c/o Maples & Calder          Limited Partner  Common     20,330,000        49.8085
  Ugland House
  P.O. Box 309
  George Town, Grand Cayman
  Cayman Islands (B.W.I.)

James A. Cardwell, Jr........  Limited Partner  Common      1,640,947(1)      4.0203(5)
  6080 Surety Drive
  El Paso, Texas 79905

Mobil Long Haul Inc..........  Limited Partner  Common      3,000,000         7.3500
  3225 Gallows Road
  Fairfax, Virginia 22037
                                                                          --------------
                                                                             98.0000%
All directors and officers
 as a group (10 persons)                                                     39.8614%

----------
 (1) Represents the implied carryover value of the Cardwell Group in the Company after the consummation of the Transactions. The Cardwell Group did not receive or invest any cash in the Transactions. For purposes of the Transactions, its partnership interests were given an implied value of approximately $23.9 million, of which $7.6 million was the face value of 8.0% mandatorily redeemable preferred partnership interests and approximately $16.3 million was the implied value of common partnership interests. The value of the Cardwell Group's partnership interests has been implied based on the partnership interest purchase price paid and capital contributions to the Company made by Chartwell and Mobil Long Haul in the Transactions.
 (2) Represents partnership interests owned of record by Petro, Inc. Petro, Inc. is a wholly owned subsidiary of Nevada Trio, Inc., a Nevada corporation, which is a wholly owned subsidiary of Card Partners, L.P., a Texas limited partnership of which Jack Cardwell and Mrs. Jack Cardwell are limited partners and of which Texas Mec, Inc., a Texas corporation, is the general partner. Jack Cardwell is the sole shareholder of Texas Mec, Inc. Accordingly, Jack Cardwell may be deemed to have beneficial ownership of the partnership interests owned by Petro, Inc.
 (3) Includes partnership interests owned of record by Petro, Inc. Petro, Inc. is a wholly owned subsidiary of Nevada Trio, Inc., a Nevada corporation, which is a wholly owned subsidiary of Card Partners, L.P., a Texas limited partnership of which Jack Cardwell and Mrs. Jack Cardwell are limited partners and of which Texas Mec, Inc., a Texas corporation, is the general partner. Jack Cardwell is the sole shareholder of Texas Mec, Inc. Accordingly, Jack Cardwell may be deemed to have beneficial ownership of the partnership interests owned by Petro, Inc.
 (4) Represents partnership interests owned of record by Petro Holdings GP Corp. and Petro Holdings LP Corp. Petro Holdings GP Corp., a Delaware corporation, is a wholly owned subsidiary of Petro Holdings LP Corp., which is a wholly-owned subsidiary of Petro Holdings L.L.C., a Delaware limited liability Company. Chartwell L.P., a Cayman Islands limited partnership, is the majority shareholder of Petro Holdings L.L.C. Todd R. Berman, who is a Director and a member of the Executive Committee of the Company, is a limited partner of Chartwell L.P. Michael S. Shein, who is a Director and a member of the Operating Committee of the Company, is also a limited partner of Chartwell L.P. Mr. Berman and Mr. Shein are the Managers of Petro Holdings L.L.C. Concurrent with the Closing, an affiliate


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


     of CIBC Wood Gundy Securities Corp., an Initial Purchaser in the Offering, and The First National Bank of Boston, the Agent and a Lender under the New Credit Agreement, became minority shareholders of Petro Holdings L.L.C.
 (5) Includes partnership interests owned of record by JAJCO II, Inc. Jim Cardwell is the sole shareholder of JAJCO II, Inc. and may be deemed to have beneficial ownership of the partnership interest owned by JAJCO II, Inc.

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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tax Reimbursements

     The Restated Partnership Agreement requires the Company to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state and local income taxes with respect to allocations of taxable income to such partner by the Company. Historically, aggregate tax distributions to the Company's partners were based on the Company's taxable income. For the fiscal years ended December 30, 1994, December 29, 1995 and December 31, 1996, tax distributions made to the Company's partners were $526,562, $326,236 and $0, respectively. Because tax distributions will in the future be based on separate allocations of taxable income of the Company's partners rather than the taxable income of the Company, the aggregate tax distribution likely will increase by up to approximately $1.2 million per year. Under certain circumstances, the Company's partners receiving tax distributions with respect to allocations of taxable income under the Restated Partnership Agreement will be obligated to repay the portion of such tax distribution that exceeds the amount of a tax distribution that would have been made had tax distributions been based on the Company's taxable income.

Principal Executive Offices

     The office building in which the Company's principal executive offices are located is owned by Jack Cardwell, the Chief Executive Officer and a Director of the Company. The Company leases the entire building under a lease expiring on December 31, 2005. Under the lease, the Company pays monthly rent totaling $336,000 per year, as well as taxes, maintenance and other operating expenses. For each of the fiscal years ended December 30, 1994, December 29, 1995 and December 31, 1996, the Company made annual rental payments of $336,000.

Effingham, Illinois Stopping Center

     The Stopping Center located in Effingham, Illinois is owned by Truck Stop Property Owners, Inc. ("Truck Stop"), which is owned by Travis Roberts, who is a current officer of the Company, and five former employees of the Company. Mr. Roberts owns 22% of the stock of Truck Stop. The Company leases the Effingham Center under a lease expiring in May 2006, which provides for adjustable rental payments tied to interest rates (the "Basic Rent"), plus taxes and operating expenses. The Company has three consecutive options to renew the lease for terms of five years each at rental rates equal to the Basic Rent, plus certain adjustments at the time of renewal. The Company also has a right of first refusal to purchase the Stopping Center at a purchase price agreed upon between Truck Stop and a third party. For the fiscal years ended December 30, 1994, December 29, 1995 and December 31, 1996, the Company made rental payments to Truck Stop of $1,086,000, $1,086,000 and $1,080,000, respectively.

Bordentown Stopping Center

     The Stopping Center located in Bordentown, New Jersey is owned by an entity (the "Bordentown Venture") in which Jack Cardwell held a 50% interest in 1994. In May 1995, Jack Cardwell sold his interest in the Bordentown Venture to his partner. The Bordentown location became a franchisee effective December 1995.

Highway Service Ventures, Inc.

     Highway Service Ventures, Inc. ("HSV"), a corporation in which Jack Cardwell owns a 32.5% interest, operates four franchised Stopping Centers located in Elkton, Maryland; Ruther Glen, Virginia; Florence, South Carolina; and Carnesville, Georgia pursuant to franchise agreements with the Company. The initial term of each of these franchise agreements is ten years and they are automatically renewed for two five-year terms unless terminated by the franchisee. The initial term of the Elkton, Maryland franchise agreement expired in September 1995, but such term has been extended through June 1997. The initial terms of the remaining three franchise agreements will expire in March 1998, February 2001 and January 2005, respectively. None of these franchise agreements contain terms that are any more favorable to the franchisee than the terms in any of the Company's other franchise agreements.

Petro:Tread

     In May 1992, the Company leased a facility in El Paso, Texas from a trust, in which Jack Cardwell is a 50% beneficiary, to operate the Company's retread plant, which produces retread tires for sale at Stopping Centers (including franchisees) and to others. The lease, which expired in October 1995, provided for two consecutive renewal options for terms of five years each. The Company exercised its first renewal option in October 1995 to renew the lease for five years commencing November 1, 1995. The Company made lease payments of $66,000, $67,000 and $72,000, respectively, for the fiscal years ended December 30, 1994, December 29, 1995 and December 31, 1996. In addition, the Company sells retread tires to El Paso Tire Center, Inc., a corporation in which Jack Cardwell owns 100%. Such sales amounted to $531,000, $288,000 and $153,000 in 1994, 1995 and
1996, respectively.

Product Services Agreement and Fuel Sales Agreement

     The Company currently purchases Chevron branded gasoline and motor oils at cost for five of its Auto Fuel Islands pursuant to a sales agreement with C&R Distributing, Inc. ("C&R"), a corporation in which Jack Cardwell is the sole shareholder. In addition, in May 1992, C&R and the Company entered into a product services agreement terminating in 1999, under which C&R provides the Company with fuel hauling and fuel pump maintenance and services within the El Paso, Texas metropolitan area, if requested by the Company. The agreement provides that C&R will charge the Company for these services at the lowest rates charged by C&R for similar services and, in any event, at rates that will not exceed rates available from unrelated parties providing similar services. During fiscal years 1994, 1995 and 1996, the Company made payments to C&R under these two agreements aggregating $5,547,000, $7,857,000 and $10,771,000, respectively. Furthermore, the Company and C&R agreed to notify the other if either party had petroleum products for sale with no obligation on either party to purchase any portion of such products. During fiscal years 1994, 1995 and 1996, the Company made sales to C&R under this agreement aggregating $4,301,000, $4,022,000 and $3,950,000, respectively. The term of the agreements with C&R have been extended through December 31, 2004. Notwithstanding the extension, the Company has the option of not purchasing products or services from C&R if the Company can purchase such products or services more economically from third parties.

Truck Leasing Agreements

     In May 1992, the Company leased seven trucks under agreements from C&R for use in the Company's business. These agreements expired in December 1993 and provided aggregate monthly rental payments of $11,930. In January 1994, the Company replaced these agreements with two new agreements which expired in January 1995. The new agreements provide for two consecutive one-year renewal options but leave the monthly rental payments unchanged. The Company exercised the first renewal option in January 1995. In this connection, the Company made payments of $72,000 for the year ended December 29, 1995. In June 1995 the Company terminated the lease agreement and purchased trucks from C&R to use at the locations for an aggregate purchase price of $212,000.

Option and Right of First Refusal Agreement

     In connection with the formation of the Company in May 1992 under an Option and Right of First Refusal Agreement, Jack Cardwell and Jim Cardwell, officers and members of the Board of Control of the Company, granted to the Company and Roadside options, which expire in December 2006, to purchase certain properties owned by the Cardwells that are located near or adjacent to the Company's Stopping Centers located in Shreveport, Louisiana (7 acres subject to option), Weatherford, Texas (34 acres), Beaumont, Texas (17 acres) and Oklahoma City, Oklahoma (30 acres) (the "Option Properties"), and a right of first refusal on each of the Option Properties. At the Closing of the Transactions, Roadside assigned all of its rights under the Option and Right of First Refusal

Agreement to Mobil Long Haul, Holdings GP and Holdings LP. The price at which an Option Property may be purchased will be equal to the fair market value of the property when the option is exercised as determined by an appraisal.

Alcohol Sales and Servicing Agreements

     In order to continue engaging in retail sales of beer, wine or wine coolers at a limited number of its facilities after the formation of the Company in May 1992, the Company entered into agreements with CYMA Development Corporation ("CYMA"), C and PPR, Inc. ("C&PPR"), Petro Truckstops, Inc. ("Petro Truckstops") and Petro Beverage, Inc., which collectively hold permits or licenses to sell alcoholic beverages in the states of Louisiana, Texas and Oregon. Jack Cardwell, Jim Cardwell and Mrs. Jack Cardwell own 60%, 30% and 10%, respectively, of the stock of C&PPR. Jack Cardwell is the sole shareholder of CYMA and Jim Cardwell is the sole shareholder of Petro Truckstops and Petro Beverage, Inc. The agreements continue in effect until terminated by either party. Under the agreements with CYMA and C&PPR, the Company agreed to operate the alcohol sales business at these locations in exchange for 10% of the gross receipts generated from alcoholic beverage sales, plus reimbursement of all operating expenses. Under a similar agreement with Petro Truckstops, dated April 8, 1994, and Petro Beverage, Inc., dated February 10, 1995, each of which has a one year initial term and continues in effect until terminated by either party, the Company receives 15% of gross receipts generated from alcoholic beverage sales. In each of the agreements, the net payments to the Company are approximately equal to the gross profit received by the above entities.

Motor Media Arrangements

     In connection with the formation of the Company in May 1992, Motor Media, Inc., a company owned 100% by Jim Cardwell ("Motor Media"), entered into a five-year agreement with the Company (the "Motor Media Agreement"), under which Motor Media leases floor and wall space at all Stopping Centers operated by the Company and sells space for in-store advertising to third parties. Under the agreement, the Company and Motor Media are entitled to 25% and 75%, respectively, of the gross revenues generated. Motor Media received $192,000, $170,000 and $214,000, respectively before its selling, maintenance and administrative expenses for the fiscal years ended December 30, 1994, December 29, 1995, and December 31, 1996, representing its share of the gross receipts generated. Motor Media has entered into similar floor and wall space leases with other truck stops nationwide. The Company and Motor Media have extended the term of the Motor Media Agreement through April 2002.

Amusement and Video Poker Games Agreements

     Under an existing agreement (the "Amusement Agreement") between El Paso Vending and Amusement Company ("EPAC"), of which Jack Cardwell and Jim Cardwell own 99% and 1%, respectively, and the Company, EPAC furnishes video and other games to four of the Company's Stopping Centers and services these games. Pursuant to the Amusement Agreement, which expires in May 2002 or until earlier terminated by either party, the Company paid 60% of the revenues generated by the games to EPAC and retained the remaining 40%. Beginning November 1994, the arrangement was modified to 50% to EPAC and 50% to the Company. Upon the termination of the Coinage Arrangements discussed below, the Company amended the Amusement Agreement to cause EPAC to contract directly with the Company to furnish and service video and other games at an additional 12 Stopping Centers that were covered by the Coinage Arrangements. Subsequent thereto, EPAC began furnishing and servicing games at an additional five Stopping Centers under the terms of the Amusement Agreement. EPAC received $1,680,000, $1,880,000 and $2,021,000 in revenues, respectively, generated from the furnishing and servicing games located at the Stopping Centers for the fiscal years ended December 30, 1994, December 29, 1995 and December 31, 1996. Since June 1993, the two Company-operated Stopping Centers located in Louisiana have featured video poker games operated by a third party. Under the terms of agreements relating to the operation of, and distribution of revenues derived from, the video poker operations, the Company is entitled to a specified portion of the revenues of each machine. Under these arrangements, the operator turns over a share of the revenues to Petro

Truckstops, a corporation in which Jim Cardwell is the sole shareholder, which in turn forwards 95% of these revenues to the Company. The Amusement Agreement has been amended to extend its term through May 2002.

Fremont Group's Annual Fee

     Pursuant to the Company's former partnership agreement, the Fremont Partners provided various services to the Company, including tax and legal services, and paid the directors' fees for the outside members of the Company's Board of Control. In consideration for these services, the partnership agreement provided that the Fremont Partners were entitled to an annual management fee of $250,000 per year. Upon the Closing of the Transactions, the partnership agreement was restated. Such services are no longer rendered by the Fremont Partners and no further fees will be paid to the Fremont Partners. In each of 1994, 1995 and 1996, the Fremont Partners received $250,000 as consideration for their management services to the Company.

Indemnity Agreements

     In order to comply with applicable Internal Revenue Code and Treasury Regulation provisions dealing with recourse debt, Jack Cardwell, Jim Cardwell, Texas JIMCO, Inc., JAJCO, Inc., JAJCO II, Inc. and Arcadian Management Corporation each entered into an indemnity agreement under which each has agreed to indemnify the Company, the general partners and certain limited partners in the event that the indemnified party is required to pay certain of the Company's indebtedness after a default, acceleration by the creditor and exhaustion of any collateral securing the credit facility. In May 1994, Jack Cardwell, Jim Cardwell, Texas JIMCO, Inc., JAJCO, Inc., JAJCO II, Inc., and Arcadian Management Corporation amended their original indemnity agreements in connection with the May 1994 financing. No payments have been made under these agreements.

Coinage Arrangements

     In connection with the formation of the Company in May 1992, Jack Cardwell retained rights to receive revenues generated from the Coinage Arrangements at 14 Stopping Centers, including the right to 100% of the revenues generated from leases to third parties of certain retail space (such as barber shops, shoeshine and repair stands and jewelry stores), coin-operated devices such as pinball, video and other games and the provision of pay telephone services through arrangements with AT&T and other carriers. In connection with the 1994 Refinancing, the Company paid approximately $9,440,000 to Jack Cardwell for the rights to receive revenues under the Coinage Agreements beginning May 1, 1994. The amount of this payment was based on the formula contained in the original contract.

     In connection with the Coinage Arrangements, Jack Cardwell had entered into a joint venture agreement (the "Venture") with EPAC under which EPAC furnished video and other games at 12 of the 14 Company-operated Stopping Centers that were covered by the Coinage Arrangements and serviced these games. EPAC received 60% of the revenues from these games, while Jack Cardwell received 40% of the revenues from the games. The Venture was terminated in connection with the 1994 Refinancing.

Motor Fuels Franchise Agreement

     On January 30, 1997, the Company and Mobil Oil entered into a 10-year Motor Fuels Franchise Agreement whereby the Company agreed to purchase Mobil branded diesel fuel and gasoline for sale and distribution under Mobil Oil's trademarks at the Company-operated truckstops. The agreement requires the Company to purchase from Mobil Oil certain minimum monthly and annual quantities of diesel fuel and gasoline available at Mobil Oil's specified delivery terminals subject to product availability and reductions by Mobil Oil under certain described circumstances and subject to existing gasoline supply contractual obligations. The agreement allows the Company to continue to negotiate for the purchase of diesel fuel with third-party suppliers approved by Mobil Oil. If the Company is able to obtain a lower diesel fuel price from a third-party supplier approved by Mobil in a particular market area, the Company may request that Mobil Oil meet such lower price or a portion of the diesel fuel requirements would be supplied from such Mobil Oil approved third-party supplier, in which case Mobil Oil would purchase the diesel fuel from the supplier and resell the product to the Company. Any change in supply source, however, does not affect the Company's requirement to purchase the annual minimum number of gallons from Mobil Oil specified delivery terminals fixed by the agreement. The Company is also limited to certain monthly maximum purchase quantities from each Mobil Oil specified delivery terminal. Prices to be charged for Mobil Oil fuel to be sold to the Company during the term are based on certain referenced prices plus or minus discounts or premiums. Subject to certain adjustments based upon fuel availability at specified Mobil Oil supply terminals, beginning with the calendar year January 1, 1997, and each succeeding calendar year thereafter, to the extent the Company purchases from Mobil Oil quantities of diesel fuel below the minimum amount required by the agreement, the Company is required to pay Mobil Oil a fee based on the shortfall.

Master Supply Contract for Resale of Oils and Greases

     On January 30, 1997, Mobil Oil and the Company also entered into a 10-year supply agreement whereby the Company will purchase and feature certain Mobil Delvac branded oils and lubricants at the truckstop locations operated by the Company.

Marketing Services Agreement

     At the Closing of the Transactions, Mobil Oil and the Company entered into a ten-year Marketing Services Agreement whereby Mobil Oil provides advice and assistance to the Company on matters concerning the distribution and marketing of fuels and petroleum products, including certain personnel support. In connection therewith, the Company will pay to Mobil Oil an annual marketing services fee of $300,000, payable in two semi-annual installments, and additionally will pay or directly reimburse Mobil Oil for all costs of certain personnel support, including salary compensation, benefits, travel and other out-of-pocket expenses incurred by certain Mobil Oil employees in connection with the Company's business.

Joint Project Development Agreement

     Mobil Oil and the Company have entered into a letter of intent that contemplates definitive agreements with respect to certain projects related to the Company or negotiations in good faith with respect to items which do not by their terms contemplate the execution of a definitive agreement, including the joint development of a truck stop payment card, an on-and-off site fleet billing system for the Company's customers, and establishment of a joint products supply Company.

Secondment Letter Agreement

     The Company has entered into an agreement with Mobil Oil providing for the temporary secondment (or loan) of one of Mobil Oil's employees, Evan C. Brudahl, to the Company. The period of secondment commenced upon the Closing of the Transactions and is contemplated to continue until July 1, 2000 subject to certain termination rights, including the right of Mobil Oil or the employee to terminate the agreement in their discretion. Under the agreement, the Company has the right, if the employee is performing at an unacceptable level, to terminate the secondment period on 120 days' notice. During the secondment period, the loaned employee will continue as an employee of Mobil Oil but will be under the day-to-day supervision of the Company. The Company is responsible for all compensation, benefit and other expenses relating to the secondment of the employee to the Company.

Chartwell Financial Advisory Agreement

     The Company entered into an agreement with Chartwell Investments, providing for the payment of fees and reimbursement of certain expenses to Chartwell Investments for acting as financial advisor with respect to the Transactions, including soliciting, structuring and arranging the financing of the Transactions. The fees, totaling $2.9 million, equal to 1% of the total capitalization of the Company plus 1/2 of 1% of the Expansion Facility and the reimbursement of certain expenses, were paid at the Closing. Mr. Berman and Mr. Shein are directors of the Company and are officers and directors of Chartwell Investments.

Chartwell Management Consulting Agreement

     The Company has entered into a management consulting agreement with Chartwell Investments pursuant to which Chartwell Investments provides the Company with certain management, advisory and consulting services for a fee of $600,000 for each fiscal year of the Company during the term of the agreement, with up to an additional $100,000 payable for each fiscal year, provided that EBITDA, as defined, is at least $45 million, plus reimbursement of certain expenses. The term of the management consulting agreement is ten years commencing on the Closing Date and is renewable for additional one year periods unless the Board of Directors of the Company gives prior written notice of non-renewal to Chartwell Investments. Mr. Berman and Mr. Shein are directors of the Company and are officers and directors of Chartwell Investments.

               DESCRIPTION OF OLD 12 1/2% NOTES AND DEBT WARRANTS

     In 1994, Petro PSC Properties, L.P., a Delaware limited partnership (the predecessor of the Company) and Petro Financial Corporation issued, in units, $100.0 million principal amount of Old 12 1/2% Notes and 100,000 Debt Warrants. The Old 12 1/2% Notes are redeemable at the option of the Company during the 12 month period commencing June 1, 1999 at 103.57% of the principal amount thereof, during the 12 month period commencing June 1, 2000 at 101.79% of the principal amount thereof and thereafter at 100% of the principal amount thereof, in each instance plus accrued and unpaid interest.

     The Old 12 1/2% Notes Indenture contains certain covenants including limitations on indebtedness, limitations on restricted payments, limitations on sales of restricted subsidiary stock, limitations on transactions with affiliates, limitations on liens, limitations on disposition of proceeds of asset sales, limitations on dividends and other payment restrictions affecting restricted subsidiaries and restrictions on mergers and certain transfers of assets. A significant number of these covenants were amended or deleted in the consent solicitation which was a part of the Tender Offer.

     Each Debt Warrant is exchangeable following completion of the first to occur of an initial public offering of common stock of a corporate successor to the Company, a change of control of the Company, or June 1, 1997. As a result of the closing of the Transactions, each Debt Warrant will be exchangeable for a 30 business day period commencing 30 days after the Closing, into $55.38 principal amount of Old 12 1/2% Notes.

     Approximately 94% of the Old 12 1/2% Notes and approximately 99% of the Debt Warrants were acquired by the Company at the closing pursuant to the Tender Offer.

                      DESCRIPTION OF NEW CREDIT AGREEMENT

Commitment

     The Company has entered into New Credit Agreement dated January 30, 1997, with The First National Bank of Boston (the "Agent") individually and as agent for a group of lenders (the "Lenders"), pursuant to which the Company has $25.0 million Revolving Credit Facility, a $40.0 million Expansion Facility, a $14.0 million Term Loan A and a $30.0 million Term Loan B. At the Closing, the Company incurred $20.0 million of Term Loan A borrowings, $6.0 million of which were repaid subsequent thereto. Borrowings under Term Loan A and Term Loan B, the net proceeds of the Offering and the proceeds of the Equity Investment and the Kirschner Investment, were used to finance the Transactions.

     The New Credit Facility contains representations and warranties, funding and yield protection provisions, conditions precedent, financial and other covenants and restrictions, events of default and other provisions customary for bank credit agreements of this type. The following summaries of the material provisions of the New Credit Agreement do not purport to be complete, and such provisions, including definitions of certain terms, are qualified in their entirety by reference to the New Credit Agreement.

General

     The Revolving Credit Facility permits the Company to borrow, repay and reborrow up to $25.0 million at any time until the fifth anniversary of the Closing, the proceeds of which may be used for working capital and other corporate purposes. Up to $5.0 million of the revolving Credit Facility is available for the issuance of standby and documentary letters of credit. The Expansion Facility, the proceeds of which will be used for the acquisition and development of Stopping Centers and stand-alone Petro:Lubes, permits the Company to borrow, repay and reborrow up to $40.0 million at any time until the third anniversary of the Closing (except as to up to $10.0 million, which if not borrowed prior to the third anniversary, may be borrowed prior to the fourth anniversary), and to repay the same in installments on or prior to the fifth anniversary of the Closing. Term Loan A will be repayable in 15 quarterly installments, commencing on September 30, 1997. Term Loan B will be repayable in 26 quarterly installments commencing on September 30, 1997.

Mandatory Prepayments


     The Company is required to make mandatory prepayments in an amount equal to 50% of excess cash flow after permitted capital expenditures for the first two fiscal years after the Closing Date and 75% thereafter, if the Company's consolidated funded indebtedness to consolidated EBITDA, as defined (the "Leverage Ratio") is equal to or greater than 3 to 1. In addition, the Company is required to make mandatory prepayments in the amount of 100% of net proceeds from assets sales in excess of $5.0 million, equity issuances, certain permitted new debt issuances, tax refunds and insurance claims not reinvested within one year. The Company is permitted to make voluntary prepayments at any time.

Interest Rate and Fees

     Borrowings under the Revolving Credit Facility, Term Loan A and the Expansion Facility bear interest at floating rates between: (i) 1.0% and 1.5% (1.5% on the Closing Date) per annum over the higher of the Agent's base rate or the Federal Fund Rate plus 0.5%; or (ii) 2.25% and 2.75% per annum (2.75% on the Closing Date) over the Eurodollar Rate. Borrowings under Term Loan B bear interest at rates between: (i) 2.0% and 2.25% (2.25% on the Closing Date) per annum over the higher of the Agent's base rate or the Federal Fund Rate plus 1/2%; or (ii) 3.0% and 3.25% (3.25% on the Closing Date) over the Eurodollar Rate. The marginal rates are subject to adjustment under the New Credit Agreement, based upon changes in the Company's Leverage Ratio. Eurodollar Rates will be calculated for interest periods of one, two, three or six months, as applicable.

     The Company pays certain fees and commissions to the Agents and Lenders, including an annual administrative fee, commitment fees, a Revolving Credit Facility and Expansion Facility unused commitment fee and letter of credit fee.

Amortization

     Aggregate yearly term loan principal payments under the New Credit Agreement are follows: (i) $2.0 million in 1997; (ii) $3.0 million in 1998;
(iii) $4.5 million in 1999; (iv) $5.5 million in 2000; (v) $1.5 million in 2001;
(vi) $13.5 million in 2002; and (vii) $14.0 million in 2003.

Guarantees and Security

     Borrowings under the New Credit Agreement are secured by substantially all of the Company's assets and the partnership interests of Mobil Long Haul and Chartwell and guaranteed by each of the Company's subsidiaries, which guarantees in turn are secured by substantially all of such subsidiaries' assets.

Covenants; Events of Default


     The New Credit Agreement contains a number of customary covenants, including, among other things, (i) prohibitions and/or limitations on the incurrence of debt, liens, payment of dividends, redemption of partnership interests, investments, transactions with affiliates, mergers, acquisitions and asset dispositions and (ii) financial covenants covering leverage, cash flow, EBITDA, as defined, capital expenditures, minimum net worth and minimum net working capital. The New Credit Agreement also contains customary events of default, including a change of control (which is defined to include the definition of Change of Control in the Indenture).

Conditions

     The New Credit Agreement contains a number of conditions to any subsequent funding by the Lenders, including, among other things, satisfactory appraisals and environmental reports, and the Company's entry into interest rate protection agreements satisfactory to the agent.

                         DESCRIPTION OF THE NEW NOTES

     The Old Notes were issued, and the New Notes will be issued, under an indenture dated as of January 30, 1997 (the "Indenture") among the Company, PFC and State Street Bank and Trust Company (the "Trustee"). For purposes of this section of the Prospectus, references to the "Company" or "PFC" shall mean Petro Stopping Centers, L.P. or Petro Financial Corporation, respectively, without their subsidiaries; references to the "Issuers" shall mean the Company and PFC, and references to an "Issuer" shall mean the Company or PFC. The New Notes will be issued solely in exchange for an equal principal amount of the outstanding Old Notes pursuant to the Exchange Offer. The terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that: (i) the New Notes will have been registered under the Securities Act (and will generally be freely transferable by holders thereof who are not a Restricted Holder); and (ii) the registration rights and contingent interest rate provisions applicable to the Old Notes are not applicable to the New Notes. References in this Section to the "Notes" will be references to the Old Notes and/or the New Notes, depending upon which are outstanding.

     The statements under this caption relating to the Indenture and the Notes are summaries and are not a complete description of the Indenture or the Notes, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions". Unless otherwise indicated, references under this caption to Sections or Articles are references to sections and articles of the Indenture. A copy of the Indenture is available as set forth under "Available Information."

General

     The Notes will mature on February 1, 2007 and will be limited to $135,000,000 in aggregate principal amount. Each Note will bear interest at a rate of 10 1/2% per annum from the date of original issuance until maturity, payable semiannually on February 1 and August 1 of each year, commencing August 1, 1997, to the Person in whose name the Note is registered at the close of business on the January 15 or July 15 next preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360 day year of twelve 30 day months. As described under "-- Exchange Offer; Registration Rights," Additional Interest may accrue and be payable under the circumstances set forth therein. References herein to "interest" shall be deemed to include any such "Additional Interest."

     Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of the Issuers in The City of New York maintained for such purposes, which, initially, will be the office of the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     The Issuers' obligations under the Notes will be guaranteed on a senior unsecured basis by all future Significant Subsidiaries and certain other Restricted Subsidiaries of the Company. For a description of the future guarantees of the Notes, see "-- Future Guarantees by Subsidiaries."

Ranking

     The Notes are senior unsecured obligations of the Issuers and rank senior in right of payment to any future subordinated indebtedness of the Issuers. Loans under the Credit Agreement are secured by substantially all of the

Company's assets and guaranteed by the Company's subsidiaries, which guarantees in turn are secured by substantially all of such subsidiaries' assets. Accordingly, while the Notes rank pari passu in right of payment with the loans under the Credit Agreement and all other liabilities not expressly subordinated by their terms to the Notes, the Notes are effectively subordinated to the loans outstanding under the Credit Agreement to the extent of the value of the assets securing such loans. As of March 31, 1997, the Company had $185.2 million of Senior Indebtedness outstanding, including $44.0 million of loans outstanding under the Credit Agreement.

Sinking Fund

     There are no mandatory sinking fund payment obligations with respect to the Notes.

Optional Redemption

     The Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after February 1, 2002, upon not less than 30 nor more than 60 days notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), if redeemed during the 12 month period beginning February 1, of the years indicated:


                                                  Redemption
       Year                                         Price
       ----                                       ----------

       2002......................................  105.250%
       2003......................................  103.500
       2004......................................  101.750
       2005 and thereafter.......................  100.000

     In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, prior to February 1, 2000, the Issuers may, with the net proceeds of one or more Public Equity Offerings of Qualified Capital Interests in the Company or a Successor Entity, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a Redemption Price (expressed as a percentage of the principal amount to be redeemed) of 110.500%, plus accrued interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the Redemption Date); provided that at least $87.8 of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

     If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate.

Change of Control

     Upon the occurrence of a Change of Control, the Issuers will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuers commence an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 30-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court's or governmental authority's review of or ruling on any materials being employed by the Issuers to effect such Offer to Purchase, so long as the Issuers have used and continue to use their best efforts to make and conclude such Offer to Purchase promptly) and
(ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

     The phrase "all or substantially all," as used in the definition of "Change of Control," has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance how a court interpreting New York law would interpret the phrase.

     The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Issuers or their Affiliates, or a transaction involving a recapitalization of either Issuer, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See "--Amendment, Supplement and Waiver."

     There can be no assurance that the Issuers will have adequate resources to refinance or fund the repurchase of the Notes in the event of a Change of Control. The failure of the Issuers, following a Change of Control, to make an Offer to Purchase or to pay when due the Purchase Price of Notes tendered in conformity with any such Offer will give the Trustee and the Holders the rights described under "Events of Default".

     The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and other securities laws or regulations in connection with any repurchase of the Notes as described above.

     The existence of a Holder's rights to require the Issuers to repurchase Notes in connection with a Change of Control may deter a third party from acquiring the Issuers in a transaction that would constitute a "Change of Control."

     The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

Certain Covenants

     Set forth below are certain covenants contained in the Indenture:

Limitation on Debt

     The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt), unless immediately after giving effect to the Incurrence of such Debt and the receipt and contemporaneous application of the proceeds therefrom, (a) the Interest Coverage Ratio of the Company and its Restricted Subsidiaries for the last four fiscal quarters for which financial information is available at the date of determination (the "Specified Period"), determined on a pro forma basis as if any such Debt, and any other Debt Incurred since the beginning of the Specified Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Specified Period, and any other Debt repaid since the beginning of the Specified Period had been repaid at the beginning of the Specified Period, would be greater than 2.0:1 if the Debt is Incurred prior to

February 1, 1999 and 2.25:1 if the Debt is Incurred thereafter and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

     If, during the Specified Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale or acquisition or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, EBITDA, as defined, and Adjusted Interest Expense for the Specified Period shall be calculated on a pro forma basis giving effect to such Asset Sale or acquisition or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or acquisition or designation had occurred on the first day of the Specified Period.

     If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Specified Period) to both the Incurrence or assumption of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and the inclusion in EBITDA, as defined, of the EBITDA, as defined, of the acquired Person, business, property or assets or redesignated Subsidiary.

     Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

     The Incurrence of Debt solely to develop a Stopping Center shall be determined in accordance with the definition of "Incur" set forth herein.

Limitations on Restricted Payments

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

        (b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the "Limitation on Debt" covenant; and

        (c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the date of initial issuance of the Old Notes shall not exceed the sum (without duplication) of (1) 50% of the Adjusted Net Income (or, if Adjusted Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the initial issuance of the Old Notes occurred and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus (2) 100% of the aggregate net cash proceeds received by the Company subsequent to the initial issuance of the Notes from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company issued after the initial issuance of the Old Notes, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests, less any such proceeds used to redeem Notes in accordance with the second paragraph of "Optional Redemption," plus (3) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the date of the initial issuance of the Old

     Notes, in any Person, resulting from payments of interest on Debt, dividends, repayments of loans or advances (but only to the extent such interest, dividends or repayments are not included in the calculation of Adjusted Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with the Indenture, not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person.

     Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that with respect to clauses (ii), (iii), (iv), (vi) and (vii) below, immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

        (i) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

        (ii) the retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

        (iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company that is subordinate in right of payment to the Notes out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of new subordinated Debt of the Company incurred in accordance with the Indenture;

        (iv) payments due under the Permitted Affiliate Agreements that would otherwise constitute Restricted Payments (other than pursuant to clause (v) below);

        (v) cash distributions by the Company to its partners on its Capital Interests, for so long as it is organized as a partnership or other substantially similar pass-through entity for federal income tax purposes, in aggregate amounts not exceeding the aggregate amount of Permitted Tax Distributions accrued after December 31, 1996;

        (vi) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $750,000 in any fiscal year; and

        (vii) payments that would otherwise constitute Restricted Payments, not to exceed $100,000 in the aggregate.

     The actions described in clauses (i), (ii), (iv), (vi) and (vii) of the immediately preceding paragraph shall reduce, but without duplication, the amount that would otherwise be available for Restricted Payments under clause
(c) of the first paragraph under this "Limitations on Restricted Payments" covenant.

     If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company's financial statements affecting Adjusted Net Income.

     If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above, in each case to the extent such Investments would otherwise be so counted.

     If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the "Limitation on Asset Sales" covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of "Restricted Payments", the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of "Restricted Payments."

     For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the noncash portion of such Restricted Payment.

Limitations on Liens

     The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, without securing the Notes and all other amounts due under the Indenture (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, law or regulation) on the ability of any Restricted Subsidiary to
(i) pay dividends or make any other distributions on its Capital Interests or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary thereof, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof, or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary of the Company, except:

        (a) any encumbrance or restriction in existence on the date of initial issuance of the Notes, including those required by the Credit Agreement;

        (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

        (c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the date of initial issuance of the Old Notes, which are in existence at the time such Person becomes a Restricted Subsidiary but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

        (d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such agreements in the reasonable judgment of the Board of Directors;

        (e) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and

        (f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property.

     Nothing contained in this "Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or
(ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with the Indenture.

Limitation on Issuance and Sale of Capital Interests in Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary of the Company to issue any Capital Interest (other than any required directors' qualifying shares) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary thereof. The Company will not sell, and will not permit any of its Restricted Subsidiaries to sell, any Capital Interests in any Restricted Subsidiary to any Person other than the Company or a Wholly-Owned Restricted Subsidiary unless all such Capital Interests owned by the Company and its Restricted Subsidiaries are sold in one or more contemporaneous transactions; provided, however, that the Company will not sell any Capital Interest in PFC to any Person other than a Wholly-Owned Restricted Subsidiary of the Company.

Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless the Company or such Restricted Subsidiary, as the case may be, (i) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the property or assets sold or otherwise disposed of; (ii) at least 85% of the consideration received by the Company or such Restricted Subsidiary for such property or assets consists of cash or Eligible Cash Equivalents; provided that the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinate to the Notes or any Guarantee thereof by any Restricted Subsidiary) that are assumed or forgiven by the transferee of any such assets will be deemed to be cash for the purposes of this clause (ii); and (iii) the Net Cash Proceeds received by the Company or such Restricted Subsidiary are applied, to the extent the Company elects, (A) to repay and permanently reduce outstanding Permitted Secured Debt or the Old 12 1/2% Notes (including Old 12 1/2% Notes issuable in connection with the Debt Warrants) and to permanently reduce the commitments in respect thereof, provided, however, that such repayment and commitment reduction occurs within 270 days following the receipt of such Net Cash Proceeds or (B) to an investment in Replacement Assets, provided, however, that such investment occurs or the Company or such Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 270th day following receipt of such Net Cash Proceeds (the "Reinvestment Date") and Net Cash Proceeds contractually committed are so applied within 365 days following the receipt of such Net Cash Proceeds. Notwithstanding any provision of this "Limitation on Asset Sales" covenant, Asset Swaps and Fuel Hedging Obligations entered into by the Company or any Restricted Subsidiary in the ordinary course of business shall not be subject to clause (ii) of the immediately preceding sentence.

     Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Replacement Assets and/or repay Permitted Secured Debt or the Old 12 1/2% Notes (including Old 12 1/2% Notes issuable in connection with the Debt Warrants) shall constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Issuers shall make an Offer to Purchase, from all Holders, Notes in an aggregate principal amount equal to the Excess Proceeds, at a Purchase Price in cash equal to 100% of the principal amount thereof, together with accrued interest, if any, to the Purchase Date. If the aggregate principal amount of Notes surrendered by Holders exceeds the amount equal to the Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. To the extent that any amount of Excess Proceeds remains after completion of such Offer to Purchase, the Company may use such remaining amount for general corporate purposes, and the amount of Excess Proceeds shall be reset to zero.

     The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in the event that an Asset Sale Offer is required under the circumstances described therein.

Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Unrestricted Subsidiary or any Affiliate of the Company or any Restricted Subsidiary other than transactions solely among any of the Company and its Restricted Subsidiaries (an "Affiliate Transaction") unless: (i) such business, transaction or series of related transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction between unaffiliated parties; and (ii) with respect to an Affiliate Transaction involving an amount or having a value in excess of $500,000, the Company delivers to the Trustee an officers' certificate stating that such business, transaction or series of related transactions complies with clause (i) above. In the case of an Affiliate Transaction involving an amount or having a value in excess of $2,000,000 but less than or equal to $10,000,000, the Company must obtain a resolution of the Board of Directors (including a majority of Disinterested Directors, if any) certifying that such Affiliate Transaction complies with clause (i) above. In the case of an Affiliate Transaction involving an amount or having a value in excess of $10,000,000, the Company must obtain a written opinion of a nationally recognized investment banking firm or other expert stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view. The foregoing limitation does not limit, and shall not apply to, (1) any transaction or series of related transactions pursuant to the terms of the Permitted Affiliate Agreements, (2) cash distributions permitted under clause
(v) of the second paragraph of the Limitations on Restricted Payments covenant, relating to Permitted Tax Distributions, (3) the payment of reasonable and customary fees to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors and (4) the payment of reasonable and customary compensation to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith. The aggregate management, consulting and similar fees paid by the Company (excluding amounts paid pursuant to the last sentence of this covenant)
(x) to Chartwell shall not exceed $750,000 during any fiscal year and (y) to Mobil Oil shall not exceed $300,000 in any fiscal year; provided that in each case any such fees may accrue but shall not be paid by the Company at any time after the occurrence and during the continuance of a Default or Event of Default until such Default or Event of Default is cured, whereupon such accrued and unpaid fees may be paid in addition to such other permitted fees. The Company may in addition pay advisory fees to an Affiliate of the Company with respect to specific transactions, provided such payments would be permitted under the first paragraph of the Limitations on Restricted Payments covenant. In addition, for purposes of this "Transactions with Affiliates" covenant, any transaction or series of related transactions between the Company or any Restricted Subsidiary and an Affiliate of the Company that is approved by a majority of the Disinterested Directors, if any, shall be deemed to comply with clause (i) above. Notwithstanding the provisions of this covenant, the Company was permitted to pay fees on the Closing Date in connection with the consummation of the Transactions as described in this Prospectus.

Limitation on Sale and Leaseback Transactions

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless (i) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Company, and (ii) immediately prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company could incur at least $1.00 of additional Debt (other than Permitted
Debt) in compliance with the covenant described under "Limitation on Debt."

Provision of Financial Information

     Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will, to the extent accepted by the Commission and not prohibited under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Issuers would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company will also, in any event, (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if the Company were subject thereto and (b) if filing such documents by the Company with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, promptly upon written request, supply copies of such documents to any prospective Holder.

Payments for Consent

     Neither the Company nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Limitation on Creation of Unrestricted Subsidiaries

     The Company may designate any Subsidiary of the Company to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Company may designate any Subsidiary (other than PFC)

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to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital
Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to the first paragraph under "Limitation on Debt" and provided, further, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value or book value of such Subsidiary pursuant to "Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the "Limitation on Debt" covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the "Limitations on Liens" covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

     The Company will not, and will not permit any Restricted Subsidiary to, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes a Restricted Subsidiary), or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any other Person, unless:


        (i) either (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of the Company (such Person, the "Surviving Entity"), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Issuers under the Indenture;

        (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

        (iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the "Limitation on Debt" covenant;

        (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), the Company (or the Surviving Entity if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

        (v) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such

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

     consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition comply with the requirements of the Indenture.

provided, however, that, if, in the good faith determination of the Board of Directors of the Company, (I) the purpose of such transaction is (A) to continue the Company as a corporation or (B) to change the state of organization of the Company or a Restricted Subsidiary, and (II) no material adverse effect on the creditworthiness of the Company (or the Surviving Entity if the Company is not continuing) and its Restricted Subsidiaries, taken as a whole, shall result as a consequence of the transaction, then clauses (iii) and (iv) above shall not apply; it being recognized that such reorganization shall not be considered to have a material adverse effect on the creditworthiness of the Company solely because the Surviving Entity is subject to income taxation.

     For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

     Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company or PFC, as the case may be, under the Indenture with the same effect as if such Surviving Entity had been named as the Company or PFC therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company or PFC, as the case may be, pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Events of Default

 Each of the following is an "Event of Default" under the Indenture:

          (1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

          (2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

          (3) default in the making of an Offer to Purchase as required by the Indenture;

          (4) failure to perform or comply with the Indenture provisions described under "Consolidation, Merger, Conveyance, Lease or Transfer";

          (5) except as permitted by the Indenture, any Guarantee shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company or PFC not to be, in full force and effect and enforceable in accordance with its terms;

          (6) default in the performance, or breach, of any covenant or agreement of an Issuer or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in (1), (2) (3), (4) or (5) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

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

          (7) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $5,000,000, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

          (8) the entry against the Company or any Restricted Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $5,000,000 by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

          (9) certain events in bankruptcy, insolvency or reorganization affecting any Issuer, any Significant Subsidiary or any Guarantor.

     If an Event of Default (other than an Event of Default specified in clause
(9) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (9) above occurs, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see "--Amendment, Supplement and Waiver". The Trustee may withhold from Holders notice of any Default (except in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the best interest of the Holders to do so.

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the Notes prior to February 1, 2002, then the greatest premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

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

     The Issuers will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Issuers also are required to notify the Trustee upon becoming aware of the occurrence of any Default or Event of Default.

Future Guarantees by Certain Subsidiaries

     The Notes will be guaranteed, on a full, unconditional, joint and several and senior unsecured basis as provided therein, by all future direct and indirect Significant Subsidiaries, and each other Restricted Subsidiary of the Company that executes a Guarantee in connection with any other Debt of the Company or any Restricted Subsidiary or otherwise Incurs Debt (including Permitted Debt) other than under the Credit Agreement for so long as such other Debt is so guaranteed or outstanding. Such guarantees will be senior obligations of each Guarantor and will rank pari passu with all existing and future senior Debt of such Guarantor and senior to all subordinated Debt of such Guarantor. Under the provisions of the "Limitation on Liens" covenant, if a Restricted Subsidiary secures any Guarantee of other Debt, it will be required to secure its Guarantee of the Notes equally and ratably, except that this requirement will not apply to Liens to secure such Restricted Subsidiary's Guarantee of Debt which is secured by Permitted Liens. The Indenture provides that the obligations of a Guarantor under its Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under the Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

     The Indenture provides that in the event of a sale or other transfer or disposition of all of the Capital Interests in any Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Capital Interests of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, then such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its Guarantee, as evidenced by a supplemental indenture executed by the Issuers, the Guarantors, if any, and the Trustee, without any further action on the part of the Trustee or any Holder; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the "Limitation on Asset Sales" covenant.

     Any Guarantee by a Restricted Subsidiary (other than a Significant Subsidiary) shall provide by its terms that it shall be automatically and unconditionally released and discharged, as evidenced by a supplemental indenture executed by the Issuers, the Guarantors, if any, and the Trustee, upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Guarantee, except a discharge or release by, or as a result of, payment under such Guarantee.

Amendment, Supplement and Waiver

     Without the consent of any Holders, the Issuers, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Issuers and the assumption by any such successor of the covenants of the Issuers in the Indenture and in the Notes; or (2) to add to the covenants of the Issuers for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuers; or (3) to add additional Events of Default; or (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture,; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

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

     With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuers, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby, (1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or (2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders if required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or (3) modify the obligations of the Issuers to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales, or (4) subordinate, in right of payment, the Notes to any other Debt of the Issuers, or (5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (6) release any Guarantees required to be maintained under the Indenture.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default (1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuers), or (2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

     The Issuers and the Guarantors may terminate the obligations under the Indenture, when (1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable within 60 days or are to be called for redemption within 60 days (a "Discharge") under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, on and interest to the date of deposit or Stated Maturity or date of redemption; (2) the Issuers have paid or caused to be paid all other sums then due and payable hereunder by the Issuers; and (3) the Issuers have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

     The Issuers may elect, at their option, to have their obligations discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuers will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due, (2) the Issuers' obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustee, (4) the Issuers' right of optional redemption, and (5) the defeasance provisions of the Indenture. In addition, the Issuers may elect, at their option, to have their obligations released with respect to certain covenants, including without limitation their obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture ("covenant defeasance") and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes: (1) the Issuers must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuers have made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuers) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes; (2) in the case of defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel stating that
(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur; (3) in the case of covenant defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur; (4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of defeasance, either: (A) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that, based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. government obligations as provided in clause (1) would not constitute a preference voidable under Section 547 or 548 of the federal bankruptcy laws; or (B) no Default or Event of Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day); (5) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such Act); (6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which either of the Issuers is a party or by which it is bound; (7) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and (8) the Issuers shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

     In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event either Issuer becomes insolvent within the applicable preference period after the date of

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

deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of such Issuer, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the estate of the bankrupt Issuer. Similar results may apply upon the insolvency of an Issuer during the applicable preference period following the deposit of monies in connection with covenant defeasance.

The Trustee

     State Street Bank and Trust Company, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes. The Trustee from time to time may extend credit to the Issuers in the ordinary course of business. The Trustee's current address is Two International Place, Fourth Floor, Boston, Massachusetts 02110. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or PFC, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Personal Liability of Stockholders, Partners, Officers or Directors

     No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of either Issuer under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. This limitation of liability does not apply to any claim under the Securities Act or the Exchange Act, and, in purchasing the Notes, a Holder is not waiving any rights under such laws. Likewise, this limitation of liability does not apply to any partner who is a party to an indemnity and hold harmless agreement in favor of the Company and the general and limited partners of the Company.

Governing Law

     The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

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

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

     "Acquired Debt" means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

     "Adjusted Interest Expense" means, for any period, without duplication, an amount equal to the sum of: (i) the aggregate amount of interest charges (excluding fees and expenses incurred at or prior to Closing in connection with the Transactions), whether expensed or capitalized, incurred or accrued by the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period (including non-cash interest payments); plus (ii) to the extent not included in clause (i) above, an amount equal to the sum of: (A) net costs associated with Interest Swap Obligations and Currency Hedge Obligations (including any amortization of discounts); plus (B) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities paid or accrued, or scheduled to be paid or accrued, during such period; plus, (C) dividends on Preferred Interests and Redeemable Capital Interests (if paid to a Person other than the Company or one of its Restricted Subsidiaries) declared and payable in cash; plus (D) the portion of any Attributable Debt in respect of any Sale and Leaseback Transaction that is allocable to interest expense (determined as if such Transaction were treated as a Capital Lease Obligation); plus (E) to the extent any Debt of any other Person is Guaranteed or secured by the Company or a Restricted Subsidiary in the manner described in clause (ix) of the definition of "Debt", the aggregate amount of interest expense of such other Person during such period attributable to any such Debt determined in accordance with GAAP; minus (F) amortization or write-off of deferred financing costs during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt of the Company and its Restricted Subsidiaries prior to the Stated Maturity thereof. For purposes of calculating Adjusted Interest Expense on a pro forma basis, the interest on Debt bearing a floating rate of interest shall be the interest rate in effect at the time of determination (taking into account on a pro forma basis any Interest Swap Obligation applicable to such Debt if such Interest Swap Obligation has a remaining term at the date of determination in excess of 12 months).

     "Adjusted Net Income" means, for any period, the consolidated net income (or net loss) of the Company and its Restricted Subsidiaries determined in accordance with GAAP for such period minus (to the extent made or reserved) Permitted Tax Distributions, plus any Permitted Tax Distributions repaid to the Company; provided that there shall be excluded therefrom, without duplication:
(i) all items classified as extraordinary, unusual or nonrecurring (including fees and expenses incurred at or prior to Closing and write-offs, in each case in connection with the Transactions); (ii) any net loss or net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period; (iii) the net income of any Person acquired by the Company or a Restricted Subsidiary thereof in a pooling-of-interests transaction for any period prior to the date of such acquisition; (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (v) gains (but not losses) in respect of Asset Sales by the Company or its Restricted Subsidiaries; (vi) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the payment of dividends or distributions to such Person is restricted, directly or indirectly, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; and (vii) with regard to any Restricted Subsidiary all of the Capital Interests which are not owned by the Company or another Restricted Subsidiary, any aggregate net income (or loss) in excess of the Company's or such other Restricted Subsidiary's pro rata share of such Restricted Subsidiary's net income (or loss). In computing Adjusted Net Income under clause (c) under the "Limitations on Restricted Payments" covenant, the Company (i) shall use audited financial statements for the portion of the relevant period for which such statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records

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

of the Company for the remaining portion of such period and (ii) shall be permitted to rely in good faith for the balance of the relevant period for which audited financial statements are not available on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing. For purposes of the Indenture, the term "Affiliate", as it relates to the Company, shall include Mobil Oil for so long as Mobil Oil is entitled to designate at least one member of the Board of Directors of the Company.

     "Asset Sale" means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of: (i) Capital Interests in another Person (other than directors' qualifying shares);
(ii) any other property or assets (other than in the ordinary course of business, including any sale or other disposition of obsolete or permanently retired equipment); provided, however, that the term "Asset Sale" shall exclude:
(a) any asset disposition permitted by the provisions described under "Consolidation, Merger, Conveyance, Lease or Transfer" that constitutes a disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole; (b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed $500,000; (c) sales of Eligible Cash Equivalents; (d) the Incurrence of any Lien, to the extent not prohibited by the terms of the Indenture; and (e) sales of Unrestricted Subsidiaries. For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

     "Asset Swap" means any exchange of property or assets of the Company or any Restricted Subsidiary of the Company for property or assets of a third party which consist of property or assets described in clause (d) of the definition of "Permitted Investments."

     "Attributable Debt" under the Indenture in respect of a Sale and Leaseback Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined in good faith by the Board of Directors) and (ii) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means (i) with respect to the Company or any other Restricted Subsidiary, its Board of Directors; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

     "Capital Interests" in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other

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than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangement conveying the right to use) real or personal property of such Person, to the extent such obligations are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The Stated Maturity of any Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease (or other Debt arrangement) prior to the first date upon which such lease (or other Debt arrangement) may be terminated by the user of such real or personal property without payment of a penalty, and the amount of any Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     "Cardwell Group" means James A. Cardwell, Sr., James A. Cardwell, Jr. and their Affiliates.

     "Change of Control" means the occurrence of any of the following events:
(i) prior to a Public Equity Offering, either (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a greater percentage of the Common Interests in the Company than such percentage constituting the "beneficial ownership" of the Permitted Holders in the aggregate or (B) any "person" or "group" other than the Permitted Holders has the power or right to designate a majority of the members of the Company's Board of Directors; (ii) after the consummation of a Public Equity Offering, (A) the Permitted Holders and the Cardwell Group, in the aggregate, cease to be the "beneficial owner," directly or indirectly, of at least 50% of the Common Interests in the Company or any Successor Entity (on a fully-diluted basis) and (B) the Permitted Holders in the aggregate cease to be the "beneficial owner", directly or indirectly, of at least 30% of the Common Interests in the Company or any Successor Entity;
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute 66 2/3% of the Company's Board of Directors then in office; or (iv) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to a Person other than a Restricted Subsidiary of the Company or a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the Permitted Holders.

     "Chartwell" means Chartwell Investments Inc. and its Affiliates.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Interests" of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

     "Consolidated Net Worth" of the Company means, as of any date, the aggregate of capital, surplus and retained earnings of the Company and Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, less all amounts, if any, attributable to Redeemable Capital Interests in such Person.

     "Credit Agreement" means a secured or unsecured credit agreement providing, inter alia, for revolving credit loans, term loans and/or letters of credit between the Company and one or more lenders, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments

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

executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.

     "Currency Hedge Obligations" means the obligations of a Person Incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's exposure to fluctuations in foreign currency exchange rates on Debt permitted under the Indenture.

     "Debt" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, and whether or not contingent, the following: (i) all indebtedness of such Person for money borrowed, excluding any trade payables, other current liabilities incurred in the ordinary course of business and any liability for federal, state or local income taxes or other taxes owed by such Person; (ii) all obligations (other than interest, premium and additional payments, if any) of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Interest Swap Obligations and Currency Hedge Obligations of such Person at the time of determination;
(viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; and (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets. Debt of the Company shall include the Debt Warrants.

     "Debt Warrants" means the exchangeable debt warrants of the Company and PFC issued with the Old 12 1/2% Notes.

     "Default" means any event that is, or after notice or passage of time, or both, would be, any Event of Default.

     "Disinterested Director" means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in the Company.

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

     "EBITDA" means, with respect to the Company and its Restricted Subsidiaries, for any period, the sum of Adjusted Net Income plus, to the extent reflected in Adjusted Net Income for such period from which Adjusted Net Income is determined, without duplication, (i) Adjusted Interest Expense, (ii) income tax expense (or Permitted Tax Distributions in lieu thereof), (iii) depreciation expense, (iv) amortization expense, (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its Stated Maturity and (vi) any other non-cash items reducing Adjusted Net Income; minus any non-cash items increasing Adjusted Net Income.

     "Eligible Bank" means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof and (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500,000,000, the senior Debt of which is rated at least "A-2" by Moody's or at least "A" by Standard & Poor's.

     "Eligible Cash Equivalents" means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 90 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor's or A-2 from Moody's (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor's or Moody's and mature within 90 days after the date of acquisition; (vi) overnight and demand deposits in and bankers' acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses
(i) through (vi).

     "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase."

     "Fair Market Value" means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors.

     "Franchisee Receivables" means fuel, lube, repair and other receivables purchased by the Company or any Restricted Subsidiary from any of their franchisees, licensees or third party contractors operating a Stopping Center affiliated with the Company's network of Stopping Centers.

     "Fuel Hedging Obligations" means the obligations of a Person pursuant to fuel price swap, fuel price cap, fuel price collar and fuel price floor and similar agreements and hedging obligations and arrangements, in the ordinary course of business, designed to protect against or manage such Person's exposure to fluctuations in fuel prices.

     "GAAP" means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination.

                                      104
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     "Guarantee" means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings that correspond to the foregoing).

     "Holder" means a Person in whose name a Note is registered in the security register.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. With respect to Debt the proceeds of which are to be used solely to develop one or more Stopping Centers and to be borrowed pursuant to a binding commitment previously entered into in good faith with a lending institution, the Company or any Restricted Subsidiary shall, at its election, be deemed to have Incurred Debt in a designated amount of up to the completion cost of the project, based on the good faith estimate of management in accordance with past practices and certified and so designated to the Trustee in an officers' certificate, including a resolution of the Board of Directors, at the time of such designation, but only to the extent such proceeds are actually borrowed within 365 days after such delivery date, in which case the excess of the committed amount over the amount actually borrowed shall not be deemed Incurred for the purposes of this definition. "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate incurrence of Debt.

     "Interest Coverage Ratio" means, at any date of determination, the ratio of: (i) EBITDA, as defined, to (ii) Adjusted Interest Expense, in both cases for the Specified Period.

     "Interest Swap Obligations" means the obligations of a Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's exposure to fluctuations in interest rates on Debt permitted under the Indenture.

     "Investment" by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person), including without limitation the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person or the issuance of a "keep well" with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business; and
(c) prepaid expenses and workers' compensation, utility, lease and similar deposits, in the ordinary course of business.

     "Lien" means, with respect to any property or other asset any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Mobil Oil" means Mobil Oil Corporation and its Affiliates.

     "Net Cash Proceeds" means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received net of: (i) all reasonable out-of-pocket expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person, and Permitted Tax Distributions attributable thereto; (ii) all payments made by such Person on any Debt that is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

     "Offer" has the meaning set forth in the definition of "Offer to Purchase".

     "Offer to Purchase" means a written offer (the "Offer") sent by the Issuers by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five business days after the Expiration Date. The Issuers shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuers or, at the Issuers' request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Issuers for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

          (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

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

          (7) that, unless the Issuers default in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Issuers pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

          (8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

          (9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such note at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuers or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuers (or their paying agent) receive, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

          (11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are rendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and

          (12) that, in the case of any Holder whose Note is purchased only in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Affiliate Agreements" means the agreements between and among the Company and each of the Cardwell Group, Mobil Oil and Chartwell, listed in the Indenture in effect immediately after the initial issuance of the Old Notes and as the same may be amended from time to time subject to the provisions of the covenant described under "Transactions with Affiliates," provided that, notwithstanding such covenant, such agreements may be extended from time to time or otherwise amended, to the extent the Board of Directors of the Company has determined in good faith that no material adverse effect on the creditworthiness of the Company and its Restricted Subsidiaries, taken as a whole, shall result as a consequence thereby. See "Certain Relationships and Related Transactions" above.

     "Permitted Debt" means (i) Debt Incurred pursuant to the Credit Agreement (other than pursuant to the first paragraph of the Limitation on Debt covenant or pursuant to clause (xiv) of this definition) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding, less (x) the aggregate amount of all Net Cash Proceeds from any Asset Sale that have been applied to permanently reduce the outstanding amount of Debt under such Credit Agreement borrowed under this clause (i) and (y) the amount of Old 12 1/2% Notes outstanding upon the closing of the Transactions, plus Debt Incurred to redeem such Old 12 1/2% Notes; (ii) Debt outstanding under the Notes and the Old 12 1/2% Notes and contribution, indemnification and reimbursement obligations owed by any Issuer or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes and Old 12 1/2% Notes; (iii) Guarantees of the Notes; (iv) Debt of the Company or any Restricted Subsidiary outstanding at the time of the initial issuance of the Old Notes; (v) Debt owed to and held by the Company or a Wholly-Owned Restricted Subsidiary; (vi) Guarantees Incurred by the Company in the ordinary course of business; (vii) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt (other than Debt Incurred under clauses (i) and (ii) of this definition) is Incurred in accordance with the "Limitation on Debt" covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed; (viii) Debt in respect of performance, surety or appeal bonds provided in the ordinary course of business;
(ix) Debt under Interest Swap Obligations and Currency Hedge Obligations; (x) Debt owed by the Company to any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by a Restricted Subsidiary, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of the Indenture; (xi) Debt Incurred to pay for Notes tendered pursuant to an Offer to Purchase in connection with a Change of Control, provided that (a) the principal amount of such Debt does not exceed the principal of the Notes purchased (plus the amount of reasonable expenses incurred in connection therewith, including the applicable purchase premium, but excluding accrued interest, if any) and (b) such Debt (1) has an Average Life to Stated Maturity at least equal to or greater than the remaining Average Life to Stated Maturity of the Notes and (2) does not mature prior to the Stated Maturity of the Notes; (xii) Debt of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, other than Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be, provided that the sum of the aggregate principal amount of Debt under this clause (xii) plus the aggregate principal amount of Debt under clauses (i), (xiii) and (xiv) shall not exceed $87,000,000;
(xiii) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt Incurred in the ordinary course of business, provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $2,000,000 in the aggregate; (xiv) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and (xv) Refinancing Debt.

     "Permitted Holders" means (i) Chartwell and (ii) Mobil Oil.

     "Permitted Investments" means:

          (a) Investments in existence on the date of initial issuance of the Old Notes;

          (b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

          (c) Eligible Cash Equivalents;

          (d) Investments in property and other assets, including Stopping Centers and Franchisee Receivables, owned or used by the Company or any Restricted Subsidiary in the ordinary course of business;

          (e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiaries;

          (f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

          (g) loans and advances to employees made in the ordinary course of business in an amount not to exceed $750,000 in the aggregate at any time outstanding;

          (h) Interest Swap Obligations and Currency Hedge Obligations;

          (i) non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under the "Limitations on Asset Sales" covenant;

          (j) Fuel Hedging Obligations Incurred in the ordinary course of business;

          (k) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary; and

          (l) Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $5,000,000 at any one time outstanding.

     "Permitted Liens" means (a) Liens existing at the time of the initial issuance of the Old Notes; (b) Liens to secure Debt under the Credit Agreement or Debt Incurred under clause (xiv) of the definition of "Permitted Debt," in the aggregate, of up to $125,000,000 aggregate principal amount, or Liens to secure a Restricted Subsidiary's Guarantee of such Debt under the Credit Agreement; (c) Liens on property or assets of the Company or a Restricted Subsidiary securing Debt Incurred in compliance with clause (xiii) of the definition of "Permitted Debt"; (d) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP); (e) any statutory warehousemen's, materialmen's, landlord's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP); (f) any title exception, easement, right-of-way, lease, sub-lease or other similar Lien that does not materially impair the use or value of the property subject thereto in its use in the business of the Company or a Restricted Subsidiary thereof; (g) Liens on property or other assets (i) in connection with workers' compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the ordinary course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code in connection with a "plan" (as defined in ERISA) (other than any Lien imposed in connection with the Company's 401(k) Plan) or (iv) arising in connection with any attachment or judgment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay; (h) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired; (i) Liens securing Debt of a Restricted Subsidiary to the Company or a Restricted Subsidiary thereof or a Guarantee of Debt of the Company or a Restricted Subsidiary; (j) other Liens incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets that do not materially impair the use or value of the property subject thereto in its use in the business of the Company or such Restricted Subsidiary; (k) Liens securing obligations under Interest Swap Obligations, Currency

Hedge Obligations and Fuel Hedging Obligations Incurred in connection with managing interest or currency risk resulting from or related to a Credit Agreement; and (l) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) through (l); provided that such Liens do not extend to any other property or assets and the principal amount of the Debt secured by such Liens is not increased.

     "Permitted Secured Debt" means any Debt of the Company or any Restricted Subsidiary (plus interest, premium, fees and other obligations associated therewith), and any refinancing, refunding, replacement, renewal or extension thereof, (a) under the Credit Agreement, (b) constituting Purchase Money Debt,
(c) constituting Capital Lease Obligations or (d) secured by Permitted Liens.

     "Permitted Tax Distribution" means for any fiscal year or portion thereof (the "Tax Year") of any Person in which period such Person is a partnership or other substantially similar pass-through entity for federal income tax purposes, distributions to enable the partners or members of such Person to make payments of federal, state and local income taxes (including estimates thereof) in respect of the Taxable Income of such partner or member with respect to each such Tax Year in an aggregate amount equal to the product of (i) the excess of
(A) the sum of the highest marginal federal income tax rate applicable during such Tax Year to either corporations or individuals and the State Income Tax Rate over (B) the product of such federal rate and the State Income Tax Rate and
(ii) such partner's or member's Taxable Income for such Tax Year.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Interests," as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

     "Public Equity Offering" means any underwritten public offering of Capital Interests of the Company or a Successor Entity pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any successor or similar form) under the Securities Act.

     "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase."

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase."

     "Purchase Money Debt" means Debt (i) Incurred to finance the purchase or construction of any assets of such Person or any Restricted Subsidiary and (ii) that is secured by a Lien on such assets where the lender's sole security is to the assets so purchased or constructed, in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP.

     "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase."

     "Qualified Capital Interests" in any Person means a class of Capital Interests other than Redeemable Capital Interests.

     "Redeemable Capital Interests" in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for

Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided, however, that Preferred Interests of the Company or any Restricted Subsidiary thereof that are issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Interests in the event of a change of control of the Company or any Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Redeemable Capital Interests solely by virtue of such provisions.

     "Redemption Price," when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

     "Refinancing Debt" means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that (i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if at all,
(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended, or (b) at least 91 days after the maturity date of the Notes, (iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended, (iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Debt, and (v) such Refinancing Debt is incurred by the same Person (or its successor) that initially incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Wholly-Owned Restricted Subsidiary of the Company.

     "Replacement Asset" means, with respect to any Asset Sale, a property or asset that consists of a Stopping Center or that, as determined by the Board of Directors as evidenced by a board resolution, is used or will be used in the Stopping Center business of the Company or a Restricted Subsidiary or a business reasonably related thereto.

     "Restricted Payment" is defined to mean any of the following:

          (a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company (other than dividends, distributions or payments made solely in Qualified Capital Interests in the Company);

          (b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests) other than the Debt Warrants;

          (c) any payment made by any Restricted Subsidiary of the Company, other than to the Company or another Restricted Subsidiary of the Company, to purchase, redeem, acquire or retire any Capital Interests in a Restricted Subsidiary;

          (d) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of either of the Issuers that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes;

          (e) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment;

          (f) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the greater of the fair market or book value of such Subsidiary; and

          (g) any advisory fee paid to an Affiliate with respect to a specific transaction (other than fees that were payable on the Closing Date upon consummation of the Transactions).

     "Restricted Subsidiary" means any Subsidiary, at least 75% of the outstanding Common Interests of which are owned and controlled, directly or indirectly, by the Company that has not been designated as an "Unrestricted Subsidiary" in accordance with the Indenture.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee thereof by the Company or a Restricted Subsidiary.

     "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act but shall include any direct or indirect Restricted Subsidiary of the Company owning one or more Stopping Centers, but shall not include any Unrestricted Subsidiary.

     "Stated Maturity," when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

     "State Income Tax Rate" means, with respect to any Person, the weighted average highest marginal state and local income tax (inclusive of franchise or other taxes in the nature of income taxes) rates applicable to corporations or to individuals in any state in which such Person does business. The highest applicable marginal state and local income tax rates of the states from which the Person derives net income shall be weighted by the ratio of the Person's net income apportioned to a state by that state to the sum of the Person's net income apportioned to all states in which such Person is doing business.

     "Stopping Centers" means multi-service truck stops or travel plaza facilities, including "full-sized" and "Petro:2" units and Petro:Lube maintenance facilities, which provide services and amenities to commercial truck drivers as well as to other highway motorists and local residents, including without limitation, facilities currently operated by the Company and its Restricted Subsidiaries and businesses related or ancillary thereto.

     "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

     "Successor Entity" means a corporation or other entity that succeeds to and continues the business of Petro Stopping Centers, L.P.

     "Taxable Income" means, with respect to any partner or member of a Person that is a partnership or substantially similar pass-through entity for federal income tax purposes, such partner's allocation of taxable income from such Person for federal income tax purposes inclusive of each item of taxable gain, loss, income, and deduction required to be taken into account separately by the partners or members of such Person and taking into account allocations pursuant to Section 704(c) of the Code. The character of each separately stated item shall be disregarded for purposes of determining Taxable Income; provided, that net capital loss, as defined in Section 1222(10) of the Code, shall not be taken into account in determining Taxable Income.

     "Voting Interests" means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the board of directors or comparable body of such Person.

     "Wholly-Owned" means, with respect to a Subsidiary, any Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

Book-Entry; Delivery and Form

     The Old Notes initially sold to qualified institutional buyers were represented by one fully-registered global note (the "Book-Entry Old Note").
The Book-Entry Old Note was deposited upon issuance with DTC and registered in the name of a nominee of DTC. The Book-Entry Old Note, to the extent directed by holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one or more global New Notes in definitive, fully registered form without coupons (collectively, the "Global Note") registered in the name of DTC or a nominee of DTC (the "Global Note Registered Owner"). No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Notes which have been transferred, if any, to (i) persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act, (ii) any persons who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or (iii) any qualified institutional buyers who elected to take physical delivery of their certificates (collectively referred to herein as the "Non-Global Transferors") were issued, in registered form, without interest coupons ("Certificated Securities"). Upon the transfer to a qualified institutional buyer of such Certificated Securities issued to a Non-Global Transferor, such Certificated Securities will, unless the Global Note has previously been exchanged in whole for such Certificated Securities, be exchanged for an interest in the Global Note.

     New Notes issued to non-qualified institutional buyers in exchange for Old Notes held by such investors will be issued only in certificated, fully registered definitive form. The Global Notes will, upon request, be exchangeable for other New Notes in definitive, fully registered form without coupons in denominations of $1,000 and integral multiples thereof, but only in accordance with DTC's customary procedures. The Global Note will also be exchangeable in certain other limited circumstances. The Issuers, the Trustee and any other agent thereof will be entitled to treat DTC's nominee as the sole owner and holder of the unexchanged portion of the Global Note for all purposes.

     The Global Note. Upon deposit of the Global Note, the DTC will credit the accounts of persons who have accounts with DTC ("participants") or persons who hold interests through participants designated by such person with portions of the Global Note. Ownership of the Notes is shown on, and the transfer of ownership thereof is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

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

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuers expect that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and including the procedures set forth in the Indenture.

     DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certified Securities. If DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by the Company within 90 days, the Issuers will issue Certificated Securities in exchange for the Issuers' Global Note.

Exchange Offer; Registration Rights

     In connection with the issuance of the Old Notes, the Issuers entered into the Registration Rights Agreement pursuant to which they agreed for the benefit of the holders of the Old Notes, that the Issuers would at their cost, (i) within 75 days after the Closing Date, file the Exchange Offer Registration Statement with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes, with terms substantially identical in all material respects to the Old Notes except (a) that the New Notes have been registered under the Securities Act, (b) that the New Notes are not entitled to certain registration rights which are applicable to the Old Notes under the Registration Rights Agreement, and (c) certain contingent interest rate provisions applicable to the Old Notes are not applicable to the New Notes, and (ii) within 135 days after the Closing Date, use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, the Issuers will offer the New Notes in exchange for surrender of the Old Notes. The Issuers will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Issuers pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the Old Note. Interest on the New Notes will accrue from January 30, 1997.

     Based upon existing Commission interpretations set forth in SEC Staff no-action letters to unrelated third parties, the Company believes that the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act must be delivered as required. Broker-dealers may not rely upon such interpretations to resell New Notes received in exchange for Old Notes that represented an unsold allotment from the original sale of Old Notes by the Company, nor may affiliates of the Company rely on such interpretations. The SEC staff has taken the position that broker-dealers receiving New Notes in the Exchange Offer may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. The Issuers have agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of Old Notes that wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Act, of either of the Issuers, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     If on or before the date of consummation the applicable interpretations of the staff of the Commission do not permit the Issuers to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, the Issuers will, at their own expense, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes, (b) use their respective best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their respective best efforts to keep effective the Shelf Registration Statement until three years after its effective date. The Issuers will, in the event of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of the Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Right Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

     If the Issuers failed to comply with the above provisions or if the registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the Old Notes as follows:

          If (i) the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 75 days after the Closing Date;

          (ii) an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 135 days after the Closing Date; and

          (iii) either (A) the Issuers have not exchanged the New Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 45 days after the date on which the Exchange Offer Registration Statement was declared effective or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of its effective date;

(each such event referred to in clauses (i) through (iii) above is a "Registration Default"), the sole remedy available to holders of the Old Notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Old Notes will increase by 50 basis points; and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per annum in excess of 10 1/2%. All Additional Interest will be payable to holders of the Old Notes in cash on the same original interest payment dates as the Old Notes, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Old Notes will revert to 10 1/2%.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available as set forth in "Available Information."

                 DESCRIPTION OF RESTATED PARTNERSHIP AGREEMENT

     On January 30, 1997, the Limited Partnership Agreement of the Company was amended and restated to provide, among other matters, for the new capital and ownership structure of the Company and revised governance provisions. The Cardwell Group's mandatorily redeemable preferred partnership interests accrue cumulative preferred returns at a rate of 8% per annum and the Mobil Long Haul preferred return is 9 1/2%, which preferred returns will accrue, but are only payable in cash if permitted by the Company's then existing debt instruments. The Indenture and the New Credit Agreement restrict the payment of dividends on mandatorily redeemable preferred partnership interests. Accrued but unpaid interest compounds semiannually. The mandatorily redeemable preferred partnership interests will be mandatorily redeemable by the Company 270 days after the tenth anniversary of the date of the Closing, which is subsequent to the maturity date of the Notes. The mandatorily redeemable preferred partnership interests are not convertible into common partnership interests. The Restated Partnership Agreement provides for the general partners of the Company to delegate management of the Company to a Board of Directors (to be comprised of two designees of each of the Cardwell Group, Mobil Long Haul and Chartwell), an Executive Committee (to be comprised of one representative of each of the Cardwell Group, Mobil Long Haul and Chartwell) and an Operating Committee (to be comprised of executives of the Company). Chartwell representatives have the right to nominate two independent directors, subject to the approval of the Executive Committee. Each of the Cardwell Group, Mobil Long Haul and Chartwell have partner veto rights over certain matters relating to the Company. If certain EBITDA, as defined, thresholds are not met by the Company, Chartwell representatives will have the right to cast a majority of the votes of the Board of Directors, the Executive Committee and the Operating Committee, and to remove and replace the Company's management team, including its Chairman, Chief Executive Officer and President.

     The Restated Partnership Agreement requires the Company to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state and local income taxes with respect to allocations of taxable income to such partner by the Company. Historically, aggregate tax distributions to the Company's partners were based on the Company's taxable income. For the fiscal years ended December 30, 1994, December 29, 1995 and December 31, 1996, tax distributions made to the Company's partners were $526,562, $326,236 and $0, respectively. Because tax distributions will in the future be based on separate allocations of taxable income of the Company's partners rather than the taxable income of the Company, the aggregate tax distribution likely will increase by up to approximately $1.2 million per year. Under certain circumstances, the Company's partners receiving tax distributions with respect to allocations of taxable income under the Restated Partnership Agreement will be obligated to repay the portion of such tax distribution that exceeds the amount of a tax distribution that would have been made had tax distributions been based on the Company's taxable income.

                        CERTAIN U.S. TAX CONSIDERATIONS

     Subject to the qualifications set forth below, the following accurately sets forth the anticipated material U.S. federal income tax consequences applicable to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer. The following is limited solely to U.S. federal income tax matters and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed regulations), administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

     The following is limited to holders who hold the Notes as "capital assets" for U.S. federal income tax purposes and does not cover all aspects of federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders. The following does not address U.S. federal income tax consequences that may be applicable to particular categories of shareholders, including insurance companies, tax-exempt persons, financial institutions, dealers in securities, persons with significant holdings of

Company stock, and non-United States persons, including foreign corporations and nonresident alien individuals. The following does not address any tax considerations under the laws of any state, locality, or foreign country.

     The Company has not sought, nor does it intend to seek, a ruling from the IRS as to any of the matters covered by this discussion, and there can be no assurance that the IRS will not successfully challenge the conclusions reached in this discussion. BECAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW DEPEND UPON EACH HOLDER'S PARTICULAR TAX STATUS, AND DEPEND FURTHER UPON U.S. FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS WHICH ARE SUBJECT TO CHANGE (WHICH CHANGES MAY BE RETROACTIVE IN EFFECT), HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

Exchange

     Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, has opined that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other tax event for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Accordingly, there should be no material federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer, and a holder should have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

Interest

     A holder of New Notes will be required to report interest income for federal income tax purposes for any interest earned on the Notes in accordance with such holder's method of tax accounting.

Market Discount

     Under the market discount rules of the Code, an exchanging holder (other than a holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the stated redemption price of the Old Note on the holder's date of purchase exceeded the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holder's holding period for such New Note (which period will include such holder's holding period for the Old Note). In addition, a holder of a Note acquired at market discount may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note. A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not be required to treat any gain recognized as ordinary income (or defer interest deductions) under the market discount rules described above. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

Amortizable Bond Premium

     In general, if a holder's initial tax basis in the Old Notes at acquisition exceeded the amount payable at maturity, the excess will be treated as "amortizable bond premium" (including after the exchange of such Old Notes for New Notes). In such case, the holder may elect under section 171 of the Code to amortize the bond premium annually under a constant yield method. The holder's adjusted tax basis in the Note is decreased by the amount of the allowable amortization. Because the Notes have early call provisions, holders must take such call provisions into account to determine the amount of amortizable bond premium. Amortizable bond premium is treated as an offset to interest received on the obligation rather than as an interest deduction, except as may be provided in Treasury regulations. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held on or acquired after the beginning of the holder's taxable year for which the election is made, and may be revoked only with the consent of the IRS. Holders who acquire their Notes with amortizable bond premium should consult their own tax advisors.

Sale, Exchange, Redemption or Other Disposition of Notes

     On sale, exchange, redemption or other disposition of the Notes, and except to the extent that the cash received is attributable to accrued interest (which generally represents ordinary interest income) or market discount (the tax consequences of which are described above), a holder generally will recognize capital gain or loss measured by the difference between the amount realized and such holder's adjusted tax basis in the Notes redeemed.

Backup Withholding

     Federal income tax backup withholding at a rate of 31 percent on dividends, interest payments, and proceeds from a sale, exchange, or redemption of New Notes will apply unless the holder (i) is a corporation or comes within certain other exempt categories (and, when required, demonstrates this fact) or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. A holder of Notes who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS. The Company will report to the holders of the Notes and the IRS the amount of any "reportable payments" and any amount withheld with respect to the Notes during the calendar year.

                              ERISA CONSIDERATIONS

     Sections 406 and 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code prohibit certain employee benefit plans, individual retirement accounts, individual retirement annuities, and employee annuity plans ("Plans") from engaging in certain transactions with persons who, with respect to such Plan, are "parties in interest" under ERISA or "disqualified persons" under the Code. A violation of these "prohibited transactions" rules may generate excise taxes under the Code and other liabilities under ERISA for such persons. Possible violations of the prohibited transaction rules occur if the Notes are purchased with the assets of any Plan if the Company or any of its affiliates is a party in interest or disqualified person with respect to such Plan, unless such acquisition is subject to a statutory or administrative exemption.

     The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the purchase of the Notes should consult its legal advisors regarding the consequences of such purchases under ERISA and the Code. If the Plan is not subject to ERISA, the fiduciary should consult its legal advisors regarding the consequences of any state law or Code considerations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period until 180 days after the Exchange Offer has been consummated, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period until 180 days after the Exchange Offer has been consummated, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and December 29, 1995 and for each of three years in the period ended December 31, 1996 included in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports appearing herein and are included herein in reliance upon such reports given upon authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Issuers by Akin, Gump, Strauss, Hauer & Feld, L.L.P., a limited liability partnership including professional corporations, 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036, counsel to the Company.

                         INDEX TO FINANCIAL STATEMENTS


                                                                    Page
                                                                 Reference
                                                                 ---------
PETRO STOPPING CENTERS, L.P.

Report of Independent Accountants..................................  F-2

Unaudited Consolidated Balance Sheets as of
  December 31, 1996 and March 31, 1997.............................  F-3

Unaudited Consolidated Statements of Operations for the
  Three Months Ended March 29, 1996 and March 31, 1997.............  F-4

Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended March 29, 1996 and March 31, 1997.............  F-5

Notes to Unaudited Consolidated Financial Statements...............  F-6

Reports of Independent Accountants.................................  F-9

Consolidated Balance Sheets as of December 29, 1995 and
  December 31, 1996................................................  F-11

Consolidated Statements of Operations for the Fiscal Years Ended
  December 30, 1994, December 29, 1995 and December 31, 1996.......  F-12

Consolidated Statements of Changes in Partners' Capital for the
  Fiscal Years Ended December 30, 1994, December 29, 1995 and
  December 31, 1996................................................  F-13

Consolidated Statements of Cash Flows for the Fiscal Years Ended
  December 30, 1994, December 29, 1995 and December 31, 1996.......  F-14

Notes to Consolidated Financial Statements.........................  F-15


                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Partners
Petro Stopping Centers, L.P.


We have reviewed the accompanying consolidated balance sheet of Petro Stopping Centers, L.P. as of March 31, 1997, and the related consolidated statements of operations and cash flows for the three month periods ended March 29, 1996 and March 31, 1997. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


El Paso, Texas
May 15, 1997

                         PETRO STOPPING CENTERS, L.P.
                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                                December 31,   March 31,
                                                                                ------------   ---------
                                                                                    1996         1997
                                                                                    ----         ----
                                Assets

Current assets:
  Cash                                                                              $  3,182    $ 18,304
  Accounts receivable, net of allowance for uncollectible Accounts
    of $321 in 1996 and  $405 in 1997                                                 10,401      12,577

  Inventories                                                                         15,195      14,043
  Other current assets                                                                 1,404       1,465
  Due from affiliates                                                                  2,091       1,816
                                                                                    --------    --------
     Total current assets                                                             32,273      48,205

  Property and equipment, net                                                        159,539     158,134
  Deferred debt issuance and organization costs,  net of
   accumulated amortization of $6,728 in 1996 and $3,668 in 1997                      11,305      17,569
  Other assets                                                                         5,983       5,676
                                                                                    --------    --------

     Total assets                                                                   $209,100    $229,584
                                                                                    ========    ========


              Liabilities and Partners' Capital

Current liabilities:
  Current portion of long-term debt                                                 $  6,928    $  2,750
  Trade accounts payable                                                              15,723      18,181
  Accrued expenses and other liabilities                                              21,160      23,878
  Due to affiliates                                                                    2,325       2,233
                                                                                    --------    --------
     Total current liabilities                                                        46,136      47,042

  Notes payable                                                                       21,639           -
  Long-term debt, excluding current portion                                          138,160     182,465
                                                                                    --------    --------
     Total liabilities                                                               205,935     229,507
                                                                                    --------    --------

  Mandatorily redeemable preferred partnership interests                                   -      19,891
  Commitments and contingencies

  Partners' capital (deficit)                                                          3,165     (19,814)
                                                                                    --------    --------

     Total liabilities and partners' capital                                        $209,100    $229,584
                                                                                    ========    ========

     See accompanying notes to unaudited consolidated financial statements

                         PETRO STOPPING CENTERS, L.P.
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (in thousands)


                                                     Three Months Ended
                                                     ------------------
                                                March 29,           March 31,
                                                  1996                 1997
                                               -----------         -----------
Net revenues (including motor fuel taxes)
  Fuel                                           $110,342             $123,739
  Non-Fuel                                         25,677               27,098
  Restaurant                                       11,906               11,728
                                                 --------             --------
     Total net revenues                           147,925              162,565
                                                 --------             --------

Costs and expenses:
       Cost of sales (including motor fuel
        taxes), exclusive of depreciation
        and amortization                          117,546              131,646

  Operating expenses                               19,698               20,256
  General and administrative                        3,068                3,988
  Depreciation and amortization                     2,958                2,995
                                                 --------             --------

     Total costs and expenses                     143,270              158,885
                                                 --------             --------

     Operating income                               4,655                3,680

Interest expense                                    5,330                5,070
                                                 --------             --------

Loss before extraordinary item                      (675)              (1,390)

Extraordinary item - loss from
 extinguishment of debt                                 -               12,745
                                                 --------             --------


     Net loss                                    $  (675)            $(14,135)
                                                 ========             ========

     See accompanying notes to unaudited consolidated financial statements

                          PETRO STOPPING CENTERS, L.P.
                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                       Three Months Ended

                                                 March 29,            March 31,
                                                   1996                 1997

Cash flows provided by operating activities:
  Net Loss                                       $   (675)          $  (14,135)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
      Loss from extinguishment of debt                  -               12,745
      Depreciation and amortization                 2,958                2,995
      Deferred debt issuance amortization             387                  452
      Accretion of original issue discount            235                   72
      Provision for losses on accounts
       receivable                                      53                   84
  Increase (decrease) from changes in:
      Accounts receivable                          (1,044)              (2,260)
      Inventories                                    (133)               1,152
      Other current assets                           (768)                 (61)
      Due from affiliates                              91                  275
      Due to affiliates                               364                  (92)
      Trade accounts payable                        1,434                2,458
      Accrued expenses and other liabilities        4,289                2,718
         Net cash provided by operating
          activities                                7,191                6,403

Cash flows used in investing activities:
  Purchases of property and equipment              (1,683)                (746)
  Increase (decrease) in other assets, net            147                 (360)
         Net cash used in investing
          activities                               (1,536)              (1,106)


Cash flows provided by (used in) financing
 activities:
  Repayments of notes payable                      (6,500)             (23,639)
  Proceeds from notes payable                       6,000                2,000
  Repayments of long-term debt                     (1,237)            (150,450)
  Proceeds of long-term debt                            -              185,000
  Decrease in cash overdrafts                      (4,277)                   -
  Capital Contribution                                  -               11,047
  Payment of debt issuance costs                        -              (14,133)
         Net cash provided by (used in)
          financing activities                     (6,014)               9,825
 Net increase (decrease) in cash                     (359)              15,122
 Cash, beginning of period                          5,688                3,182
 Cash, end of period                            $   5,329            $  18,304
                                                =========            =========


------------------------------------------------------------------------------
Supplemental cash flow information -
   Non-cash financing activity
    Assignment of mandatorily redeemable
     preferred partnership interests                                 $  19,600
                                                                     =========

     Accrual of preferred return                                     $     291
                                                                     =========

     See accompanying notes to unaudited consolidated financial statements

                         PETRO STOPPING CENTERS, L.P.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS




1)   Basis of Presentation

     The interim consolidated financial statements of Petro Stopping Centers, L.P. (the "Company") are unaudited, and certain information and footnote disclosures normally included in the annual consolidated financial statements have been omitted. While management of the Company believes that the disclosures presented are adequate to make the information not misleading, it is suggested that these statements be read in conjunction with the Company's 1996 annual report on Form 10-K. In the opinion of management, the accompanying unaudited consolidated financial statements contain all necessary adjustments (consisting of only normal recurring adjustments) for 1996 and 1997. The results of operations for the three-month period ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.

     On January 30, 1997 the Company completed a recapitalization (the "Recapitalization"). As part of the recapitalization, affiliates of Chartwell Investments Inc. ("Chartwell") became limited and general partners, an affiliate of Mobil Oil Corporation ("Mobil Long Haul") became a limited partner and Sequoia Ventures, Inc. and Roadside, Inc. (collectively, the "Fremont Partners") sold all their partnership interests (See Note 2).

2)   Recapitalization

     On January 30, 1997, the Company consummated a transaction, in which Chartwell and Mobil Long Haul invested $20.7 million and $15.0 million, respectively (the "Equity Investment"), in order to directly acquire the partnership interests of the Company owned by the Fremont Partners for approximately $25.6 million and invested approximately $10.1 million in the Company. James A. Cardwell, Sr., James A. Cardwell, Jr. and certain of their affiliates (collectively, the "Cardwell Group") maintained their capital investment in the Company. Kirschner Investments ("Kirschner"), a Company franchisee, invested $1.0 million in the Company (the "Kirschner Investment"). Following the Equity Investment and the Kirschner Investment, the common partnership interests of the Company are owned by Chartwell (approximately 50.8%), the Cardwell Group (approximately 39.9%), Mobil Long Haul (approximately 7.4%), and Kirschner (approximately 2.0%), and the preferred partnership interests are owned by Mobil Long Haul ($12.0 million) and the Cardwell Group ($7.6 million). Chartwell and the Cardwell Group own both general and limited partnership interests and Mobil Long Haul and Kirschner own only limited partnership interests. Mobil Oil Company and the Company also entered into certain supply and marketing agreements in connection with the Recapitalization.

     As part of the Recapitalization, the Company issued $135 million of 10 1/2% Senior Notes due 2007, (the "New Notes") and repurchased approximately 94% of its Existing 12 1/2% Senior Notes due 2002 (the "Old Notes") and approximately 99% of its outstanding Debt Warrants.

     The Company also amended its senior collateralized credit facility (the "Old Credit Agreement" and, as amended the "New Credit Agreement"). The New Credit Agreement consists of a $25.0 million revolving credit facility (the "New Credit Facility"), a $14.0 million Term Loan A, a $30.0 million Term Loan B and a $40.0 million expansion facility (the "Expansion Facility"). The New Credit Agreement is collateralized by substantially all of the Company's assets and the partnership interests of Mobil Long Haul and Chartwell and guaranteed by each of the Company's subsidiaries, which guarantees in turn are collateralized by substantially all of such subsidiaries' assets.

     In the first quarter of 1997, the Company recognized an extraordinary charge of $12.7 million relating to amendment of the Old Credit Agreement, retirement of the Old Notes and Debt Warrants and the write-off of deferred debt issuance costs.

                         PETRO STOPPING CENTERS, L.P.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


     Aggregate yearly term loan principal payments under the New Credit Agreement will be as follows: (i) $2.0 million in 1997; (ii) $3.0 million in 1998; (iii) $4.5 million in 1999; (iv) $5.5 million in 2000; (v) $1.5 million in 2001; (vi) $13.5 million in 2002; and (vii) $14.0 million in 2003.

3)   Environmental Liabilities and Expenditures

     Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Accrued liabilities are exclusive of claims against third parties and are not discounted.

4)   Inventories

     The following is a summary of inventories at December 31, 1996 and March 31, 1997:

                                                     1996          1997
                                                     ----          ----
                                                       (in thousands)

Motor fuels and lubricants                        $ 5,074       $ 4,608
Tires and tubes                                     2,993         2,806
Merchandise and accessories                         7,531         7,000
Restaurant and other                                  726           758
  Less reserve for obsolescence                    (1,129)       (1,129)
                                                  -------       -------
  Total inventories                               $15,195       $14,043
                                                  =======       =======

     In connection with new systems implemented in 1996, the Company identified items that were excess or obsolete inventory. The criteria established is merchandise in excess of a one year supply. The Company has established a reserve for obsolete and excess inventory amounting to approximately $1.1 million.

5)   Property and Equipment
     Property and equipment is summarized at December 31, 1996 and March 31, 1997 as follows:

                                                  Estimated
                                                    Useful
                                                    Lives

                                                   (years)      1996      1997
                                                   -------      ----      ----

                                                               (in thousands)

Land                                                   --     $ 34,970  $ 34,970
Buildings and improvements                             30       94,244    94,452
Furniture and equipment                              3-10       40,396    40,937
Leasehold improvements                               7-30       20,238    20,233
Facilities under development                           --          141       141
                                                              --------  --------
                                                               189,989   190,733
Less accumulated depreciation and amortization                  30,450    32,599
                                                              --------  --------
   Net property and equipment                                 $159,539  $158,134
                                                              ========  ========




     Facilities under development include costs associated with new facilities and major renovations of existing facilities. There were no future commitments associated with new construction of facilities at March 31, 1997.

                         PETRO STOPPING CENTERS, L.P.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

6)   Notes Payable

     Notes payable at December 31, 1996 consisted of a five-year revolving credit facility under the Old Credit Agreement under which up to $35,000,000 was available (the "Old Facility"). The Old Credit Facility was to mature in June 1999. Interest was paid monthly at 1.5% over the bank's prime rate or 2.75% over the Eurodollar rate (the rate of which is determined by the Company at time of borrowing). Borrowings under the Old Facility were collateralized by substantially all of the Company's assets. The balance outstanding on the Old Facility was $21,639,000 as of December 31, 1996, all of which was repaid in connection with the amendment and restatement of the Old Credit Agreement in the Recapitalization. There were no borrowings under the New Credit Facility as of March 31, 1997.

     In addition, also outstanding at December 31, 1996 under the Old Facility and March 31, 1997 under the New Credit Facility were standby letters of credit principally related to unfunded insurance claims in the amount of $3,500,000 and other various standby letters of credit of approximately $500,000.

7)   Commitments and Contingencies

     The Company is involved in various litigation incidental to the business for which estimates of losses have been accrued, when appropriate. In the opinion of management, such proceedings will not have a material adverse effect on financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



The Board of Control and Partners
Petro Stopping Centers, L.P.


We have audited the accompanying consolidated balance sheets of Petro Stopping Centers, L.P. as of December 29, 1995 and December 31, 1996 and the related consolidated statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Petro Stopping Centers, L.P. as of December 29, 1995 and December 31, 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




COOPERS & LYBRAND L.L.P.


El Paso, Texas
March 28, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------




The Board of Control and Partners
Petro Stopping Centers, L.P.


Our report on the consolidated financial statements of Petro Stopping Centers, L.P. is included on page 39 of this Form 10-K. In connection with our audit of such consolidated financial statements, we have also audited the related financial statement schedule listed in the index on page 54 of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




COOPERS & LYBRAND L.L.P.



El Paso, Texas
March 28, 1997

                          PETRO STOPPING CENTERS, L.P.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                   December 29,   December 31,
                                                       1995           1996
                                                       ----           ----
                           Assets
Current assets:                                        $  5,688       $  3,182
 Cash
 Accounts receivable, net of allowance for
  uncollectible accounts of $608 in 1995
  and $321 in 1996                                       11,468         10,401
 Inventories                                             16,319         15,195
 Other current assets                                     1,728          1,404
 Due from affiliates                                      1,520          2,091
                                                       --------       --------
  Total current assets                                   36,723         32,273

 Property and equipment, net                            162,348        159,539
 Deferred debt issuance costs and Company
  organization costs, net of accumulated
  amortization of $4,546 in 1995 and
  $6,728 in 1996                                         13,370         11,305
 Other assets                                             9,258          5,983
                                                       --------       --------

  Total assets                                         $221,699       $209,100
                                                       ========       ========

        Liabilities and Partners' Capital

Current liabilities:
 Current portion of long-term debt                     $  4,948       $  6,928
 Trade accounts payable                                  14,188         15,723
 Accrued expenses and other liabilities                  25,166         21,160
 Due to affiliates                                        2,028          2,325
                                                       --------       --------
  Total current liabilities                              46,330         46,136

 Notes payable                                           20,578         21,639
 Long-term debt, excluding current portion              142,866        138,160
                                                       --------       --------
  Total liabilities                                     209,774        205,935
                                                       --------       --------

 Commitments and contingencies

 Partners' capital:
  General partners                                       (7,204)        (8,477)
  Limited partners                                       19,129         11,642
                                                       --------       --------
   Total partners' capital                               11,925          3,165
                                                       --------       --------
   Total liabilities and partners' capital             $221,699       $209,100
                                                       ========       ========

          See accompanying notes to consolidated financial statements

                           PETRO STOPPING CENTERS, L.P.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                       Year Ended    Year Ended    Year Ended
                                      December 30,  December 29,  December 31,
                                          1994          1995          1996
                                      ------------  ------------  -------------
Net revenues (including motor fuel
 taxes):
  Diesel fuel island                      $318,761      $351,136      $435,071
  Restaurant                                43,877        47,387        47,335
  Petro:Lube                                34,160        36,198        44,082
  Travel and convenience stores             54,733        61,590        67,104
  Petro:2                                   26,798        27,734        33,584
  Other                                      9,564         8,970         9,881
                                          --------      --------      --------
    Total net revenues                     487,893       533,015       637,057
                                          --------      --------      --------

Costs and expenses:
  Cost of sales (including motor
   fuel taxes),
    exclusive of depreciation and
     amortization                          373,436       411,894       511,431
  Operating expenses                        64,968        73,052        81,522
  General and administrative                11,448        12,053        13,925
  Employee severance, benefit and
    placement expenses                          --            --         2,534
  Depreciation and amortization              8,851        11,144        12,204
                                          --------      --------      --------
    Total costs and expenses               458,703       508,142       621,616
                                          --------      --------      --------

    Operating income                        29,190        24,873        15,441

Recapitalization costs                          --            --         2,938
Interest expense                            18,711        21,098        21,263
                                          --------      --------      --------

  Income (loss) before
   extraordinary item and
    minority interest                       10,479         3,775        (8,760)

Extraordinary item - write-off of
 debt restructuring costs associated
   with retired debt                         5,250            --            --

Minority interest                              191            --            --
                                          --------      --------      --------

  Net income (loss)                       $  5,038      $  3,775      $ (8,760)
                                          ========      ========      ========


          See accompanying notes to consolidated financial statements

                           PETRO STOPPING CENTERS, L.P.
            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
     Years ended December 30, 1994, December 29, 1995 and December 31, 1996
                                 (in thousands)



                                      General    Limited        Total Partners'
                                     Partners   Partners           Capital
                                     ---------  ---------      ----------------

Balances, December 31, 1993           $(8,890)   $11,932           $ 3,042

  Distributions                           (68)       (44)             (112)
  Net income                              718      4,320             5,038
                                      -------    -------           -------

Balances, December 30, 1994            (8,240)    16,208             7,968

  Conversion of minority interest         506         --               506
  Distributions                           (15)      (309)             (324)
  Net income                              545      3,230             3,775
                                      -------    -------           -------

Balances, December 29, 1995            (7,204)    19,129            11,925

  Net loss                             (1,273)    (7,487)           (8,760)
                                      -------    -------           -------

Balances, December 31, 1996           $(8,477)   $11,642           $ 3,165
                                      =======    =======           =======


          See accompanying notes to consolidated financial statements

                          PETRO STOPPING CENTERS, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                     Year Ended     Year Ended     Year Ended
                                    December 30,   December 29,   December 31,
                                        1994           1995           1996
                                    -------------  -------------  -------------
Net income (loss)                      $   5,038       $  3,775       $ (8,760)
  Adjustments to reconcile net
     income to net cash provided by
     operating activities:
    Depreciation and amortization          8,851         11,144         12,204
    Extraordinary item-write off
     of debt restructuring costs
     associated with retired debt          5,250             --             --
    Deferred debt issuance cost
     amortization                          1,107          1,056          1,485
    Accretion of original issue
     discount                                 --            845            978
    Provision for losses on
     accounts receivable                    (351)           297            215
  Increase (decrease) from changes
   in:
    Accounts receivable                   (1,486)        (2,361)           852
    Inventories                           (1,563)        (1,838)         1,124
    Other current assets                    (962)          (118)           324
    Due from affiliates                    1,559           (545)          (571)
    Due to affiliates                       (889)           436            297
    Trade accounts payable                (1,760)           270          1,535
    Accrued expenses and other
     liabilities                          (1,710)          (195)         4,985
                                       ---------       --------       --------
      Net cash provided by
       operating activities               13,084         12,766         14,668
                                       ---------       --------       --------

  Cash flows used in investing
   activities:
    Purchase of property and
     equipment                            (8,428)       (19,508)        (5,523)
    (Increase) decrease in other
     assets, net                         (10,487)        (1,622)           186
                                       ---------       --------       --------
      Net cash used in investing
       activities                        (18,915)       (21,130)        (5,337)
                                       ---------       --------       --------

  Cash flows provided by
   financing activities:
    Repayments of notes payable          (18,401)       (59,422)       (25,000)
    Proceeds from notes payable           19,401         69,000         26,061
    Repayments of long-term debt        (133,843)        (3,491)        (3,704)
    Proceeds from long-term debt         150,459             --             --
    Distributions to partners               (112)          (324)            --
    Capital contributions                     --             --             --
    Payment of debt issuance costs       (12,180)          (190)          (203)
    Increase (decrease) in cash
     overdrafts                           (3,077)         4,656         (8,991)
    Other, net                               194             --             --
                                       ---------       --------       --------
      Net cash provided by (used
       in) financing activities            2,441         10,229        (11,837)
                                       ---------       --------       --------

  Net increase (decrease) in cash         (3,390)         1,865         (2,506)
  Cash, beginning of period                7,213          3,823          5,688
                                       ---------       --------       --------
  Cash, end of period                  $   3,823       $  5,688       $  3,182
                                       =========       ========       ========
-------------------------------------------------------------------------------
  Supplemental cash flow
   information--
  Interest paid during the
   period, net of capitalized
    interest of $62, $515 and $80
     in 1994, 1995 and 1996            $  19,102       $ 19,785       $ 18,364
  Non-cash transactions--
  Minority interest converted to
   equity                                     --            506             --

          See accompanying notes to consolidated financial statements

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements

(1)  Company Formation and Description of Business
Company Formation

       Petro PSC Properties, L.P. ("Petro Properties"), a Delaware limited partnership, was formed effective April 30, 1992 for the ownership, operation, management and development of the Petro Stopping Centers network. The partners were as follows:

       General Partners
        Petro, Inc.
        Roadside, Inc. ("Roadside"), an entity owned by Fremont Group, Inc.

       Limited Partners
        Various individuals and entities affiliated with Petro, Inc. Fremont Group, Inc.

       Petro, Inc. and the various individuals and entities affiliated with Petro, Inc. are collectively referred to herein as the "Cardwell Group". Roadside and the Fremont Group, Inc. are jointly referred to herein as the "Fremont Group".

       Petro PSC, L.P. ("Petro PSC"), a Delaware limited partnership, was also formed effective April 30, 1992 to manage the day-to-day operations of the Petro Stopping Centers network. At formation, Roadside and Petro, Inc. each received a 1% general partnership interest, and Petro Properties received a 98% limited partner interest in exchange for certain net operating assets.

       Effective December 31, 1994, an Agreement of Merger and Name Change was executed whereby Petro PSC was merged into Petro Properties. The merger was consummated pursuant to the Delaware Revised Uniform Limited Partnership Act.

       As part of the merger, the name of Petro Properties was changed to "Petro Stopping Centers, L.P." referred to herein as the "Company" or the "Partnership." The following table reflects the Partnership ownership interest immediately following the merger:


                                                         Percentage
                                                         ----------
            Partner                   Type of Interest   Interest
            -------                   ----------------   ----------

            Roadside, Inc.            General Partner          .92%
            Petro, Inc.               General Partner        13.53
            Fremont Group, Inc.       Limited Partner        44.25
            James A. Cardwell, Sr.    Limited Partner        35.77
            James A. Cardwell, Jr.    Limited Partner         1.92
            JAJCO II, Inc.            Limited Partner         3.61
                                                            ------
                                                            100.00%
                                                            ======

There was no material financial statement impact resulting from the merger or name change.

       On January 30, 1997 the Company completed a recapitalization. As part of the recapitalization, affiliates of Chartwell Investments Inc. became limited and general partners and an affiliate of Mobil Oil Corporation became a limited partner and the Fremont Group sold all their partnership interests (See Note
17).

Description of Business

       The Company operates large, multi-service truck stops in the United States. The Company's facilities, which are known as "Petro Stopping Centers" (the "Stopping Centers"), are located along interstate highways and typically offer diesel fuel, gasoline, home-style restaurants, truck preventative maintenance centers, travel and convenience stores and a range of other products, services and amenities to commercial truck drivers, as well as other highway motorists and local residents. At December 31, 1996, the Company's network consisted of 42 Stopping Centers located in 27 states, of which 26 were operated by the Company and 16 were franchised.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies
Basis of Presentation

        The accompanying consolidated financial statements of the Company include the consolidated balance sheets, statements of operations, changes in partners' capital and cash flows of Petro Stopping Centers, L.P. and its wholly-owned subsidiaries, Petro Financial Corporation and Petro Distributing, Inc.. All significant interCompany balances have been eliminated in consolidation. Beginning in 1994, the Company adopted a 52/53 week fiscal year, which ends on the Friday closest to December 31. Beginning in 1996, the Company adopted a calendar year fiscal year, which ended on December 31.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Accounts receivable are primarily due from national and regional commercial trucking companies, and include accounts receivable purchased at a discount from the Company's franchisees. The receivables are not collateralized, however the risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across geographic regions. At December 31, 1996, the Company had no significant concentrations of credit risk.

Cash and Cash Equivalents

        The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

        Accounts receivable are reviewed on a regular basis and the allowance for doubtful accounts is established to reserve for specific accounts believed to be uncollectible. In addition, the allowance provides a reserve for the remaining accounts not specifically identified.

Inventories

        Inventories are stated at the lower of cost or market as determined by the first-in, first-out method.

Property and Equipment

        Property and equipment is stated at amortized historical cost. Depreciation and amortization are provided generally under the straight-line method over the estimated useful lives of the respective assets or the lease term, whichever is less. Repairs and maintenance are charged to expense as incurred, and amounted to $2,898,000, $2,893,000 and $2,785,000 for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively. Renewals and betterments are capitalized. Gains or losses on disposal of property and equipment are credited or charged to income.

        Facilities under development are recorded at cost, and include capitalized interest costs associated with the development of a project. These costs are classified as facilities under development until the project is completed, at which time the costs are transferred to the appropriate property and equipment accounts.

Organization Costs

        Costs incurred in connection with the formation of the Company, which primarily include legal expenses, private placement fees and other due diligence expenditures, are being amortized using the straight-line method over a ten-year period.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies (continued)
Debt Issuance Costs

        Costs incurred in obtaining long-term financing are amortized over the life of the related debt using a method which approximates the interest method.

Self Insurance

        The Company is self-insured for general liability, workers' compensation, and group health benefit claims, up to stop-loss amounts ranging from $75,000 to $250,000 on a per-occurrence basis. Provisions for these self-insurance programs are made for both estimated losses on known claims and claims incurred but not reported, based on claims history.

Advertising and Promotion

        Costs incurred in connection with advertising and promotion are expensed as incurred, net of reimbursements from franchisees. Net advertising and promotion expenses of $1,786,000, $1,688,000 and $2,156,000 were incurred for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively, and are included in operating expenses in the accompanying consolidated statements of operations.

Motor Fuel Taxes

        Certain motor fuel taxes are collected from consumers and remitted to governmental agencies by the Company. Such taxes were $140,460,000, $150,360,000 and $175,873,000 for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively, and are included in net revenues and cost of sales in the accompanying consolidated statements of operations.

Environmental Liabilities and Expenditures

        Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Accrued liabilities are exclusive of claims against third parties and are not discounted.

Franchise Revenues

        The Company recognizes net revenue from individual franchises and initial training fees when substantially all significant services to be provided by the Company have been performed. Continuing franchise fees, which are based generally upon a percentage of the franchisees' sales, are recognized monthly as earned. Fees earned from franchises aggregated $2,340,000, $2,926,000 and $3,397,000 during the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively.

Financial Instruments with Off-Balance Sheet Risk

        The Company occasionally utilizes futures and option contracts with the objective of minimizing fuel cost risk due to market fluctuations. Gains and losses resulting from changes in the market value of these contracts are recognized when the related inventory is sold. The Company also enters into futures and options contracts that are not specific hedges and gains or losses resulting from changes in market value of these types of futures contracts are recognized in income currently.

        Interest rate swap agreements are utilized from time to time to manage interest rate exposures. The amount to be paid or received on these agreements is accrued as interest rates change and is recognized over the lives of the respective agreements.

Income Taxes

        The Company is not subject to federal and state income taxes. Results of operations are allocated to the partners in accordance with the provisions of the Company's Partnership Agreement and reported by each partner on their respective federal and state income tax returns. The taxable income or loss allocated to the partners in any one year generally varies substantially from income or loss for financial reporting purposes due to differences between the periods in which such items are reported for financial reporting and income tax purposes.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies (continued)
Development Costs/Preopening Costs

        The Company incurs costs associated with the development and opening of new sites which are separately identifiable and incremental to normal operating expenses. The costs are capitalized as incurred and are amortized against income over a 12 month period following the opening of the location.

(3)  Inventories

        The following is a summary of inventories at December 29, 1995 and December 31, 1996:


                                                             1995     1996
                                                             ----     ----
                                                            (in thousands)
Motor fuels and lubricants                                 $ 3,623  $ 5,074
Tires and tubes                                              3,568    2,993
Merchandise and accessories                                  7,783    7,531
Restaurant and other                                         1,345      726
  Less reserve for obsolescence                                 --   (1,129)
                                                           -------  -------

    Total inventories                                      $16,319  $15,195
                                                           =======  =======

        In connection with new systems implemented in 1996, the Company identified items that were excess or obsolete inventory. The criteria established is merchandise in excess of a one year supply. The Company has established a reserve for obsolete and excess inventory amounting to approximately $1.1 million. The related charge is included in cost of sales in the accompanying 1996 statement of operations.

(4)  Property and Equipment
        Property and equipment is summarized at December 29, 1995 and December 31, 1996 as follows:

                                               Estimated
                                             Useful Lives
                                                (years)        1995       1996
                                             -------------     ----       ----
                                                                (in thousands)

Land                                               --        $ 34,872   $ 34,970
Buildings and improvements                         30          91,644     94,244
Furniture and equipment                          3-10          37,887     40,396
Leasehold improvements                           7-30          20,066     20,238
Facilities under development                       --             157        141
                                                             --------   --------
                                                              184,626    189,989
Less accumulated depreciation and
 amortization                                                  22,278     30,450
                                                             --------   --------
  Net property and equipment                                 $162,348   $159,539
                                                             ========   ========


          Facilities under development include costs associated with new facilities and major renovations of existing facilities. There were no future construction commitments at December 31, 1996.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements



(5)  Operating Leases

          The Company is party to various operating leases. The operating leases are for the lease of a Stopping Center location, office building, truck leases and various equipment leases. The leases contain renewal options varying from automatic annual renewals to three five-year options.

          A summary of future minimum rental payments on operating leases which have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1996, follows:

                                     Related
     Fiscal Year Ending                Party       Other        Total
     ------------------                -----       -----        -----
                                               (in thousands)
     1997                            $ 1,494        $392      $ 1,886
     1998                              1,494         261        1,755
     1999                              1,422          41        1,463
     2000                              1,422          --        1,422
     2001                              1,422          --        1,422
     Later Years                       4,663          --      $ 4,663
                                     -------        ----      -------
     Total minimum lease payments    $11,917        $694      $12,611
                                     =======        ====      =======


     Rent expense under all operating leases was $2,368,000, $2,004,000 and $2,201,000 for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively. Of these rentals, $1,633,000 for 1994, $1,488,000 for
1995 and $1,487,000 for 1996, were paid to related parties of the Company.

(6)  Notes Payable

        Notes payable at December 29, 1995 and December 31, 1996 consisted of a five-year revolving credit facility (the "Credit Facility") under which up to $35,000,000 is available. The Credit Facility matures in June 1999. Interest is paid monthly at 1.5% over the bank's prime rate or 2.75% over the Eurodollar rate (the rate is determined at time of borrowing at the borrower option). The Credit Facility is collateralized by substantially all of the Company's assets. The balance outstanding on the Credit Facility was $20,578,000 and $21,639,000 as of December 29, 1995 and December 31, 1996, respectively, at an average interest rate of 8.65% for 1995 and 8.8% for 1996. The rate was 8.8% at December 31, 1996 (See Note 7).

        The notes payable were refinanced subsequent to December 31, 1996 (See
Note 17).

        In addition, also outstanding at December 29, 1995 and December 31, 1996 under the Credit Facility were standby letters of credit principally related to unfunded insurance claims in the amounts of $2,900,000 and $3,150,000 respectively, and various other standby letters of credit of approximately $500,000.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements



(7)  Long-Term Debt
       Long-term debt at December 29, 1995 and December 31, 1996 is presented below.


                                                              1995       1996
                                                              ----       ----

                                                               (in thousands)
                                                               --------------

 Five-year term note to a bank in an original amount of
 $25,000,000 maturing June 30, 1999. The note is payable
 in 16 consecutive quarterly installments varying from
 $600,000 to $3,500,000 commencing June 30, 1995, which
 aggregated $2,966,000 during 1996.  Interest at either
 the bank's prime rate plus 1.5% or the Eurodollar rate
 plus 2.75% is payable monthly. The rate was 8.68% at
 December 31, 1996. The note is collateralized by
 substantially all of the Company's assets. The notes
 were refinanced subsequent to December 31, 1996 (See
 Note 17).                                                   $ 22,760   $ 19,794

 Seven-year term note to a bank in an original amount of
 $25,000,000 maturing June 30, 2001. The note is payable
 in 24 consecutive quarterly installments varying from
 $400,000 to $3,000,000 commencing June 30, 1995 which
 aggregated $739,000 during 1996.  Interest at either the
 bank's prime rate plus 2% or the Eurodollar rate plus
 3.25% is payable monthly.  The effective rate was
 9.1172% at December 31, 1996 as a result of an interest
 swap agreement (the "Swap") with the lender as required
 under the loan agreement.  The Swap expires on June 30,
 1999.  The note is collateralized by substantially all
 of the Company's assets.  The notes were refinanced and
 the swap extinguished subsequent to December 31, 1996
 (See Note 17).                                                23,749     23,010

 12 1/2% Senior Notes due 2002 (the "Notes") in an
 original aggregate principal amount of $100,000,000, net
 of original issue discount.  Based on the issue price of
 the Notes and assuming the Warrants will be exchanged
 for additional Notes, the yield to maturity, determined
 by semi-annual compounding of interest, is approximately
 13.25% per year.  Interest on the Notes is payable on
 June 1 and December 1 of each year beginning December 1,
 1994.  The notes are not collateralized. Approximately
 94% of the notes were repurchased subsequent to December
 31, 1996 (See Note 17).                                       96,832     97,173

 100,000 Exchangeable Debt Warrants, net of original issue
 discount.  The Warrants will become exchangeable during
 a 30-business day exchange period following the first to
 occur of (an "Exchange Event") (i) the completion of an
 initial public offering of common stock of a corporation
 that succeeds to and continues the business of the
 Company (the "Successor Corporation"); (ii) a Change of
 Control (as defined in the Indenture for the Notes) or
 (iii) June 1, 1997.  If the Exchange Event is a Change
 of Control or June 1, 1997, the Warrants will be
 exchangeable by the holders thereof, for no additional
 consideration, for $5,538,000 aggregate principle amount
 of additional Notes.  If the Exchange Event is an
 initial public offering, each Warrant will be
 exchangeable into Notes as described above or into 3% of
 the fully diluted shares of common stock of the
 Successor Corporation. Approximately 99% of the warrants
 were redeemed subsequent to December 31, 1996 (See Note
 17).                                                           4,473      5,111
                                                             --------   --------

 Total long-term debt                                         147,814    145,088
 Less current portion                                           4,948      6,928
                                                             --------   --------
 Long-term debt, excluding current portion                   $142,866   $138,160
                                                             ========   ========


                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements

(7)  Long-Term Debt (continued)

  The Indenture for the Notes and the Credit Facility agreement each contain certain covenants, including without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on sales of restricted subsidiary stock; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on disposition of proceeds of asset sales; (vii) limitation on distributions and other payment restrictions affecting restricted subsidiaries;
(viii) restrictions on mergers and certain transfers of assets and (ix) in the case of the Credit Facility financial covenants covering leverage, cash flows, capital expenditures, fixed charge coverage, ratio of loans to appraised value of the Company's travel plaza facilities and cumulative net income.

  Estimated principal payment requirements on long-term debt prior to the Recapitalization were as follows:


Fiscal Year
  Ending                      (in thousands)
  ------                      --------------
   1997                            $  6,928
   1998                               7,000
   1999                               7,917
   2000                               8,908
   2001                              10,809
   Thereafter                       103,526
                                   --------
   Total                           $145,088
                                   ========

  In 1994, the Company incurred an extraordinary charge of $5,250,000 for the write off of (i) the unamortized debt issuance costs associated with the Company's prior revolving credit facility and certain mortgage notes payable to various lenders and (ii) the prepayment premium paid in connection with the repayment of certain of these facilities.

(8)  Accrued Expenses and Other Liabilities

  The following is a summary of accrued expenses and other liabilities at December 29, 1995 and December 31, 1996:

                                                        1995          1996
                                                        ----          ----

                                                          (in thousands)
                                                          --------------

Accrued expenses
  Employee related expenses                             $ 5,174        $ 7,748
  Taxes payable-sales, fuel and property                  5,224          5,088
  Other                                                   2,306          4,497
Cash overdrafts                                           8,991             --
Due to franchisees                                        3,471          3,827
                                                        -------        -------
                                                        $25,166        $21,160
                                                        =======        =======

(9)  Related Party Transactions

     Amounts due to and from affiliates as of December 29, 1995 and December 31, 1996 consist of the following:

                                                           1995           1996
                                                           ----           ----

                                                              (in thousands)
                                                              --------------
Due from affiliates:
   C&R Distributing, Inc.                               $   719        $ 1,370
   Bordentown Junction Truck Stop                            87             51
   El Paso Tire Center                                       --             10
   Petro Truckstops, Inc.                                   378            336
   Highway Service Ventures, Inc.                            --             35
   Other                                                    336            289
                                                        -------        -------
                                                        $ 1,520        $ 2,091
                                                        =======        =======
Due to affiliates:
   Bordentown Junction Truck Stop                       $   365        $   394
   El Paso Amusement Company                                128            194
   Highway Service Ventures, Inc.                         1,309          1,524
   C&R Distributing, Inc.                                   226            213
                                                        -------        -------
                                                        $ 2,028        $ 2,325
                                                        =======        =======

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements

(9)  Related Party Transactions (continued)

  Fuel and credit card receivable sales aggregating $4,301,000, $4,022,000 and $4,567,000 for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively, were made to C&R Distributing, Inc. ("C&R") at the Company's cost. C&R sales of fuel and lubricants and truck hauling fees, aggregating $5,547,000, $7,857,000 and $11,432,000 for the years ended
December 30, 1994, December 29, 1995 and December 31, 1996, respectively, were charged to the Company.

  As part of the organization of the Company in 1992, the Cardwell Group negotiated rights to receive revenues (the "Coinage Arrangement") from certain specified activities at 14 Stopping Centers (such as video games, pay telephone services and rental of retail space). In 1994, the Coinage Arrangement was terminated pursuant to the terms of the contracts establishing such arrangements by payment of approximately $9,440,000 to the Cardwell Group; subsequent revenues belong to the Company. The Cardwell Group received approximately $988,000 for the year ended December 30, 1994 under the Coinage Arrangement.

  Since June 1993, the two Stopping Centers located in Louisiana have featured video poker games housed in a separate on-site facility and operated by a third party, Petro Truckstops, Inc., an affiliate who, under terms of a contract, turns over a specified portion of the revenue generated from the machines.
Petro Truckstops, Inc. pays 95% of revenue collected to the Company and retains 5% for operating expenses in accordance with a lease agreement. Payments to the Company under this arrangement aggregated $3,218,000 during 1994, $2,383,000 during 1995 and $1,979,000 during 1996. During 1996, Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operation of video poker machines. On November 5, 1996, the parish in which the Shreveport unit is located voted to continue to allow video poker operations, while the parish in which the Hammond unit is located voted to disallow video poker operations. The phase out period for the Hammond location is through June 1999. During the year ended December 31, 1996, the Hammond location generated approximately $841,000 of revenue from video poker.

  Management fees of $250,000 were earned by the Fremont Group for each of the years ended December 30, 1994, December 29, 1995 and December 31, 1996, in accordance with terms of the Company's Partnership Agreement.

  Each of the affiliates identified in the table above, is owned or controlled to some degree by a member or members of the Cardwell Group. Related party transactions, other than those specifically discussed above, generally arise in the ordinary course of business as a result of the Company's purchase of trade accounts receivable or receipt of franchisee fees from certain related parties who own properties which are part of the Company's network. All significant related party transactions have been appropriately reflected in the footnotes and accompanying consolidated financial statements.

(10)  Partners' Capital

  Under the terms of the Company's Partnership Agreement, the Company is required to distribute to the partners, on a pro rata basis in accordance with ownership percentage interests, an amount calculated based upon allocated taxable income using certain state and federal tax rates. The payments are to be made on or before the estimated tax payment dates, which are April 15, June 15, September 15 and December 15. Debt agreements restrict distributions upon certain debt covenant violations.

  As of December 31, 1996, the historical net book value of assets and liabilities was approximately $32,000,000 greater than the associated net tax basis of those assets and liabilities.

(11)  Employee Benefits

  The Company sponsors a defined contribution retirement plan under Internal Revenue Code Section 401(k) covering substantially all of its employees.
Company contributions equal 50% of the participants' contributions up to 2% of the participants' annual salary and aggregated $115,484, $132,593 and $138,000 for the years ended December 30, 1994, December 29, 1995 and December 31, 1996, respectively.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements

(12)  Employee Equity Plan

     The Company will establish an equity incentive plan to attract and retain key personnel, including senior management, and to enhance their interest in the Company's continued success. The Company anticipates that the aggregate equity issued pursuant to such plans and any future plans will be between 5% and 10% of the fully diluted equity of the Company.

(13) Contingencies

     The Company is involved in various litigation incidental to the business for which estimates of losses have been accrued, when appropriate. In the opinion of management, such proceedings will not have a material adverse effect on the consolidated financial position or results of operations.

(14)  Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is presented in accordance with the requirements of SFAS No. 107. The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies.

      As of December 29, 1995 and December 31, 1996, the carrying amounts of certain financial instruments employed by the Company, including cash, accounts receivable, trade accounts payable and amounts due from/to affiliates are representative of fair value because of the short-term maturity of these instruments. The carrying amount of notes payable approximate fair value due to the floating nature of the interest rate. The fair value of the long-term debt has been estimated based on quoted market prices for the same or similar issues or by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The fair value of all derivative financial instruments is the amount at which they could be settled, based on quoted market prices or estimates obtained from dealers. The following table reflects the carrying amount and estimated fair value of the Company's financial instruments:

                                                 Year Ended,

                                         1995                    1996
                                  -----------------       ------------------

                                  Carrying              Carrying
                                   Amount   Fair Value   Amount   Fair Value
                                  --------  ----------  --------  ----------
                                                (in thousands)

Balance sheet financial instruments
  Long-term debt                   $147,814  $145,509   $145,088  $142,825
Other financial instruments
  Interest rate swap agreements          --    (1,220)        --      (535)

Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company uses derivatives to manage well-defined interest rate and commodity price risks.

     1.  Interest Rate Swap Agreements

          At December 31, 1996, the Company was party to an interest rate swap agreement with an aggregate notional principal amount of $25,000,000. Under the agreement, the Company pays a fixed rate of 7.07% and receives a floating rate based on LIBOR on the aggregate principal amount as determined in three month intervals. The transaction effectively changes a portion of the Company's interest rate exposure from a floating rate to a fixed rate basis. The effect of the swap was to increase the rate by 1.07% which resulted in additional interest expense of approximately $249,000. The swap was extinguished subsequent to December 31, 1996.

          The primary risks associated with swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts. Based on review and assessment of counterparty risk, the Company does not anticipate non-performance by the other party. The Company does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of counterparties.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements

(14) Financial Instruments (continued)

     2.  Futures Contracts

       The Company occasionally utilizes futures and option contracts with the objective of minimizing fuel cost risk due to market fluctuations. During 1994, the Company realized gains of approximately $94,000 pertaining to futures contracts. There were no contracts outstanding at December 29, 1995 and December 31, 1996.

(15) Environmental Matters

     The Company is subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. The Company has accrued for certain environmental remediation activities consistent with the policy set forth in Note 2. At December 31, 1996, such accrual amounted to approximately $217,000 and, in management's opinion, was appropriate based on existing facts and circumstances. Under the most adverse circumstances, however, this potential liability could be significantly higher. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position or results of operations of the Company. At December 31, 1996 the Company has recognized approximately $256,000 in the consolidated balance sheet related to recoveries of certain remediation costs from third parties.

(16)  Selected Quarterly Financial Data (unaudited)


                                             (in thousands)
                                             --------------
                               First      Second       Third       Fourth
                              Quarter     Quarter     Quarter      Quarter
                              -------     -------     -------      -------
1995
  Net revenues               $125,948     $131,562    $137,384     $138,121

  Operating income              6,711        6,817       7,184        4,161

  Net income                    1,554        1,446       1,908       (1,133)

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements

(16)  Selected Quarterly Financial Data (unaudited)(continued)


                              First     Second     Third       Fourth
                             Quarter    Quarter   Quarter     Quarter(a)
                             -------    -------   -------     ----------
1996
  Net revenues               $147,925   $156,077   $160,530    $172,525

  Operating income              4,655      5,924      6,216      (1,354)

  Net income (loss)              (675)       626        969      (9,680)

________________
(a) Fourth quarter of 1996 decline in operating income and net income is due principally to the following items: (1) Earnings reflect the impact due to lack of management direction and focus on the business during the change in management structure that was in process as a result of the Recapitalization and sale of the Partnership interests involving the sale of the partnership interest. (2) In addition to the decline in performance in the fourth quarter, the quarter also reflects adjustments relating to establishment of inventory reserves, insurance reserves, employee severance, benefit and placement expenses as well as recapitalization costs amounting to approximately $1,400,000, $500,000, $2,534,000, and $2,938,000
     respectively. (See further discussion at Note 17).

(17) Recapitalization

     On January 30, 1997, the Company consummated a transaction entered into in October 1996, in which Chartwell, Mobil Long Haul and the Cardwell Group entered into an agreement under which Chartwell and Mobil Long Haul invested $20.7 million and $15.0 million, respectively (the "Equity Investment"), in order to directly acquire the partnership interests of the Company owned by the Fremont Partners for approximately $25.6 million and invested approximately $10.1 million in the Company. The Cardwell Group maintained its capital investment in the Company. Kirschner Investments ("Kirschner"), a Company franchisee, invested $1.0 million in the Company (the "Kirschner Investment"). Following the Equity Investment and the Kirschner Investment, the common partnership interests of the Company are owned by Chartwell (approximately 50.8%), the Cardwell Group (approximately 39.9%), Mobil Long Haul (approximately 7.4%), and Kirschner (2.0%), and the mandatorily redeemable preferred partnership interests are owned by Mobil Long Haul ($12.0 million) and the Cardwell Group ($7.6 million). Chartwell and the Cardwell Group own both general and limited partnership interests and Mobil Long Haul and Kirschner own only limited partnership interests. Mobil Oil Company and the Company also entered into certain supply and marketing agreements.

     As part of the Recapitalization, the Company issued $135 million of 10 1/2% Senior unsecured notes due 2007, (the "New Notes") and repurchased approximately 94% of the Existing 12 1/2% Senior Notes due 2002 and approximately 99% of outstanding Debt Warrants.

     The Company also replaced its senior collateralized credit facility (the "Existing Credit Agreement") with a new senior collateralized credit facility (the "New Credit Agreement"). The New Credit Agreement consists of a $25.0 million revolving credit facility (the "Revolving Credit Facility"), a $14.0 million Term Loan A, a $30.0 million Term Loan B and a $40.0 million expansion facility (the "Expansion Facility"). The New Credit Agreement is collateralized by substantially all of the Company's assets and the partnership interests of Mobil Long Haul and Chartwell and guaranteed by each of the Company's subsidiaries, which guarantees in turn are collateralized by substantially all of such subsidiaries' assets.

     In the first quarter of 1997, the Company will recognize an extraordinary charge of $13.5 million relating to amendment of the Existing Credit Agreement, retirement of the Existing Notes and Debt Warrants and the write-off of deferred financing costs.

     Aggregate yearly term loan principal payments under the New Credit Agreement will be as follows: (i) $2.0 million in 1997; (ii) $3.0 million in 1998; (iii) $4.5 million in 1999; (iv) $5.5 million in 2000; (v) $7.5 million in 2001; (vi) $13.5 million in 2002; and (vii) $14.0 million in 2003.

                         Petro Stopping Centers, L.P.
                  Notes to Consolidated Financial Statements



(17) Recapitalization (continued)

  During 1996, the Company recognized recapitalization costs of approximately $2.9 million relating to professional fees associated with the Recapitalization.

  The following Unaudited Condensed Pro Forma Consolidated Balance Sheet of the Company as of December 31, 1996 is prepared to present the capitalization of the Company as if the Recapitalization had occurred on that date (in thousands).


                                 December 31,                   December 31,
                                     1996       Pro Forma           1996
                                  Historical   Adjustments      Pro Forma(a)
                                 ------------  -----------      -------------
                                                                 (unaudited)

                  Assets
                  ------
Current assets:
 Cash                                $  3,182  $    15,592 (e)    $ 18,774
 Other                                 29,091           --          29,091
                                     --------  -----------        --------
  Total current assets                 32,273       15,592          47,865

 Property and equipment, net          159,539           --         159,539
 Deferred debt issuance and
  Company organization
  costs, net                           11,305        5,373 (c)      16,678

 Other assets                           5,983           --           5,983
                                     --------  -----------        --------
  Total assets                       $209,100  $    20,965        $230,065
                                     ========  ===========        ========

   Liabilities and Partners' Capital
   ---------------------------------
Current liabilities:
 Total current liabilities           $ 46,136  $    (5,934)(b)    $ 40,202

Notes payable                          21,639      (21,639)(b)          --

Long-term debt, excluding
 current portion                      138,160       50,879 (b)     189,039
                                     --------  -----------        --------

 Total liabilities                    205,935       23,306         229,241

Preferred partnership interest             --       19,600 (d)      19,600
Partners' capital                       3,165      (21,941)        (18,776)
                                     --------  -----------        --------

 Total liabilities and
  partners' capital                  $209,100     $ 20,965        $230,065
                                     ========  ===========        ========


Notes to Unaudited Condensed Pro Forma Consolidated Balance Sheet:

(a)  Pro forma as if the Recapitalization had occurred on December 31, 1996.

(b) To reflect (i) the sale of the New Notes, net of repurchase of the Existing Notes and Debt Warrants, including accretion to face amounts and premiums and payment of accrued interest; (ii) replacement of the Existing Credit Agreement with the New Credit Agreement and (iii) termination of the existing interest rate swap agreement.

(c) To reflect payment of new debt issuance costs reduced by write-off of existing debt issuance costs.

(d) To reflect assignment of mandatorily redeemable preferred partnership interests of $19.6 million.

                             Petro Stopping, L.P.
                  Notes to Consolidated Financial Statements




(17)  Recapitalization (continued)

(e)    To reflect (in millions):

                 Sale of New Notes                      $  135.0

                 Repurchase of Existing Notes and Debt
                 Warrants, Swap termination costs and
                 accrued interest                         (117.9)
                 Payment of debt issuance costs           ( 12.6)
                 Capital contribution                       11.1
                                                        ---------
                                                        $   15.6
                                                        =========

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

  Section 17-108 of the Delaware Uniform Partnership Law (the "UPL") provides, in substance, that Delaware limited partnerships shall have the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions as are set forth in its partnership agreement.

  Pursuant to Section 17-108 of the UPL, Article 7 of the Company's Third Amended and Restated Limited Partnership Agreement (the "Partnership Agreement") (filed as Exhibit 3.2 to this Registration Statement) provides that the Company shall indemnify any current or former partner, member of the board of directors or officer to the fullest extent permitted by law with respect to any liability, damage, loss, injury, expense and cost to any person for any act or omission performed or omitted: (a) in good faith on behalf of the Company; (b) in a manner reasonably believed by such partner, officer or director to be within the scope of the authority granted to such partner, officer or director by the Partnership Agreement or the board of directors; and (c) in a manner not constituting willful misconduct, fraud, gross negligence, or breach of such partner's, officer's or director's fiduciary duty of loyalty.

  Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Paragraph Seven of PFC's Certificate of Incorporation (the "Certificate of Incorporation") (filed as Exhibit 3.3 to this Registration Statement) eliminates the liability of PFC's directors to PFC or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

  Section 7 of Article V of PFC's Bylaws (filed as Exhibit 3.4 to this Registration Statement) provides that PFC shall indemnify to the fullest extent permitted by the DGCL its current and former directors and officers and persons serving as directors and officers of any corporation at the request of the Company. The Company also maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

  Section 145 of the DGCL provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.

  Reference is made to the Note Registration Rights Agreement (incorporated by reference as Exhibit 4.8 to this Registration Statement), which provides for indemnification for the directors and officers of the Company signing a Registration Statement and certain control persons of the Company against certain liabilities, including those arising under the Securities Act in certain circumstances by selling Holders and participating broker-dealers.

  Reference is made to the Financial Advisory Agreement (incorporated by reference as Exhibit 10.40 to this Registration Statement), which provides that the Company shall indemnify and hold Chartwell Investments Inc. ("Chartwell Investments"), its officers, employees and agents (each an "Indemnified Party") harmless against liability, claim, loss or expenses to which an Indemnified Party may become subject as a result of the performance of the financial advisory services described in such agreement, except liabilities arising from an Indemnified Party's bad faith, gross negligence or willful misconduct. Mr. Berman and Mr. Shein, directors of the Company, are also officers and directors of Chartwell Investments and, therefore, are covered by such indemnification provisions.

  Reference is made to the Management Consulting Agreement (incorporated by reference as Exhibit 10.41 to this Registration Statement), which provides that the Company shall indemnify and hold the Indemnified Parties harmless against any liability, claim, loss or expenses to which an Indemnified Party may become subject as a result of the performance of the consulting services described in such agreement, except liabilities arising from an Indemnified Party's bad faith, gross negligence or willful misconduct. Mr. Berman and Mr. Shein, directors of the Company, are also officers and directors of Chartwell Investments and, therefore, are covered by such indemnification provisions.

Item 21.   Exhibits and Financial Statement Schedules

  (a)      Exhibits

  3.1(aa) Amended and Restated Certificate of Limited Partnership of the Company dated as of January 30, 1997.

  3.2(aa) Third Amended and Restated Limited Partnership Agreement of the Company, dated as of January 30, 1997, by and among the Petro, Inc., James A. Cardwell, Sr., James A. Cardwell, Jr., JAJCO II, Inc., Petro Holdings GP Corp, Petro Holdings LP Corp., Mobil Long Haul Inc. and Kirschner Investments.

  3.3(bb)      Certificate of Incorporation of Petro Financial Corporation.

  3.4(bb)      Bylaws of Petro Financial Corporation.

  4.1(ee) Indenture, dated as of May 24, 1994, among the Company, Petro Financial Corporation and First Trust National Association, as trustee, for the Company's $100,000,000 principal amount 12 1/2% Senior Notes due 2002.

  4.2(ee)      Form of 12 1/2% Senior Note due 2002.

  4.3(ee) Guarantee Agreement, dated as of May 24, 1994, between the Company and First Trust National Association.

  4.4(ee) Warrant Agreement, dated as of May 24, 1994, among the Company, Petro Financial Corporation and First Trust National Association.

  4.5(ee)      Specimen of Exchangeable Debt Warrant

  4.6(aa) Indenture dated as of January 30, 1997 among the Company, Petro Financial Corporation and State Street Bank and Trust Company, as trustee, relating to the Company's $135,000,000 principal amount 10 1/2% Senior Notes due 2007.

  4.7(aa)      Form of 10 1/2% Senior Note due 2007.

  4.8(aa) Note Registration Rights Agreement, dated as of January 30, 1997, by and among the Company, Petro Financial Corporation and CIBC Wood Gundy Securities Corp. and Morgan Stanley Incorporated.

  4.9(aa) Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 30, 1997, among the Company, the Lenders party thereto, and The First National Bank of Boston, as Agent.

  4.10(aa) First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement and Limited Waiver, dated as of February 12, 1997, among the Company, the Lenders party thereto, and The First National Bank of Boston, as Agent.

  5.1*         Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               concerning the legality of the 10 1/2% Senior Notes.

  8.1*         Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               concerning certain tax matters.

  10.1(bb)     Form of the Company's Franchise Agreement.

  10.2(aa) Schedule of Existing Franchise Agreements (including franchises in which James A. Cardwell has an interest: Florence, SC; Elkton, MD; Ruther Glen, VA; and Carnesville, GA).

  10.3(bb)     Surety Drive Lease Agreement, dated April 30, 1992, between James
               A. Cardwell and the Company.

  10.4(bb) Agreement relating to trademark license for Bordentown, New Jersey, dated April 30, 1992, between the Company and Petro, Inc.

  10.5(bb) Petro:Tread Lease Agreement, dated April 30, 1992, between James Arthur Lyle and the Company.

  10.6(bb) Lease Agreement relating to Louisiana liquor sales, dated April 30, 1992, between the Company and Petro, Inc.

  10.7(bb) Servicing Agreement relating to Louisiana liquor sales, dated April 30, 1992, between the Company and Petro, Inc.

  10.8(bb) Lease Agreement relating to Arlington, Texas liquor sales, dated April 30, 1992, between the Company and CYMA Development Corporation.

  10.9(bb) Servicing Agreement relating to Arlington, Texas liquor sales, dated April 30, 1992, between the Company and CYMA Development Corporation.

  10.10(bb)    Lease Agreement relating to Texas convenience store liquor sales, dated April 30, 1992, between the Company and C and PPR, Inc.

  10.11(bb)    Servicing Agreement relating to Texas convenience store liquor sales, dated April 30, 1992, between the Company and C and PPR, Inc.

  10.12(dd)    Sublease and Services Agreement relating to Shreveport, Louisiana liquor sales, dated April 8, 1994, between the Company and Petro
               Truckstops, Inc.

  10.13(dd)    Sublease and Services Agreement relating to Shorter, Alabama liquor sales, dated April 13, 1994, between the Company and Petro, Inc.

  10.14(bb)    Lease relating to the Effingham, Illinois Stopping Center, dated
               May 23, 1990, between Truck Stop Property Owners, Inc. and Petro,
               Inc.

  10.15(bb)    Lease with Option to Purchase, dated September 9, 1983, among
               Vaugn O. Seale, Francine S. Dodson, Hazel S. Darouse and Metro
               Hammond, Inc.

  10.16(bb)    Profit Participation Agreement, dated March 1, 1993, between
               Pelican Gaming, Inc. and Petro Truckstops, Inc.

  10.17(dd)    Amended and Restated Sublease and Services Agreement dated to be effective as of February 26, 1993, between the Company and Petro
               Truckstops, Inc.

  10.18(bb)    Agreement and General Release, dated February 22, 1993, among the
               Company, Petro PSC Properties, L.P., Petro, Inc., Arcadian
               Management Corporation and William J. La Croix.

  10.19(cc)    Agreement relating to the purchase of Chevron brand and other petroleum products of

               Chevron U.S.A. Products Company for the Shorter, Alabama convenience store (facility no. 13929), between the Company and C&R Distributing, Inc.

  10.20(cc)    Agreement relating to the purchase of Chevron brand and other petroleum products of Chevron U.S.A. Products Company for the Bucksville, Alabama convenience store (facility no.13817), between the Company and C&R Distributing, Inc.

  10.21(cc)    Agreement relating to the purchase of Chevron brand and other petroleum products of Chevron U.S.A. Products Company for the Kingston springs, Tennessee convenience store (facility no.
               13928), between the Company and C&R Distributing, Inc.

  10.22(cc)    Agreement relating to the purchase of Chevron brand and other petroleum products of Chevron U.S.A. Products Company for the Vinton, Texas convenience store (facility no. 7-5661), between the Company and C&R Distributing, Inc.

  10.23(cc)    Agreement relating to the purchase of Chevron brand and other petroleum products of Chevron U.S.A. Products Company for the El
               Paso, Texas convenience store (facility no. 20-1602), between the Company and C&R Distributing, Inc.

  10.24(aa)    Distributor Sales Agreement (Branded) Renewal Offer dated
               November 1, 1996, between Exxon Company, U.S.A. and the Company.

  10.25(bb)    Split Dollar Life Insurance Agreement, dated May 7, 1993, among the Company and James A. Cardwell, Jr. and Ellis O. Mayfield, Co-
               Trustees of the Jack and Evonne Cardwell Trust Number Two dated
               March 16, 1987.

  10.26(aa)    Amended Split Dollar Life Insurance Agreement, dated as of May 1,
               1995, among the Company, James A. Cardwell, Jr., Trustee of the
               James A. and Evonne Cardwell Trust Number Two and James A.
               Cardwell, Jr., Trustee of the James A. Cardwell Trust No. Three.

  10.27(ff)    Lease and Services Agreement, dated January 26, 1995, between the
               Company and Petro Truckstops, Inc.

  10.28(ff)    Lease and Services Agreement, dated February 10, 1995, between the Company and Petro Beverage, Inc.

  10.29(aa)    Omnibus Agreement by and among James A. Cardwell, Sr., James A.
               Cardwell, Jr., JAJCO II, Petro Inc., Mobil Long Haul Inc., Petro
               Holdings GP Corp., Petro Holdings LP Corp., the Company and
               Kirschner Investments Company dated as of October 18, 1996 (the
               "Omnibus Agreement").

  10.30(aa)    Amendment No. 1 to the Omnibus Agreement, dated as of January 30,
               1997.

  10.31(aa)    Subscription Agreement, dated as of January 30, 1997, by and between Kirschner Investments and the Company.

  10.32(aa)    Employment Agreement, dated January 30, 1997, by and between
               James A. Cardwell, Sr. and the Company.

  10.33(aa)    Employment Agreement, dated January 30, 1997, by and between
               James A. Cardwell, Jr. and the Company.

  10.34(aa)    Employment Agreement, dated December 16, 1996, by and between
               Larry Zine and the Company.

  10.35(aa)    PMPA Distributor Motor Fuels Franchise Agreement, dated January
               30, 1997, by and between Mobil Oil and the Company.

  10.36(aa)    Marketing Services Agreement, dated January 30, 1997, by and between Mobil Oil and the Company.

  10.37(aa)    Memorandum of Understanding - Joint Project Development, dated
               January 30, 1997, by and between Mobil Oil and the Company.

  10.38(aa)    Secondment Agreement, dated January 30, 1997, by and between
               Mobil Oil and the Company.

  10.39(aa)    Master Supply Contract for Resale of Oils and Greases, dated
               January 30, 1997, by and between Mobil Oil and the Company.

  10.40(aa)    Financial Advisory Agreement, dated January 30, 1997, by and between Chartwell Investment and the Company.

  10.41(aa)    Management Consulting Agreement, dated January 30, 1997, by and between Chartwell Investment and the Company.

  10.42(aa)    Product Services Agreement, dated January 30, 1997, by and between C&R Distributing, Inc., a Texas corporation,and the Company.

  10.43(aa)    Petro/El Paso Amusement Services Agreement, dated January 30,
               1997, by and between El Paso Vending and Amusement Company, a
               Texas general partnership, and the Company.

  10.44(aa)    Display Space Agreement, dated January 30, 1997, by and between
               Motor Media, Inc., a Texas corporation, and the Company.

  10.45(aa)    Second Amended and Restated Indemnity and Hold Harmless
               Agreement, dated January 30, 1997, by James A. Cardwell, Sr. for the benefit of Petro Holdings GP Corp., Petro, Inc., the Company and Petro Financial Corporation.

  10.46(aa)    Second Amended and Restated Indemnity and Hold Harmless
               Agreement, dated January 30, 1997, by James A. Cardwell, Jr. and for the benefit of Petro Holdings GP Corp., Petro, Inc., the
               Company and Petro Financial Corporation.

  10.47(aa)    Second Amended and Restated Indemnity and Hold Harmless
               Agreement, dated January 30, 1997, by JAJCO II for the benefit of Petro Holdings GP Corp., Petro, Inc., the Company and Petro
               Financial Corporation.

  10.48(aa)    Indemnity and Hold Harmless Agreement, dated January 30, 1997, by
               Petro, Inc. for the benefit of Petro Holdings GP Corp., Petro,
               Inc., the Company and Petro Financial Corporation.

  10.49(aa)    Second Amended and Restated Indemnity and Hold Harmless
               Agreement, dated January 30, 1997, by Arcadian Management
               Corporation, a Colorado corporation, for the benefit of Petro
               Holdings GP Corp., Petro, Inc., the Company and Petro Financial
               Corporation.

  10.50(aa)    Interest Purchase Agreement among Sequoia Ventures Inc.,
               Roadside, Inc., Chartwell, Mobil Long Haul and the Company dated as of October 18, 1997.

  10.51(bb)    Southwestern Bell Telephone Company Multi-State License Agreement
               for placement of Public Telephone Equipment, dated April 1, 1993, between the Company and Southwestern Bell Telephone Company.

  10.52(bb)    Southwestern Bell Telephone Company Public Telephone License
               Agreement, dated May 16, 1990, between Southwestern Bell
               Telephone Company and Petro, Inc.

  10.53(gg)    Form of Key Employee Incentive Compensation Plan.

  10.54(aa)    1996 Management Incentive Plan

  12.(hh)      Statement of Computation of Financial Ratios.

  21.(aa)      Subsidiaries of the Company.

  23.1*        Consent of Independent Auditors (Coopers & Lybrand L.L.P.).

  23.2*        Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
               Exhibit 5.1).

  24.(hh) Power of Attorney of the Company and PFC (included as part of the signature page).

  25.(hh)      Statement of Eligibility of Trustee.

  27.(hh)      Financial Data Schedule.

  99.1*        Letter of Transmittal.

  99.2*        Notice of Guaranteed Delivery.


-------------------------
(aa) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
(bb) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-76154).
(cc) Incorporated by reference to the Company's Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 33-76514).
(dd) Incorporated by reference to the Company's Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 33-76154).

(ee) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the three months ended March 30, 1994.

(ff) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1995.
(gg) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1995.

(hh) Incorporated by reference to the Company's Registration Statement on Form S-4 (Registration No. 333-25189) filed with the Commission on
     April 15, 1997.

*    Filed herewith.

(b)  Financial Statement Schedules

                          PETRO STOPPING CENTERS, L.P.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                            Additions
                              Balance at   charged to     Amount
                              beginning       costs      charged    Balance at
                              of period   and expenses     off     end of period
                              ----------  -------------  --------  -------------

                                                      (in thousands)
                                                       ------------
Year ended December 30, 1994
  Allowance for doubtful
   accounts                       $1,020         $(351)      $216           $453
                                  ======         =====       ====           ====

Year ended December 29, 1995
  Allowance for doubtful
   accounts                       $  453         $ 297       $142           $608
                                  ======         =====       ====           ====

Year ended December 31, 1996
  Allowance for doubtful
   accounts                       $  608         $ 215       $502           $321
                                  ======         =====       ====           ====

Item 22.  Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the UPL, the DGCL, the Amended and Restated Partnership Agreement, the Certificate of Incorporation and the Bylaws, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrants hereby undertake to respond to requests for information that are incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on the 30th day of May, 1997.

                       PETRO STOPPING CENTERS, L.P.

                       By:   /s/ James A. Cardwell, Sr.
                            --------------------------------------
                            James A. Cardwell, Sr.
                            President and Chairman of the
                            Board of Directors


                       PETRO FINANCIAL CORPORATION

                       By:   /s/ James A. Cardwell, Sr.
                            --------------------------------------
                            James A. Cardwell, Sr.
                            President and Chairman of the
                            Board of Directors

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                          PETRO STOPPING CENTERS L.P.

Signature                                  Title                      Date
--------------------------------------------------------------------------------

/s/ James A. Cardwell, Sr.   President (Principal Executive     May 30th, 1997
---------------------------  Officer) and Chairman of the
James A. Cardwell, Sr.       Board of Directors

Larry Zine*                  Chief Financial Officer            May 30th, 1997
---------------------------  (Principal Financial Officer)
Larry Zine

David A. Haug*               Chief Accounting Officer           May 30th, 1997
---------------------------  (Principal Accounting Officer)
David A. Haug

Evan Brudahl*                Director                           May 30th, 1997
---------------------------
Evan Brudahl

James A. Cardwell, Jr.*      Director                           May 30th, 1997
---------------------------
James A. Cardwell, Jr.

Todd R. Berman*              Director                           May 30th, 1997
---------------------------
Todd R. Berman


---------------------------  Director                           May 30th, 1997
Lynne M. Lachenmyer

Michael S. Shein*            Director                           May 30th, 1997
---------------------------
Michael S. Shein


                          PETRO FINANCIAL CORPORATION


/s/ James A. Cardwell, Sr.     President (Principal Executive
---------------------------    Officer) and Director               May 30, 1997
James A. Cardwell, Sr.


Larry Zine*                    Chief Financial Officer (Principal
---------------------------    Financial Officer and Principal
Larry Zine                     Accounting Officer) and Director    May 30, 1997


James A. Cardwell, Jr.*        Director                            May 30, 1997
---------------------------
James A. Cardwell, Jr.

*By: /s/  James A. Cardwell, Sr.
     ---------------------------
     James A. Cardwell, Sr.
     Attorney-in-Fact

                               INDEX TO EXHIBITS
                               -----------------

                                                                    Sequentially
Exhibit                                                               Numbered
Number                      Exhibit                                    Page(s)
------                      -------                                 ------------

5.1       Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          concerning the legality of the 10 1/2% Senior Notes.

8.1       Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          concerning certain tax matters.

23.1      Consent of Independent Auditors (Coopers & Lybrand L.L.P.)

23.2      Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          (included in Exhibit 5.1).

99.1      Letter of Transmittal.

99.2      Notice of Guaranteed Delivery.